Exhibit 4.1

Reference is made to the Second Amended and Restated Term Loan / Notes / Revolving Facility Lien Subordination and Intercreditor Agreement dated as of November 22, 2019, among Citibank, N.A., as agent for the Revolving Facility Secured Parties referred to therein, Citibank, N.A., as agent for the Term Facility Secured Parties referred to therein, Citibank, N.A., as agent for the Notes Secured Parties referred to therein, Holdings, the Borrowers and the Subsidiary Guarantors named therein (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “ABL Intercreditor Agreement”). Notwithstanding any other provision contained herein, this Agreement, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement and, to the extent provided therein, the applicable Junior Secured Obligations Security Documents (as defined in the Intercreditor Agreement).

INDENTURE

Dated as of November 22, 2019

among

HOUGHTON MIFFLIN HARCOURT PUBLISHERS, INC.,

HOUGHTON MIFFLIN HARCOURT PUBLISHING COMPANY

HMH PUBLISHERS LLC,

as the Issuers,

EACH OF THE GUARANTORS PARTY HERETO,

U.S. BANK NATIONAL ASSOCIATION,

as Trustee, and

CITIBANK, N.A.,

as Notes Collateral Agent

9.000% SENIOR SECURED NOTES DUE 2025

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Section 13.13	Severability	148
Section 13.14	Counterpart Originals	148
Section 13.15	Table of Contents, Headings, etc.	148
Section 13.16	Intercreditor Agreements	148
Section 13.17	USA Patriot Act	149

Exhibit A	Form of Note
Exhibit B	Form of Certificate of Transfer
Exhibit C	Form of Certificate of Exchange
Exhibit D	Form of Supplemental Indenture To Be Delivered By Subsequent Guarantors
Exhibit E	Form of Junior Lien Intercreditor Agreement

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INDENTURE, dated as of November 22, 2019, among Houghton Mifflin Harcourt Publishers Inc., a Delaware corporation, Houghton Mifflin Harcourt Publishing Company, a Massachusetts corporation, and HMH Publishers LLC, a Delaware limited liability company (the “Issuers”), each of the Guarantors (as defined herein) listed on the signature pages hereto, U.S. Bank National Association, as trustee (the “Trustee”) and Citibank, N.A. as notes collateral agent (the “Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Issuers have duly authorized the creation of an issue of $306,000,000 aggregate principal amount of 9.000% Senior Secured Notes due 2025 (the “Initial Notes”); and

WHEREAS, the Issuers have duly authorized the execution and delivery of this Indenture.

NOW, THEREFORE, the Issuers, the Guarantors, the Trustee and the Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders.

ARTICLE I

DEFINITIONS

Section 1.01    Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that shall be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“ABL Collateral Agent” means Citibank, N.A., as collateral agent under the ABL Facility.

“ABL Facility” means the asset based credit facility under the credit agreement, dated as of the Issue Date, by and among the Issuers, the lenders party thereto in their capacities as lenders thereunder and Citibank, N.A., as administrative agent, and the other agents and grantors from time to time party thereto, including any agreements, collateral documents, guarantees, instruments, mortgages and notes executed in connection therewith, and any amendments, extensions, modifications, refinancings, refundings, renewals, restatements, or supplements thereof and any one or more notes, indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that extend, refinance, refund, renew, replace or defease any part of the loans, notes, other credit facilities or commitments thereunder, including any such refinancing, refunding or replacement facility or indenture that increases the amount that may be borrowed thereunder or alters the maturity of the loans thereunder or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or other agent, lender or group of lenders or investors.

“ABL Intercreditor Agreement” means the intercreditor agreement, dated as of the Issue Date, between the Collateral Agent, the collateral agent in respect of the New Senior Credit Facilities, the collateral agent in respect of the ABL Facility, and each other collateral agent from time to time party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“ABL Obligations” means “Obligations” as defined in the ABL Facility or the substantially equivalent definition under any successor agreement to the ABL Facility.

“ABL Priority Collateral” means “ABL Priority Collateral” as defined in the ABL Intercreditor Agreement.

“Acquired EBITDA” means, with respect to any Acquired Entity or business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or business or Converted Restricted Subsidiary, as applicable, all as determined on a consolidated basis for such Acquired Entity or business or Converted Restricted Subsidiary, as applicable.

“Acquired Indebtedness” means, with respect to any specified Person,

(1)    Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, consolidating or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and

(2)    Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the acquisition by Holdings or any Restricted Subsidiary of all or substantially all the assets of a person, product line, division or line of business of such person, or not less than 100% of the Equity Interests (other than directors’ qualifying shares) not previously held by Holdings and its Subsidiaries of a person so long as such acquisition is permitted under Section 4.07.

“Additional First Lien Obligations” means any Indebtedness having Pari Passu Lien Priority relative to the Notes with respect to the Collateral (which Lien is permitted under this Indenture); provided that an authorized representative of the holders of such Indebtedness shall have executed a joinder to the Security Agreement, the First Lien Intercreditor Agreement and other applicable Security Documents.

“Additional First Lien Secured Parties” means the holders of any Additional First Lien Obligations and any trustee, authorized representative or agent of such Additional First Lien Obligations.

“Additional Notes” means additional Notes (other than the Initial Notes) issued from time to time under this Indenture in accordance with Sections 2.01 and 4.09 hereof.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common Control with such specified Person.

“Agent” means any Registrar, Transfer Agent or Paying Agent.

“Applicable Collateral Agent” has the meaning assigned to such term in the First Lien Intercreditor Agreement; provided that if the First Lien Intercreditor Agreement is terminated in accordance with the terms thereof and not replaced by an intercreditor agreement on substantially similar terms, then “Applicable Collateral Agent” shall mean the Collateral Agent.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(a)    1.0% of the principal amount of such Note on such Redemption Date; and

(b)    the excess, if any, of (i) the present value at such Redemption Date of (A) the redemption price of such Note at February 15, 2022 (such redemption price being set forth in Section 3.07(c) hereof and in Section 5(c) of such Note), plus (B) all required remaining interest payments (calculated based on the cash interest rate) due on such Note through February 15, 2022 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (ii) the principal amount of such Note on such Redemption Date.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and/or Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(a)    the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of Holdings or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(b)    the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions;

in each case, other than:

(1)    any disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged or worn out equipment, property or other assets and scrap in the ordinary course of business, any disposition of inventory or goods (or other assets) in the ordinary course of business or the disposition of property or equipment no longer used or useful in the business of Holdings and its Restricted Subsidiaries;

(2)    (i) the disposition of assets or properties that constitute all or substantially all of the assets or properties of Holdings and its Subsidiaries which are Restricted Subsidiaries, taken as a whole, in a manner permitted pursuant to the provisions described under Section 5.01 hereof and (ii) any disposition that constitutes a Change of Control pursuant to this Indenture;

(3)    the making of any Restricted Payment that is permitted to be made, and is made, under Section 4.07 hereof or the making of any Permitted Investment;

(4)    any disposition of property or assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $30.0 million per transaction or series of related transactions and $50.0 million in the aggregate in any fiscal year;

(5)    any disposition of property or assets or issuance of securities by a Restricted Subsidiary to Holdings or by Holdings or a Restricted Subsidiary to another Restricted Subsidiary;

(6)    to the extent allowable under Section 1031 of the Code, any exchange of like property or assets (excluding any boot thereon) for use in a Similar Business;

(7)    the sale, lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business;

(8)    any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(9)    foreclosures, condemnation, expropriation or any similar action with respect to assets, involuntary loss or damage to or destruction of any property or assets and the disposition of property or assets received upon foreclosure by Holdings or a Restricted Subsidiary or the granting of Liens not prohibited by this Indenture;

(10)    any disposition of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties as set forth in binding joint venture or similar agreements;

(11)    any financing transaction with respect to property built or acquired by any Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by this Indenture;

(12)    the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of Holdings are not material to the conduct of the business of Holdings and its Restricted Subsidiaries taken as a whole;

(13)    voluntary terminations of Hedging Agreements;

(14)    the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business;

(15)    any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(16)    the unwinding of any Hedging Agreements;

(17)    the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law;

(18)    dispositions in connection with Permitted Liens and related transactions; and

(19)    the disposition of any assets (including Equity Interests) (i) acquired in a transaction after the Issue Date, which assets are not useful in the core or principal business of Holdings and its Restricted Subsidiaries, or (ii) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the reasonable determination of Holdings to consummate any acquisition.

“Bankruptcy Code” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Board of Directors” means the Board of Directors of Holdings or any duly authorized committee thereof.

“Business Day” means each day which is not a Legal Holiday.

“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of Holdings and its consolidated Restricted Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of Holdings for such period prepared in accordance with GAAP and (b) Capital Lease Obligations or Synthetic Lease Obligations incurred by Holdings and its consolidated Restricted Subsidiaries during such period. Notwithstanding the foregoing, Capital Expenditures shall not include (a) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time as the proceeds of such disposition, (b) the purchase of plant, property or equipment made in accordance with the second paragraph of “Repurchase at the Option of Holders – Asset Sales” to the extent made with the Net Proceeds of such Asset Sale, (c) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire assets or properties useful in the business of Holdings and the Restricted Subsidiaries within 365 days of receipt of such proceeds, (d) interest capitalized during such period, (e) expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding Holdings or any Restricted Subsidiary thereof) and for which neither Holdings nor any Restricted Subsidiary thereof has provided, or is required to provide or incur, any consideration or obligation to such third party or any other person (whether before, during or after such period), (f) the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a Capital Expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and such book value shall have been included in Capital Expenditures when such asset was originally acquired, or (g) expenditures that constitute Permitted Acquisitions or Acquisitions. For the avoidance of doubt, Capital Expenditure will be deemed to include the capitalized portion of pre-publication and pre-production costs.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee, that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of such Person; provided, however, that for purposes of this definition and any related calculations, all obligations of Holdings and its Restricted Subsidiaries that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on December 15, 2018 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capital Lease) regardless of any change in GAAP following December 15, 2018 (or any change in the implementation in GAAP for future periods that were contemplated as of December 15, 2018).

“Capital Lease Obligations” of any Person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as Capital Leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided, however, that for purposes of this definition and any related calculations, all obligations of Holdings and its Restricted Subsidiaries that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on December 15, 2018 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capital Lease) regardless of any change in GAAP following December 15, 2018 (or any change in the implementation in GAAP for future periods that were contemplated as of December 15, 2018).

“Cash Equivalents” means:

(1)    United States dollars;

(2)    (i) Canadian dollars, pounds sterling, euro, or any national currency of any participating member state of the EMU; or

(ii)    in the case of Holdings or a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(3)    securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 12 months or less from the date of acquisition;

(4)    certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5)    repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6)    commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 12 months after the date of creation thereof;

(7)    marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency), and in each case maturing within 12 months after the date of creation thereof;

(8)    readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 12 months or less from the date of acquisition;

(9)    Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(10)    Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(11)    asset backed securities maturing within two years from the date of acquisition thereof and having, at such date of acquisition, a rating of at least AAA by S&P or Aaa by Moody’s;

(12)    municipal variable rate demand obligations maturing within two years from the date of acquisition thereof and having, at such date of acquisition, a rating of at least AA by S&P or Aa2 by Moody’s; and

(13)    investment funds investing substantially all of their assets in securities of the types described in clauses (1) through (12) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) above as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change of Control” means the occurrence of any of the following after the Issue Date:

(a)    the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of Holdings and its Subsidiaries, taken as a whole, to any Person other than to Holdings or any of its Restricted Subsidiaries or to a Permitted Holder; or

(b)    the consummation of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) other than a Permitted Holder, including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the voting stock of Holdings or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the voting stock of Holdings;

(c)    a majority of the seats (other than vacant seats) of the board of directors of Holdings shall be occupied by individuals who are not Continuing Directors; or any Issuer ceases to be a Wholly-Owned Subsidiary of Holdings (except in a transaction permitted under this Indenture).

“Clearstream” means Clearstream Banking, Société Anonyme.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Collateral” means (i) the “Collateral” as defined in the Security Agreement, (ii) all the “Collateral” or “Pledged Collateral” or other similar terms as defined in any other Security Document and (iii) any other assets pledged or in which a Lien is granted or purported to be granted to secure the Notes Obligations and all other property of whatever kind and nature pledged or charged, in each case, pursuant to any Security Document.

“Collateral Agent” means Citibank, N.A., as collateral agent for the holders of the Notes Obligations under the Security Documents and any successor pursuant to the provisions of this Indenture and the Security Documents.

“Collateral Requirement” means at any time, the requirement that:

(a)    the Collateral Agent shall have received each Security Document required to be delivered on the Issue Date pursuant to the terms of this Indenture (or any time after the Issue Date pursuant to Section 12.12 or Section 12.14 hereof) duly executed by the Issuers and each Guarantor on the Issue Date that is a party thereto;

(b)    the Notes Obligations and the Notes Obligations Guarantees shall have been secured pursuant to the Security Agreement or other applicable Security Documents in form and substance reasonably satisfactory to the Collateral Agent by a first-priority security interest in all Equity Interests (other than Excluded Equity) held directly by the Issuers and the Guarantors, subject to no Liens (other than Permitted Liens);

(c)    except to the extent otherwise provided hereunder or under any Security Document, the Notes Obligations shall have been secured pursuant to the Security Agreement or other applicable Security Documents in form and substance reasonably satisfactory to the Collateral Agent by a perfected security interest in, and mortgages on, substantially all tangible and intangible assets of each Issuer and each Guarantor (including Material Real Property (and not any other real property or interest therein) and personal property (other than Excluded Accounts and Excluded Assets ), in each case, to the extent, and with the priority, required by the Security Documents;

(d)    none of the Collateral shall be subject to any Liens (other than Permitted Liens);

(e)    the Collateral Agent shall have received within 60 days (or such longer period as the Applicable Collateral Agent may reasonably agree) following the acquisition of any Material Real Property, a Mortgage over such property, as well as such other items as may be reasonably requested by the Collateral Agent with respect to such Mortgaged Property; provided, that the Applicable Collateral Agent and the Issuers may agree in writing that a mortgage on a parcel of Material Real Property located in the State of New York is not required if they reasonably determine that the costs or other consequence of providing such a Mortgage is excessive in view of the benefits to be obtained therefrom; provided that the same determination is made in respect of the New Senior Credit Facilities; and

(f)    except as otherwise contemplated by this Indenture or any Security Document, all certificates, agreements, documents and instruments, including UCC financing statements and filings with the United States Patent and Trademark Office and United States Copyright Office, required by the Security Documents or applicable law to create the Liens on the Collateral intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents and the other provisions of the term “Collateral Requirement,” shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of the title insurance or surveys with respect to, particular assets if the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in view of the benefits to be obtained therefrom as determined by the Issuers; provided that the same determination is also made by the Applicable Collateral Agent, and the agent or agents in respect of the New Senior Credit Facilities.

The Applicable Collateral Agent may grant extensions of time under the New Senior Credit Facilities for the perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the Issue Date for the perfection of security interests in the assets of the Issuers and the Guarantors on such date) required by the Collateral Requirement where it reasonably determines, in consultation with Holdings, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Indenture or the Security Documents, and any such extensions shall apply hereunder.

Notwithstanding the foregoing provisions of this definition or anything in this Indenture or any other Security Document to the contrary:

(1)    Liens required to be granted or perfection actions to be taken from time to time pursuant to the Collateral Requirement shall be subject to exceptions and limitations set forth in this Indenture and the Security Documents and, to the extent appropriate in the applicable jurisdiction;

(2)    the Collateral Requirement shall not apply to any Excluded Assets:

(3)    subject to the First Lien Intercreditor Agreement, in no event shall any (i) actions in any jurisdiction outside of the United States or required by the laws of any jurisdiction outside of the United States, be required in order to create any security interests in assets located, titled, registered or filed outside of the United States, or to perfect such security interests (it being understood that there shall be no security agreements, pledge agreements, or share charge (or mortgage) agreements governed under the laws of any jurisdiction outside of the United States, (ii) landlord, mortgagee or bailee waivers be required, or (iii) any notice to account debtors or other contractual parties of, or relating to, any Issuer or any Guarantor be delivered;

(4)    no stock certificates evidencing Excluded Equity shall be required to be delivered to the Collateral Agent;

(5)    the requirements under the Collateral Requirement shall be subject in all respects to the Intercreditor Agreements;

(6)    the requirements under the Collateral Requirement (except for the (I) execution and delivery of the Security Agreement, and (II) to the extent that a Lien on such Collateral may be perfected (x) by the filing of a financing statement under the Uniform Credit Code or customary “short form” intellectual property filings with the United States Patent and Trademark Office or the United States Copyright Office or (y) by the delivery of stock certificates of the Issuers) shall not be required to be in place on the Issue Date if the Issuers agree to deliver, or cause to be delivered, such requirements within ninety (90) days after the Issue Date (subject to extensions approved by the Applicable Collateral Agent or the ABL Collateral Agent (depending on the type of Collateral at issue)).

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus:

(a)    without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of:

(1)    consolidated interest expense for such period;

(2)    provisions for taxes based on income, profits or losses (determined on a consolidated basis) during such period;

(3)    all amounts attributable to depreciation and amortization for such period;

(4)    any extraordinary losses for such period;

(5)    any fees, expenses or charges for such period related to any equity offering, Investment, acquisition permitted hereunder, permitted disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred hereunder including a refinancing thereof (in each case, whether or not successful) and any amendment or modification to the terms of any such transactions, deducted in computing Consolidated Net Income for such period;

(6)    any non-cash charges for such period (for the avoidance of doubt, including, but not limited to, purchase accounting adjustments, assets impairments and equity compensation charges);

(7)    restructuring charges for such period relating to current or anticipated future cash expenditures, including restructuring costs related to closure or consolidation of facilities, and severance and other separation costs and post-retirement medical expenses;

(8)    other non-recurring charges for such period (for the avoidance of doubt, including, but not limited to, acquisition related expenses, whether or not the acquisition was consummated); and

(9)    deferred financing fees (and any write-offs thereof);

provided that to the extent not reflected in Consolidated Net Income for the period in which such cash payment is made, any cash payment made with respect to any non-cash charges added back in computing Consolidated EBITDA for any prior period pursuant to clause (5) above (or that would have been added back had this Indenture been in effect during such prior period) shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made; and minus (b) without duplication and to the extent included in determining such Consolidated Net Income:

(1)    any extraordinary gains for such period; and

(2)    any non-cash gains for such period (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period), in each case of clauses (a) and (b) above, all determined on a consolidated basis in accordance with GAAP; provided that Consolidated EBITDA for any period shall be calculated so as to exclude (without duplication of any adjustment referred to above) the effect of: (A) the cumulative effect of any changes in GAAP or accounting principles applied by management; (B) any gain or loss for such period that represents after-tax gains or losses attributable to any sale, transfer or other disposition or abandonment of assets by Holdings or any of the Restricted Subsidiaries, other than dispositions or sales of inventory and other dispositions in the ordinary course of business; (C) any income or loss for such period attributable to the early extinguishment of Indebtedness or accounts payable; (D) any non-cash gains or losses on foreign currency derivatives and any foreign currency transaction non-cash gains or losses and any foreign currency exchange translation gains or losses that arise on consolidation of integrated operations; and (E) mark-to-market adjustments in the valuation of derivative obligations resulting from the application of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities.

“Consolidated First Lien Debt” means, without duplication, as of any date of determination, (a) the aggregate principal amount of all Total Debt outstanding hereunder as of such date secured by Liens on the Collateral that are not junior in priority to the Liens on the Collateral securing the Notes (including, for the avoidance of doubt, the New Senior Credit Facilities and the ABL Facility) minus (b) the aggregate amount of cash and Cash Equivalents on the consolidated balance sheet of Holdings and the Restricted Subsidiaries on such date, excluding cash and Cash Equivalents which are or should be listed as “restricted” on the consolidated balance sheet of Holdings and the Restricted Subsidiaries as of such date. It is understood that the aggregate principal amount of Total Debt under the ABL Facility as of the applicable date of determination and any additional committed amounts incurred under the ABL Facility after the Issue Date shall be included in clause (a) above.

“Consolidated Interest Expense” shall mean, for any period, the excess of (a) the sum of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations and Synthetic Lease Obligations) of Holdings and its Restricted Subsidiaries for such period (net of cash interest income of Holdings and the Restricted Subsidiaries for such period), determined on a consolidated basis in accordance with GAAP plus (ii) any interest accrued during such period in respect of Indebtedness of Holdings or any Restricted Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP, plus (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(ii) below that were amortized or accrued in a previous period, minus (b) to the extent included in the amount determined pursuant to clause (a) above for such period, the sum of (i) non-cash amounts attributable to amortization of financing costs paid in a previous period, plus (ii) non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period, plus (iii) non-cash adjustments attributed to the effects of recording debt at fair value. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by Holdings or any Restricted Subsidiary with respect to interest rate Hedging Agreements and without giving effect to the movement of mark-to-market valuation of obligations under Hedging Agreements or other Derivative Instruments pursuant to GAAP (for the avoidance of doubt, up-front payments made to enter into Hedging Agreements to provide interest rate protection will be spread over the period of the protection provided thereunder).

For purposes of this definition, interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Unless otherwise specified, all references in this Indenture to “Consolidated Interest Expense” shall refer to the Consolidated Interest Expense of Holdings and its Restricted Subsidiaries on a consolidated basis.

“Consolidated Net Income” means, for any period, the net income or loss of Holdings and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that, without duplication, there shall be (x) other than for purposes of calculating the Net Total Leverage Ratio to determine the amount of Restricted Payments permitted under Section 4.07,, included an amount equal to the Owned Percentage of the income of any Majority-Owned Subsidiary that is consolidated with Holdings in accordance with GAAP and (y) excluded

(1)    the income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

(2)    the income or loss of any person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with Holdings or any Restricted Subsidiary or the date that such person’s assets are acquired by Holdings or any Restricted Subsidiary;

(3)    the income of any person (other than any Majority-Owned Subsidiary) in which any other person (other than Holdings or a Wholly-Owned Restricted Subsidiary or any director holding qualifying shares in accordance with applicable law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings or a Wholly-Owned Restricted Subsidiary by such person during such period;

(4)    any net after-tax gains or losses attributable to sales of assets out of the ordinary course of business (determined in good faith by Holdings);

(5)    any net after-tax extraordinary gains or extraordinary losses;

(6)    the cumulative effect of a change in accounting principles that occurs after the Issue Date;

(7)    any net after-tax income or loss from disposed, abandoned, closed or discontinued operations and any net after-tax gain or loss on disposal of disposed, abandoned, closed or discontinued operations;

(8)    any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness, Hedging Agreements or other Derivative Instruments;

(9)    effects of purchase accounting adjustments in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to any acquisition permitted hereunder consummated after the Issue Date;

(10)    any non-cash expenses realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock grants or other rights to officers, directors and employees of such Person or any of its Subsidiaries;

(11)    any accruals and reserves that are established within twelve months after the Issue Date and that are so required to be established in accordance with GAAP and

(12)    to the extent covered by insurance and actually reimbursed, or, so long as there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days, and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption; provided that any proceeds of such reimbursement when received shall be excluded from the calculation of Consolidated Net Income to the extent the expense reimbursed was previously excluded pursuant to this clause (12).

“Consolidated Secured Debt” means, without duplication, as of any date of determination, (a) the aggregate principal amount of all Total Debt outstanding as of such date, secured by Liens on any assets or property of Holdings or any Restricted Subsidiary minus (b) the aggregate amount of cash and Cash Equivalents on the consolidated balance sheet of Holdings and the Restricted Subsidiaries on such date, excluding cash and Cash Equivalents which are or should be listed as “restricted” on the consolidated balance sheet of Holdings and the Restricted Subsidiaries as of such date. It is understood that the aggregate principal amount of Total Debt under the ABL Facility as of the applicable date of determination and any additional committed amounts incurred under the ABL Facility after the Issue Date shall be included in clause (a) above.

“Continuing Directors” shall mean (i) the directors of Holdings on the Issue Date, and (ii) each other director (A) whose election or nomination to the board of directors was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of the board of directors or (B) whose election or nomination to the board was approved by individuals referred to in clauses (i) and (ii)(A) above (or individuals previously approved under this clause (B)) constituting at the time of such election or nomination at least a majority of the board (in each case, with such approval either by a specific vote or by approval of Holdings’ proxy statement in which such member was named as a nominee for election as a director).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Converted Restricted Subsidiary” shall mean any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period.

“Convertible Bond Hedge Transactions” means any bond hedge, capped call or similar option transaction (including warrants) entered into in connection with the issuance of Convertible Bond Indebtedness.

“Convertible Bond Indebtedness” means any notes, bonds, debentures or similar instruments issued by Holdings, the Issuers or one of their Subsidiaries that are convertible into or exchangeable for (x) cash, (y) shares of Holdings’ common stock or preferred stock or other Equity Interests of Holdings other than Disqualified Stock or (z) a combination thereof.

Notwithstanding any other provision contained herein, in the case of any Convertible Bond Indebtedness for which the embedded conversion obligation must be settled by paying solely cash, so long as substantially concurrently with the offering of such Convertible Bond Indebtedness, Holdings, the Issuers or a Subsidiary enters into a cash-settled Convertible Bond Hedge Transaction relating to such Convertible Bond Indebtedness, notwithstanding any other provision contained herein, for so long as such Convertible Bond Hedge Transaction (or a portion thereof corresponding to the amount of outstanding Convertible Bond Indebtedness) remains in effect, all computations of amounts and ratios referred to herein shall be made as if the amount of Indebtedness represented by such Convertible Bond Indebtedness were equal to the face principal amount thereof without regard to any mark-to-market derivative accounting for such Indebtedness.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 13.02 hereof or such other address as to which the Trustee may give notice to the Holders and the Issuers.

“Credit Facilities” means, with respect to Holdings, the Issuers or any of their Restricted Subsidiaries, one or more debt or credit facilities, including the New Senior Credit Facilities and the ABL Facility, or other financing arrangements (including commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any notes, indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09 hereof) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(c) hereof, substantially in the form of Exhibit A hereto, as the case may be, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of the Issuers and/or any one or more of the Guarantors (the “Performance References”).

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by Holdings or a Restricted Subsidiary in connection with an Asset Sale that is designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash and Cash Equivalents in connection with a subsequent sale or collection of such non-cash consideration).

“Disqualified Stock” shall mean, with respect to any Person, any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case, in each case prior to the maturity date of the Notes or the date the Notes are no longer outstanding, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the maturity date of the Notes or the date the Notes are no longer outstanding.

“Domestic Subsidiary” means all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Employee Equity Sales” means the issuance or sale of Equity Interests (other than Disqualified Stock) of Holdings after the Issue Date to any present or former officer or employee of Holdings or any Restricted Subsidiary.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest; provided, however, that Convertible Bond Indebtedness permitted under Section 4.09 and Convertible Bond Hedge Transactions entered into as a part of, or in connection with, an issuance of such Convertible Bond Indebtedness shall in no event be deemed an Equity Interest hereunder.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of Holdings or of a direct or indirect parent of Holdings (excluding Disqualified Stock), other than:

(1)    public offerings with respect to any such Person’s common stock registered on Form S-8; and

(2)    issuances to the Issuers or any Subsidiary of the Issuers.

“euro” means the single currency of participating member states of the EMU.

“Euroclear” means Euroclear S.A./N.V., as operator of the Euroclear system.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Accounts” shall mean (a) payroll accounts, employee benefit accounts, withholding tax and other fiduciary accounts, escrow accounts in respect of arrangements with non-affiliated third parties, customs accounts, cash collateral accounts subject to Liens permitted under this Agreement and accounts held by Restricted Subsidiaries that are not Guarantors and (b) such other deposit accounts and other bank or securities accounts held by the Issuers and/or Guarantors the balance of all of which is less than $10,000,000 in the aggregate at any time.

“Excluded Assets” means:

(1)    any lease, license, general intangible, contract or agreement to which any Grantor is a party or any of its rights or interests thereunder to the extent that (and for as long as) (i) such lease, license, general intangible, contract or agreement, or assets subject thereto, are (x) not assignable, (y) a grant of a security interest therein would violate or invalidate, or create a right of termination under (in favor of any other party thereto other than a Grantor), any such agreement, or (z) is not capable of being encumbered as a matter of law or under the terms of the lease, license, franchise, charter, authorization, general intangible, contract or agreement applicable thereto (but, in each case of the foregoing, solely to the extent that any such restriction shall be enforceable under applicable law, including Sections 9-406, 9-407, 9-408 or 9-409 of the New York UCC, in respect of the grant of a security interest hereunder), without the consent of the licensor or lessor thereof, or governmental authority, or other applicable party thereto and (ii) such consent has not been obtained;

(2)    any intent-to-use application for a trademark to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use application for a trademark under federal law;

(3)    any vehicle or other assets owned by any Grantor that is subject to a certificate of title;

(4)    any Excluded Equity;

(5)    assets that are subject to or secured by Liens (i) permitted under clauses (4), (7) and (13) of the definition of “Permitted Liens,” (ii) permitted under clause (19) of the definition of “Permitted Liens” securing Indebtedness permitted under Section 4.09(b)(8) (but only to the extent that (x) the documentation pursuant to which such Liens were granted prohibits the granting of a Lien hereunder, (y) such documentation and Liens were in effect prior to such acquisition and (z) such Liens were not incurred, and such documentation was not entered into, by a Grantor in anticipation of such acquisition), or (iii) securing a purchase money obligation or Capital Lease Obligations permitted to be incurred pursuant to the provisions of this Indenture, in each case to the extent the documentation relating to such Lien prohibits, or requires any consent for, any other Lien on such asset;

(6)    any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby;

(7)    any letter of credit rights to the extent perfection of a Lien in such letter of credit rights cannot be obtained by filing financing statements;

(8)    any commercial tort claims which are reasonably estimated by Holdings not to exceed $5.0 million;

(9)    any fee owned real property with a fair market value of less than $5.0 million on the date of acquisition (or on the date of substantial completion of any material improvement thereon or new construction thereof) or that is located in a special flood hazard area (as determined by Holdings) and all real property leasehold interests and any owned real property as of the Issue Date;

(10)    any property with respect to which the Applicable Collateral Agent and Holdings reasonably agree in writing that the costs or other consequences of granting or perfecting a security interest therein is excessive in view of the benefits of the security to be afforded thereby;

(11)    any property to the extent a security interest in such assets could reasonably be expected to result in adverse tax consequences to Holdings and its Restricted Subsidiaries as determined in good faith by Holdings;

(12)    any property the pledge of which or security interest in is prohibited by applicable law, rule or regulation, or which could require governmental (including regulatory) consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received);

(13)    assets subject to liens securing permitted securitization financings (including receivables financings);

(14)    any accounts or funds held or received on behalf of third parties; and

(15)    other customary exclusions to be agreed by Holdings and Collateral Agent under applicable local law or in applicable local jurisdictions.

With respect to any provision or restriction affecting the Collateral the reason for which such Collateral constitutes an Excluded Asset, immediately upon the ineffectiveness, lapse or termination of such provision or restriction with respect to such Excluded Asset, the Collateral shall include, and such Grantor shall be deemed to have granted a security interest in, the rights and interests in such Collateral as if such provision or restriction had never been in effect and if and when such property shall cease to be an Excluded Asset, such property shall be deemed at all times from and after the date thereof to constitute Collateral.

“Excluded Equity” means “Excluded Pledged Stock” (as defined in the Security Agreement).

“First Lien Intercreditor Agreement” means the intercreditor agreement, dated as of the Issue Date, between the Collateral Agent and the collateral agent in respect of the New Senior Credit Facilities (as the same may be amended from time to time) with respect to the Collateral.

“First Lien Obligations” means, collectively, (1) the Senior Secured Credit Facility Obligations, (2) the Notes Obligations and (3) each series of Additional First Lien Obligations.

“Fixed Asset Collateral” means all “Fixed Assets Priority Collateral” as defined in the ABL Intercreditor Agreement.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States which are in effect from time to time; provided that the amount of any Indebtedness under GAAP with respect to Capital Lease Obligations shall be determined in accordance with the definition of Capital Lease Obligations.

“Global Note Legend” means the legend set forth in Section 2.06(g)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto, issued in accordance with Section 2.01, 2.06(b) or 2.06(d) hereof.

“Government Securities” means securities that are:

(1)    direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2)    obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Grantors” means the Issuers and any Guarantors.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuers’ Obligations under this Indenture and the Notes.

“Guarantor” means, each Person that Guarantees the Notes in accordance with the terms of this Indenture.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Restricted Subsidiaries or any of their Affiliates shall be a Hedging Agreement. Notwithstanding the foregoing, to the extent entered into in connection with Convertible Bond Indebtedness, Convertible Bond Hedge Transactions shall not constitute Hedging Agreements.

“HMCo” means Houghton Mifflin Harcourt Publishing Company, a corporation organized under the laws of the Commonwealth of Massachusetts.

“HMH IP Company” means Houghton Mifflin Harcourt IP LLC, a limited liability company organized under the laws of the State of Delaware.

“HMHP” means HMH Publishers LLC, a limited liability company organized under the laws of the State of Delaware.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Holdings” means Houghton Mifflin Harcourt Company, a company organized under the laws of the State of Delaware.

“Immaterial Subsidiary” means, at any date of determination, any Restricted Subsidiary of Holdings (a) whose total assets (when combined with the assets of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) are an amount equal to or less than 5% of the consolidated total assets of Holdings and its Restricted Subsidiaries at such date and (b) whose gross revenues (when combined with the revenues of such Restricted

Subsidiary’s Subsidiaries, after eliminating intercompany obligations) are an amount equal to or less than 5% of the consolidated gross revenues of Holdings, in each case determined in accordance with GAAP.

“Indebtedness” means, with respect to any Person, without duplication, all of the following:

(a)    all obligations of such Person for borrowed money;

(b)    all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c)    all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person;

(d)    all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding earnouts (unless such earnout is not paid after it becomes due and payable in accordance with the terms thereof), trade accounts payable and accrued obligations incurred in the ordinary course of business);

(e)    all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed;

(f)    all guarantee obligations of such Person of Indebtedness of others,

(g)    Capital Lease Obligations and Synthetic Lease Obligations of such Person;

(h)    all obligations of such Person (including contingent obligations) as an account party in respect of letters of credit;

(i)    all obligations of such Person in respect of bankers’ acceptances; and

(j)    all net payments that such Person would have to make in the event of any early termination, on the date Indebtedness is being determined, in respect of outstanding Hedging Agreements; and

(k)    all obligations of such Person in respect of Disqualified Stock.

The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner to the extent such person is liable therefor as a result of such Person’s ownership interest in or other relationship with such partnership, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. Notwithstanding the foregoing, Indebtedness will be deemed not to include obligations under, or in respect of Qualified Capital Stock. Indebtedness of any Person shall exclude Indebtedness incurred in advance of, and the proceeds of which are to be applied in connection with such redemption, repurchase, defeasance, satisfaction and discharge or repayment of indebtedness solely to the extent the proceeds thereof are and continue to be held in an escrow and are not otherwise made available to such person.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of Holdings, qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” has the meaning set forth in the recitals hereto.

“Initial Purchasers” means Morgan Stanley & Co. LLC, Citigroup Global Markets Inc., BofA Securities, Inc., Wells Fargo Securities, LLC and Citizens Capital Markets, Inc.

“Intercreditor Agreements” means the ABL Intercreditor Agreement, the First Lien Intercreditor Agreement, any Junior Lien Intercreditor Agreements, and any intercreditor agreement entered into after the Issue Date setting forth the relative priority of Liens on the Collateral securing the Notes Obligations and any other Obligations in form reasonably satisfactory to the Trustee.

“Interest Payment Date” means February 15 and August 15 of each year to stated maturity.

“Investment Grade Event” means the Notes have achieved an Investment Grade Rating by both of the Rating Agencies.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1)    securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)    debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among Holdings and the Subsidiaries of Holdings;

(3)    investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) above which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4)    corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers and commission, travel and similar advances to directors, officers, employees and consultants, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07:

(1)    “Investments” shall include the portion (proportionate to Holdings’ direct or indirect equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of Holdings at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Holdings or applicable Restricted Subsidiary shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(i)    Holdings’ direct or indirect “Investment” in such Subsidiary at the time of such redesignation; less

(ii)    the portion (proportionate to the Holdings’ direct or indirect equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation;

(2)    any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by Holdings;

(3)    if Holdings or any Restricted Subsidiary issues, sells or otherwise disposes of Equity Interests of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any investment by Holdings or any Restricted Subsidiary in such Person remaining after giving effect thereto shall not be deemed to be an Investment at such time.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash and Cash Equivalents by Holdings or a Restricted Subsidiary in respect of such Investment to the extent such amounts do not increase any other baskets under this Indenture.

“Issue Date” means November 22, 2019.

“Issuers” has the meaning set forth in the preamble hereto.

“Joint Venture” means any Person in which Holdings or any of its Restricted Subsidiaries beneficially own any Equity Interest that is not a Wholly-Owned Subsidiary.

“Junior Lien Intercreditor Agreement” means any intercreditor agreement setting forth the relative priority of Liens securing the First Lien Obligations, on the one hand, and Obligations secured by the Collateral with Junior Lien Priority, on the other, substantially in the form of Exhibit E and reasonably satisfactory to the Trustee.

“Junior Lien Priority” means Indebtedness that is secured by a Lien on the Collateral that is junior in priority to the Liens on the Collateral securing the First Lien Obligations as permitted by this Indenture and is subject to a Junior Lien Intercreditor Agreement.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Transaction” means (a) any Acquisition or similar material Investment, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing or (b) any redemption or repayment of Indebtedness requiring irrevocable advance notice or any irrevocable offer to purchase Indebtedness that is not subject to obtaining third party financing.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“Majority-Owned Subsidiary” shall mean a Restricted Subsidiary of Holdings of which securities (except for directors’ qualifying shares) or other ownership interests representing a majority of the aggregate outstanding Equity Interests of such Restricted Subsidiary are, at the time any determination is being made, owned, Controlled or held by Holdings or one or more wholly owned Restricted Subsidiaries of Holdings or by Holdings and one or more wholly owned Restricted Subsidiaries of Holdings.

“Material Real Property” shall mean any parcel of owned real property with a fair market value of at least $5,000,000.

“Material Subsidiary” means, at any date of determination, each Restricted Subsidiary of Holdings that is not an Immaterial Subsidiary (but including, in any case, any Restricted Subsidiary that has been designated as a Material Subsidiary as provided in, or has been designated as an Immaterial Subsidiary in a manner that does not comply with, the definition of “Immaterial Subsidiary”).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means, collectively, the deeds of trust, trust deeds, deeds of hypothecation, security deeds, and mortgages creating and evidencing a Lien on a Mortgaged Property made by an Issuer or Guarantor in favor or for the benefit of the Collateral Agent.

“Mortgaged Property” means each real property owned by an Issuer or Guarantor, if any, which shall be subject to a Mortgage.

“Net First Lien Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated First Lien Debt as of the last day of the test period most recently ended on or prior to such date of determination to (b) Consolidated EBITDA for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available.

“Net Income” means, with respect to any Person, the net income (loss) of such Person and its Subsidiaries that are Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by Holdings or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-Cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-Cash Consideration, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, other fees and expenses, including title and recordation expenses, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on unsubordinated Indebtedness (other than under the ABL Facility or the New Senior Credit Facilities) required (other than as required by Section 4.10(b)(1) or (2)) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by Holdings or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Holdings or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, and in the case of any Asset Sale by a Restricted Subsidiary that is not a Wholly-Owned Subsidiary of Holdings, a portion of the aggregate cash proceeds equal to the portion of the outstanding Equity Interests of such non-Wholly-Owned Subsidiary owned by Persons other than Holdings and any other Restricted Subsidiary (to the extent such proceeds are committed to be distributed to such Persons).

“Net Secured Leverage Ratio” means as of any date of determination, the ratio of (a) Consolidated Secured Debt as of the last day of the test period most recently ended on or prior to such date of determination to (b) Consolidated EBITDA for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available.

“Net Short” means, with respect to a Holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of the (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 International Swaps and Derivatives Association, Inc. Credit Derivatives Definitions) to have occurred with respect to any Issuer or any Guarantor immediately prior to such date of determination.

“Net Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Debt minus the aggregate amount of cash and Cash Equivalents on the consolidated balance sheet of Holdings and the Restricted Subsidiaries on such date, excluding cash and Cash Equivalents which are or should be listed as “restricted” on the consolidated balance sheet of Holdings and the Restricted Subsidiaries as of such date as of the last day of the test period most recently ended on or prior to such date of determination to (b) Consolidated EBITDA for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available.

“New Senior Credit Facilities” means the credit agreement, dated as of the Issue Date, by and among Holdings, the Issuers, the lenders party thereto in their capacities as lenders thereunder and Citibank, N.A., as Administrative Agent, including any agreements, collateral documents, guarantees, instruments, mortgages and notes executed in connection therewith, and any amendments, extensions, modifications, refinancings, refundings, renewals, restatements, or supplements thereof and any one or more notes, indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that extend, refinance, refund, renew, replace or defease any part of the loans, notes, other credit facilities or commitments thereunder, including any such refinancing, refunding or replacement facility or indenture that increases the amount that may be borrowed thereunder or alters the maturity of the loans thereunder or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or other agent, lender or group of lenders or investors.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Not for Profit Subsidiaries” means, collectively, Foundation for Marine Animal Husbandry, Inc., a corporation organized under the laws of the State of Florida, Houghton Mifflin Harcourt Foundation, Inc., a corporation organized under the laws of the Commonwealth of Massachusetts, and any other Subsidiary of Holdings that is exempt from U.S. federal income taxation under Section 501(a) of the Code.

“Notes” means the 9.000% Senior Secured Notes due 2025 issued by the Issuers on the Issue Date under this Indenture and, unless the context otherwise requires, any Additional Notes that are actually issued.

“Notes Obligations” means Obligations in respect of the Notes, the Guarantees, this Indenture and the Security Documents.

“Obligations” means any principal (including any accretion), interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal (including any accretion), interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the final offering memorandum, dated November 19, 2019, relating to the sale of the Notes issued on the Issue Date.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, Assistant Treasurer or the Secretary or Assistant Secretary of Holdings or any other Person, as applicable.

“Officer’s Certificate” means a certificate signed on behalf of Holdings by an Officer.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to Holdings, an Issuer or the Trustee.

“Owned Percentage” means, with respect to any Majority-Owned Subsidiary, the percentage of Equity Interests in such Majority-Owned Subsidiary owned by Holdings and its Restricted Subsidiaries.

“Pari Passu Indebtedness” means Indebtedness of the Issuers which ranks equally in right of payment to the Notes or of any Guarantor if such Indebtedness ranks equally in right of payment to the Guarantees of the Notes.

“Pari Passu Lien Priority” means, relative to specified Indebtedness, having equal Lien priority on specified Collateral and subject to the First Lien Intercreditor Agreement.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Acquisition” means the acquisition by Holdings or any Restricted Subsidiary of all or substantially all the assets of a person or line of business of such Person, or not less than 100% of the Equity Interests (other than directors’ qualifying shares) not previously held by Holdings and its Subsidiaries of a Person (referred to herein as the “Acquired Entity”); provided that (a) the Acquired Entity shall be in a engaged in a Permitted Business; (b) at the time of such transaction, both before and after giving effect thereto, no Event of Default shall have occurred and be continuing; (c) the aggregate amount of Permitted Acquisitions made after the Issue Date pursuant to clause (4) of the definition of Permitted Investments by the Issuers and Guarantors in Persons that are not Issuers or Guarantors or do not become Issuers or Guarantors upon consummation of such acquisition (valued at the time made and without regard to any write-downs or write-offs of such Investments) shall not exceed the greater of $125.0 million and 31% of the Consolidated EBITDA for the most recently ended four consecutive fiscal quarter period; and (d) all persons which are Domestic Subsidiaries in which Holdings or any Restricted Subsidiary shall hold any Investment as a result of such acquisition shall become a Guarantor to the extent, and within the time frame, required by this Indenture and the Security Documents.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between Holdings or any of its Restricted Subsidiaries and another Person.

“Permitted Business” means (a) any business or business activity conducted by Holdings and its Subsidiaries on the Issue Date and (b) any other business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing.

“Permitted Holder” means any person or group whose acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of Section 4.14 hereof (or would result in a Change of Control Offer in the absence of the waiver of such requirement by Holders in accordance with Section 4.14 hereof) shall thereafter, together with its Affiliates, constitute a Permitted Holder.

“Permitted Investments” means:

(1)    Investments as of the Issue Date in Holdings or any Restricted Subsidiary and Investments made after the Issue Date in Holdings or any Restricted Subsidiary; provided that (i) the aggregate amount of Investments made after the Issue Date by any Issuer or Guarantor in, and Guarantees by any Issuer or Guarantor of Indebtedness or other obligations of, Restricted Subsidiaries that are not an Issuer or Guarantor (determined at the time of the making thereof without regard to any write-downs or write-offs of such Investments) shall not exceed the greater of (A) $75.0 million and (B) and 23% of the Consolidated EBITDA for the most recently ended four fiscal quarter period ending with a fiscal quarter for which internal financial statements are required to have been delivered under this Indenture and (ii) no Event of Default under clauses (1), (2), or (6) of the first paragraph under “Events of Default and Remedies” shall have occurred and be continuing; provided further that, for purposes of determining compliance with the foregoing limitation in clause (i) above as of any date, the amount of each Investment made on or prior to such date pursuant to this clause (b) that is subject to such limitation shall be deemed reduced (to not less than zero) by the aggregate amount of cash, dividends, interest, returns of principal or capital, repayments or other distributions returned to the applicable Issuer or Guarantor in respect of such Investment prior to the date of determination;

(2)    Capital Expenditures;

(3)    (i) Loans and advances to officers, directors and employees of Holdings and the Restricted Subsidiaries made in the ordinary course of business in an aggregate principal amount not to exceed $13.0 million in the aggregate at any time outstanding (calculated without regard to write-downs or write-offs thereof); provided that any such loans with a principal amount in excess of $3.0 million shall be approved by the board of directors of Holdings and (ii) advances of payroll payments and expenses to employees in the ordinary course of business;

(4)    Permitted Acquisitions;

(5)    any Investment acquired by any Issuer or Guarantor (x) in exchange for any other Investment or accounts receivable held by any Issuer or Guarantor in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Person in which such other Investment is made or which is the obligor with respect to such accounts receivable, (y) as a result of a foreclosure by any Issuer or Guarantor with respect to any secured Investment or other transfer of title with respect to any secured Investment in default or (z) as a result of litigation, arbitration or other disputes with Persons who are not Affiliates;

(6)    accounts receivable arising and trade credit granted in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Holdings and the Restricted Subsidiaries;

(7)    Investments held by a Person acquired in a Permitted Acquisition or an Acquisition so long as such Investment is not made in anticipation or contemplation of such acquisition;

(8)    Holdings and the Restricted Subsidiaries may enter into and perform their obligations under (i) Hedging Agreements or other Derivative Instruments entered into in the ordinary course of business and so long as any such Hedging Agreement or other Derivative Instrument is not speculative in nature and (ii) to the extent constituting Investments, Convertible Bond Hedge Transactions entered into in connection with Convertible Bond Indebtedness;

(9)    Investments existing as of the Issue Date;

(10)    Investments arising out of the receipt by Holdings or any Restricted Subsidiary of non-cash consideration with respect to sales of assets permitted under Section 4.10;

(11)    Investments resulting from pledges and deposits referred to in the definition of Permitted Liens;

(12)    Investments in the ordinary course of business consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing, joint development or similar arrangements with other Persons;

(13)    any advances, loans, extensions of credit to suppliers, customers and vendors or other Investments in receivables owing to a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as such Restricted Subsidiary deems reasonable under the circumstances;

(14)    Investments in Restricted Subsidiaries that are not an Issuer or Guarantor or a series of Investments from one Restricted Subsidiary to another solely to provide a Restricted Subsidiary that is consummating a Permitted Acquisition or an Acquisition with funds to pay the consideration in respect thereof in an aggregate amount not to exceed the amount of such consideration;

(15)    Investments in HMH IP Company in the ordinary course of business in respect of operating expenses of HMH IP Company and other expenses incurred by HMH IP Company in connection with the digital development of intellectual property owned by the Issuers and the Restricted Subsidiaries; provided that the amounts of such Investments shall be no more than amounts that would be otherwise payable to an unaffiliated third party providing such digital development services and in the aggregate shall not exceed $175.0 million in any fiscal year;

(16)    Investments in joint ventures in an amount (determined at the time of the making thereof without regard to any write-downs or write-offs of such Investments) not to exceed the greater of (i) $80.0 million and (ii) 23% of the Consolidated EBITDA for the most recently ended four fiscal quarter period ending with a fiscal quarter for which internal financial statements are required to have been delivered pursuant to this Indenture; provided that, both before and after giving effect thereto, on a pro forma basis, no Event of Default shall have occurred and be continuing; provided, further that, for purposes of determining compliance with the foregoing limitation as of any date, the amount of each Investment made on or prior to such date pursuant to this clause (16) shall be deemed reduced (to not less than zero) by the aggregate amount of cash, dividends, interest, returns of principal or capital, repayments or other distributions returned to the applicable person in respect of such Investment prior to the date of determination; provided, further, that if any Investment pursuant to this clause (16) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a wholly owned Subsidiary thereafter, then such Investment may, at the option of the Issuers, upon such person becoming a wholly owned Subsidiary and so long as such person remains a wholly owned Subsidiary, be deemed to have been made pursuant to clause (1) (to the extent permitted by the proviso thereto in the case of any Subsidiary that is not an Issuer or Guarantor) and not in reliance on this clause (16);

(17)    any Investment in cash, Cash Equivalents and Investment Grade Securities;

(18)    other Investments so long as on a pro forma basis after giving effect thereto, (i) no Event of Default shall have occurred and be continuing and (ii) the Net Total Leverage Ratio is not greater than 2.25:1.00;

(19)    guarantees of obligations of Subsidiaries that are not an Issuer or Guarantor in an aggregate amount not to exceed $50.0 million; and

(20)    other Investments in an aggregate amount not to exceed $100.0 million.

“Permitted Liens” means, with respect to any Person:

(1)    Liens on property or assets of Holdings or any Restricted Subsidiary existing on the Issue Date (excluding Liens securing the ABL Facility, the New Senior Credit Facilities and the Notes);

(2)    Liens securing the Notes issued on the Issue Date and the Guarantees with respect thereto;

(3)    statutory and contractual Liens of landlords, banks (and rights of set-off), carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 30 days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(4)    Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(5)    with respect to real property of the Restricted Subsidiaries, covenants, conditions, easements, rights-of-way, restrictions, encroachments, encumbrances and other imperfections or irregularities in title, in each case which were not incurred in connection with and do not secure Indebtedness for borrowed money and do not or will not interfere in any material respect with the ordinary conduct of the business of Holdings or any of the Restricted Subsidiaries or with the use of such real property for its intended use;

(6)    any interest or title of a lessor or sublessor under any lease of property permitted hereunder, and any Lien to which such interest or title is subject;

(7)    Liens solely on any cash earnest money deposits made by Holdings or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(8)    purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business and Liens created in connection with a Sale and Lease-Back Transaction permitted hereunder;

(9)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(10)    licenses of patents, trademarks, copyrights, trade secrets, service marks, tradenames and any other intellectual property rights granted by Holdings or any of the Restricted Subsidiaries in the ordinary course of business and not interfering in any material respect with the conduct of the business of Holdings or such Restricted Subsidiary;

(11)    construction liens arising in the ordinary course of business, including liens for work performed for which payment has not been made, securing obligations that are not due and payable or, in the case of any amounts overdue for a period in excess of 30 days, are being contested in good faith by appropriate proceedings and in respect of which, if applicable, Holdings or the relevant Restricted Subsidiary thereof shall have set aside on its books reserves as shall be required by GAAP;

(12)    Liens for taxes, assessments or other governmental charges or levies not yet delinquent, or which are for less than $7.0 million in the aggregate, or which are being contested in good faith by appropriate proceedings or for property taxes on property (other than Mortgaged Property or property that, pursuant to the terms hereof, is required to become Mortgaged Property) that Holdings or one of the Restricted Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(13)    deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Leases), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature made or incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(14)    zoning restrictions, easements, trackage rights, leases (other than Capital Leases), licenses, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which were not incurred in connection with and do not secure Indebtedness for borrowed money, and, individually or in the aggregate, do not materially interfere with the ordinary conduct of the business of Holdings or any of the Restricted Subsidiaries or with the use of such real property for its intended use;

(15)    Liens securing obligations under Indebtedness permitted to be incurred (and so incurred and so classified) pursuant to Section 4.09(b)(12) of; provided that (i) such Liens are incurred, and the Indebtedness secured thereby is created, within 270 days after such acquisition (or construction), (ii) the Indebtedness secured thereby does not exceed 100% of the cost of such equipment or other property or improvements at the time of such acquisition (or construction), including transaction costs incurred by Holdings or any Restricted Subsidiary in connection with such acquisition (or construction), and (iii) such Liens do not apply to any other property or assets of Holdings or any Restricted Subsidiary (other than to accessions to such equipment or other property or improvements; provided that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender);

(16)    Liens arising out of operating lease or Capital Lease transactions permitted under Section 4.09(b)(12), so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds thereof and related property;

(17)    Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under “Events of Default and Remedies”;

(18)    Liens that are contractual rights of setoff (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or (ii) pertaining to pooled deposit and/or sweep accounts of Holdings and/or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings and the Restricted Subsidiaries;

(19)    any Lien on any property or asset of Holdings or a Restricted Subsidiary securing Indebtedness permitted by Section 4.09(b)(8); provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition and such Lien does not apply to any other property or assets of Holdings or any of the Restricted Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset (other than after acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such date and permitted hereunder which contains a requirement for the pledging of after acquired property, it being agreed that such after acquired property shall not include property of Holdings and the Restricted Subsidiaries, other than any such acquired Restricted Subsidiary of Holdings, that would have been included but for such acquisition);

(20)    Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien permitted above; provided that such Lien shall not cover any property other than the property that was subject to such Lien prior to such refinancing, refunding, extension or renewal or replacement; provided further, that the Indebtedness and other obligations secured by such refinancing, refunding, extension, renewal or replacement Lien are permitted by this Indenture;

(21)    Liens on the Collateral securing Indebtedness or other obligations under any Credit Facilities permitted to be incurred (and so incurred and classified) pursuant to Section 4.09(b)(1)(ii); provided that, (i) in the case of Indebtedness in an amount not to exceed $350 million permitted to be incurred under Section 4.09(b)(1)(ii), such Liens may rank senior in priority to the Liens on the ABL Priority Collateral securing the Notes but in such case shall rank junior in priority to the Liens on the Fixed Asset Collateral securing the Notes, and (ii) in the case of any other Indebtedness permitted to be incurred under Section 4.09(b)(1)(ii), such Liens shall rank on parity with the Liens securing the Notes;

(22)    Liens on any property or asset of a Person that is not an Issuer or Guarantor securing Indebtedness of a Person that is not an Issuer or Guarantor permitted by Section 4.09;

(23)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business, consistent with past practices and not for speculative purposes;

(24)    Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(25)    Liens that are contractual rights of set-off relating to purchase orders and other agreements entered into with customers of Holdings, any Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(26)    Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

(27)    Liens securing obligations in connection with Hedging Agreements permitted to be incurred under this Indenture;

(28)    Liens securing obligations owed by Holdings or any Restricted Subsidiary to any lender under any Credit Facilities or any Affiliate of such a lender, in each case, in the ordinary course of business in respect of any overdraft and related liabilities arising from treasury, depository and cash management services provided by, or any automated clearing house transfers of funds with, lenders under such Credit Facilities or any Affiliate of such a lender;

(29)    Liens in favor of any Issuer or any Guarantor;

(30)    Liens on cash and Cash Equivalents used to satisfy or discharge Indebtedness; provided that, such satisfaction or discharge is permitted under this Indenture;

(31)    Liens not otherwise permitted by this definition of “Permitted Liens;” provided that, the aggregate amount of Indebtedness and other obligations secured thereby does not exceed $175.0 million at any time; and

(32)    Liens securing Indebtedness or other obligations (including any Additional Notes), provided, that at the time of incurrence of the Indebtedness or other obligations secured thereby, in the case of (x) Liens securing Indebtedness or other obligations on the Collateral that are pari passu with the Lien on the Collateral securing the Notes Obligations, the Net First Lien Leverage Ratio does not exceed 2.50 to 1.0, (y) Liens securing Indebtedness or other obligations on the Collateral that are junior to the Lien on the Collateral securing the Notes Obligations, the Net Secured Leverage Ratio does not exceed 2.50 to 1.0 and (z) Liens securing Indebtedness or other obligations on assets that are not Collateral, the Net Total Leverage Ratio does not exceed 4.0 to 1.0 most recently ended four fiscal quarters for which internal financial statements are available.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Post-Acquisition Period” means, with respect to any Permitted Acquisition or the conversion of any Unrestricted Subsidiary into a Restricted Subsidiary, the period beginning on the date such Permitted Acquisition or conversion is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition or conversion is consummated.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) hereof to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“Pro Forma Adjustment” means, for any four consecutive fiscal quarter period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDA, (a) the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that is expected to have a continuing impact and (b) additional good faith pro forma adjustments arising out of cost savings initiatives attributable to such transaction and additional costs associated with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of Holdings and its Restricted Subsidiaries, in each case being given pro forma effect, which actions (i) have been taken or (ii) will be taken or implemented within the succeeding twelve (12) months following such transaction and, in each case, including, but not limited to, (w) reduction in personnel expenses, (x) reduction of costs related to administrative functions, (y) reductions of costs related to leased or owned properties and (z) reductions from the consolidation of operations and streamlining of corporate overhead) taking into account, for purposes of determining such compliance, the historical financial statements of the Acquired Entity or Business or Converted Restricted Subsidiary and the consolidated financial statements of Holdings and its Restricted Subsidiaries, assuming such Permitted Acquisition or conversion, and all other Permitted Acquisitions or conversions that have been consummated during the period, and any Indebtedness or other liabilities repaid in connection therewith had been consummated and incurred or repaid at the beginning of such period (and assuming that such Indebtedness to be incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the interest rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided that, so long as such actions are initiated during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, it may be assumed that such cost savings will be realizable during the entirety of such four consecutive fiscal quarter period, or such additional costs, as applicable, will be incurred during the entirety of such four consecutive fiscal quarter period; provided further that all such anticipated adjustments for cost savings shall not exceed in the aggregate, for any four consecutive fiscal quarters, an amount equal to 15% of Consolidated EBITDA for such four fiscal quarter period before giving effect to such cost savings; provided further that at the election of Holdings, such Pro Forma Adjustment shall not be required to be determined for any Acquired Entity or Business or Converted Restricted Subsidiary to the extent the aggregate consideration paid in connection with such acquisition was less than $5.0 million.

“Qualified Capital Stock” of any person shall mean any Equity Interest of such person that is not Disqualified Stock.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Holdings which shall be substituted for Moody’s or S&P or both, as the case may be.

“Record Date” for the interest payable on any applicable Interest Payment Date means the February 1 or August 1 (whether or not a Business Day) next preceding such Interest Payment Date.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as applicable.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A bearing the Global Note Legend, the Private Placement Legend and the Regulation S Temporary Global Note Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(g)(3) hereof.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by Holdings or a Restricted Subsidiary in exchange for assets transferred by Holdings or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Responsible Officer” means, when used with respect to the Trustee or the Collateral Agent, any officer in the office of the Trustee or the Collateral Agent, as applicable, as identified in Section 13.02 of the Indenture responsible for administration of the transactions contemplated by the Indenture and the Security Documents, including any vice president, assistant vice president, assistant treasurer, trust officer or any other officer of the Trustee or the Collateral Agent to whom a particular matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of Holdings (including any Foreign Subsidiary of Holdings) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement, directly or indirectly, with any Person whereby Holdings or any of its Restricted Subsidiaries shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Screened Affiliate” means any Affiliate of a Holder (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to Holdings or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holders in connection with its investment in the Notes.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of Holdings or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means that certain Security Agreement, dated as of the Issue Date, among the Issuers, the Guarantors and the Collateral Agent.

“Security Documents” means, collectively, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement, the Security Agreement, other security or intercreditor agreements relating to the Collateral and instruments filed and recorded in appropriate jurisdictions to preserve and protect the Liens on the Collateral (including, without limitation, financing statements under the UCC of the relevant states applicable to the Collateral), each for the benefit of the Collateral Agent, as amended, amended and restated, modified, renewed or replaced from time to time.

“Senior Secured Credit Facility Obligations” means “Obligations” (as defined in the New Senior Credit Facilities).

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Party” means any Guarantor or Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by Holdings and its Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Specified Transaction” means any Investment, disposition, Incurrence or repayment of Indebtedness, Restricted Payment or Subsidiary designation that by the terms of this Indenture requires a test to be calculated on a “pro forma basis” or after giving “pro forma effect.”

“Subordinated Indebtedness” means:

(a)    any Indebtedness of any Issuer which is by its terms subordinated in right of payment to the Notes; and

(b)    any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.

“Synthetic Lease” shall mean, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such person is the lessor.

“Synthetic Lease Obligations” shall mean, as to any person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Total Assets” means total assets of Holdings and its Restricted Subsidiaries on a consolidated basis prepared in accordance with GAAP, shown on the most recent balance sheet of Holdings and its Restricted Subsidiaries as may be expressly stated.

“Total Debt” means, at any time, the aggregate principal amount of Indebtedness of Holdings and the Restricted Subsidiaries outstanding at such time; provided that (i) such Indebtedness shall not be included if it would not be reflected on a consolidated balance sheet of Holdings at such time in accordance with GAAP or to the extent such Indebtedness is Indebtedness under Hedging Agreements and (ii) if such Indebtedness were to be required to be reflected on a consolidated balance sheet of Holdings at such time in accordance with GAAP, the amount thereof that shall constitute Total Debt shall equal the principal amount outstanding at such time, including any portion of such principal amount outstanding that would not be required to be reflected on a consolidated balance sheet of Holdings in accordance with GAAP at such time as a result of original issue discount.

“Transactions” means (i) the offering and issuance of the Notes for cash on the Issue Date, (ii) the entry into the New Senior Credit Facilities on the Issue Date and the initial borrowings thereunder, (iii) the entry into the ABL Facility on the Issue Date, and (iv) transactions related to any of the foregoing on or prior to the Issue Date and the payment of fees and expenses related to any of the foregoing.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to February 15, 2022; provided, however, that if the period from the Redemption Date to February 15, 2022 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Trustee” means U.S. Bank National Association, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“UCC” means the Uniform Commercial Code as in effect, from time to time, in the State of New York; provided, that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(1)    any Subsidiary which at the time of determination is an Unrestricted Subsidiary (as designated by Holdings, as provided below);

(2)    any Subsidiary of an Unrestricted Subsidiary

(3)    such designation complies with Section 4.07.

Holdings may designate any Subsidiary (including any existing Subsidiary and any newly acquired or newly formed Subsidiary but excluding any Issuer) to be an Unrestricted Subsidiary; provided that:

(1)    such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, Holdings or any Restricted Subsidiary (other than solely any Unrestricted Subsidiary of the Subsidiary to be so designated); and

(2)    no Event of Default shall have occurred and be continuing and the Net Total Leverage Ratio shall be less than 2.50:1.00 on a pro forma basis.

Holdings may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1)    such Unrestricted Subsidiary shall be a Wholly-Owned Subsidiary of the Issuers; and

(2)    no Event of Default shall have occurred and be continuing or would result therefrom and the Net Total Leverage Ratio shall be less than 2.50:1.00 on a pro forma basis.

Any such designation by Holdings shall be notified by Holdings to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Voting Stock” of any Person as of any date means the Equity Interests of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1)    the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2)    the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person shall mean a Subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such Person or one or more wholly owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.

Section 1.02    Other Definitions.

Term	Defined in Section
“Action”	12.08	(x)
“Affiliate Transaction”	4.11	(a)

Term	Defined in Section
“Asset Sale Offer”	4.10	(f)
“Authentication Order”	2.02
“CERCLA”	12.08	(s)
“Change of Control Offer”	4.14	(a)
“Change of Control Payment”	4.14	(a)
“Change of Control Payment Date”	4.14	(a)(2)
“Collateral Asset Sale Offer”	4.10	(d)
“Collateral Excess Proceeds”	4.10	(c)
“Covenant Defeasance”	8.03
“Defeased Covenants”	8.03
“DTC”	2.03
“Event of Default”	6.01	(a)
“Excess Proceeds”	4.10	(c)
“Fixed Amounts”	1.06	(d)(1)
“incur” or “incurrence”	4.09	(a)
“Incurrence Based Amounts”	1.06	(d)(1)
“Legal Defeasance”	8.02
“Note Register”	2.03
“Offer Amount”	3.09	(b)
“Offer Period”	3.09	(b)
“Paying Agent”	2.03
“Purchase Date”	3.09	(b)
“Redemption Date”	3.07	(b)

Term	Defined in Section
“Refinancing Indebtedness”	4.09	(b)
“Refunding Capital Stock”	4.07	(b)(2)
“Registrar”	2.03
“Related Person”	12.08	(b)
“Restricted Payment”	4.07	(a)
“Reversion Date”	4.17	(b)
“Security Document Order”	12.08	(t)
“Successor Issuer”	5.01	(a)(1)
“Successor Person”	5.01	(c)(1)(i)
“Suspended Covenants”	4.17	(a)
“Suspension Date”	4.17	(a)(2)
“Suspension Period”	4.17	(b)
“Transfer Agent”	2.03

Section 1.03    Trust Indenture Act.

For the avoidance of doubt, the Trust Indenture Act is not applicable to this Indenture.

Section 1.04    Rules of Construction.

Unless the context otherwise requires:

(a)    a term has the meaning assigned to it;

(b)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)    “or” is not exclusive;

(d)    words in the singular include the plural, and in the plural include the singular;

(e)    “will” shall be interpreted to express a command;

(f)    provisions apply to successive events and transactions;

(g)    references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(h)    unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(i)    words used herein implying any gender shall apply to both genders;

(j)    the words “including,” “includes” and similar words shall be deemed to be followed by “without limitation”;

(k)    the principal amount of any Preferred Stock at any time shall be (i) the maximum liquidation value of such Preferred Stock at such time or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock at such time, whichever is greater;

(l)    the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision; and

(m)    subordination shall refer to contractual payment subordination and not to structural subordination.

Section 1.05    Acts of Holders.

(a)    Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Issuers. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01 hereof) conclusive in favor of the Trustee and the Issuers, if made in the manner provided in this Section 1.05.

(b)    The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c)    The ownership of Notes shall be proved by the Note Register.

(d)    Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Issuers in reliance thereon, whether or not notation of such action is made upon such Note.

(e)    The Issuers may, in the circumstances permitted by the Trust Indenture Act, set a record date for purposes of determining the identity of Holders of the entitled to give any request, demand, authorization, direction, notice, consent or waiver or to take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Issuers prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f)    Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this Section 1.05(f) shall have the same effect as if given or taken by separate Holders of each such different part.

(g)    Without limiting the generality of the foregoing, a Holder, including DTC, that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and any Person that is the Holder of a Global Note, including DTC, may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.

(h)    The Issuers may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.

Section 1.06    Certain Calculations.

(a)    Notwithstanding anything to the contrary in this Indenture, unless the context otherwise requires, for purposes of determining compliance with any test contained in this Indenture with respect to any period during which any Specified Transactions occur or, subsequent to such period and prior to or simultaneously with the event for which the calculation is made, the Net First Lien Leverage Ratio, the Net Secured Leverage Ratio, the Net Total Leverage Ratio and Consolidated EBITDA and any other financial calculation shall be calculated with respect to such period and such Specified Transactions on a “pro forma basis” and shall be calculated for the applicable period of measurement based on the most recently completed period of four consecutive fiscal quarters for which internal financial statements are available immediately preceding the date of such event; provided, that for the avoidance of doubt, the amount of Consolidated Net Income available for Restricted Payments under Section 4.07(a) shall not be calculated on a “pro forma basis”.

(b)    For all purposes under this Indenture, with respect to compliance with any test for an applicable period of measurement that is calculated on a “pro forma basis” or after giving “pro forma effect”, (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made shall be deemed to have occurred as of the first day of the applicable period of measurement (as of the last date in the case of a balance sheet item) in such test: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a disposition of all or substantially all Equity Interests in any Restricted Subsidiary of Holdings or any asset of Holdings or any of its Restricted Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred by Holdings or any of its Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, (1) without limiting the application of the Pro Forma Adjustment pursuant to clause (A) above, the foregoing pro forma adjustments may be applied to any such test solely to the extent that such adjustments are consistent with the definition of “Consolidated EBITDA” and give effect to events (including cost savings, synergies and operating expense reductions) that are (as determined by Holdings in good faith) (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on Holdings and its Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of “Pro Forma Adjustment” and (2) in connection with any Specified Transaction that is the Incurrence of Indebtedness in respect of which compliance with any specified leverage ratio test is by the terms of this Indenture required to be calculated on a pro forma basis, (I) the proceeds of such Indebtedness shall not be netted from Indebtedness in the calculation of the applicable leverage ratio test and (II) if such Indebtedness is a revolving facility, the incurrence or repayment of any indebtedness in respect of such revolving facility included in such incurrence test calculation immediately prior to or simultaneously with the incurrence of such indebtedness for which the pro forma calculation of such ratio or test is being made and/or any drawing under any revolving facilities used to finance working capital needs of Holdings and its Restricted Subsidiaries (as reasonably determined by Holdings), shall be disregarded but, for avoidance of doubt, shall thereafter be included in any future calculations after giving effect to any prepayments or other Specified Transactions with respect thereto.

(c)    Holdings may elect, pursuant to an Officer’s Certificate delivered to the Trustee not later than 30 days after entering into any commitment providing for the incurrence of Indebtedness, that all or any portion of the Indebtedness that could be incurred under such commitment at the time such commitment is entered into shall be treated as incurred and outstanding in such amount for all purposes of the calculation (whether or not such Indebtedness is outstanding at the time such commitment is entered into) for so long as such commitments are outstanding or until Holdings revokes such election, and any subsequent incurrence of such Indebtedness under such commitment (including upon repayment and reborrowing) shall not be deemed, for purposes of any such calculation, to be the incurrence of Indebtedness at such subsequent time.

(d)    Notwithstanding anything to the contrary in this Indenture:

(1)    with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the same section of this Indenture that does not require compliance with a financial ratio or test (including, without limitation, any Net First Lien Leverage Ratio test, any Net Secured Leverage Ratio test and/or any Net Total Leverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the same section of this Indenture that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that, for purposes of this Indenture, the Fixed Amounts under such section and any substantially concurrent borrowings under the revolving credit facility under the New Senior Credit Facilities (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence;

(2)    for purposes of calculating any leverage ratio in this Indenture in connection with the Incurrence of any Indebtedness, (A) there shall be no netting of the cash proceeds proposed to be received in connection with the Incurrence of such Indebtedness and (B) to the extent the Indebtedness to be Incurred is revolving Indebtedness, such Incurred revolving Indebtedness (or if applicable, the portion (and only such portion) of the increased commitments thereunder) shall be treated as fully drawn; and

(3)    for the purposes of calculating any leverage ratio in this Indenture, any amount in a currency other than U.S. dollars shall be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination determined in a manner consistent with that used in calculating Consolidated EBITDA for the applicable period.

(e)    in the event that Holdings or a Restricted Subsidiary incurs Indebtedness in connection with a Limited Condition Transaction, the date of determination of the Net First Lien Leverage Ratio, the Net Secured Leverage Ratio or the Net Total Leverage Ratio, as applicable, shall, at the option of Holdings, be:

(1)    the date that a definitive agreement for such acquisition is entered into and the Net First Lien Leverage Ratio, Net Secured Leverage Ratio or the Net Total Leverage Ratio, as applicable, shall be calculated giving pro forma effect to such acquisition and any actions or transactions related thereto (including acquisitions, Investments, the Incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof) consistent with the definition of the Net First Lien Leverage Ratio, Net Secured Leverage Ratio or the Net Total Leverage Ratio, as applicable, and, for the avoidance of doubt, (A) if any such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in the Consolidated EBITDA of Holdings or the target company) at or prior to the consummation of the relevant acquisition, such ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether such acquisition and any related transactions are permitted hereunder and (B) such ratios shall not be tested at the time of consummation of such Limited Condition Transaction; provided, further, that if Holdings elects to have such determinations occur at the time of entry into such definitive agreement, (i) any such transaction shall be deemed to have occurred on the date the definitive agreement is entered into and to be outstanding thereafter for purposes of calculating any ratios under this Indenture after the date of such agreement and before the earlier of the date of consummation of such acquisition or the date such agreement is terminated or expires without consummation of such acquisition and (ii) to the extent any covenant baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized until the earlier of the date of consummation of such acquisition or the date such agreement is terminated or expires without consummation of such acquisition, but any calculation of Consolidated EBITDA for purposes of other incurrences of Indebtedness or Liens or making of Restricted Payments (not related to such acquisition) shall not reflect such acquisition until it has been consummated, or

(2)    the date such Indebtedness is Incurred.

ARTICLE II

THE NOTES

Section 2.01    Form and Dating; Terms.

(a)    General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(b)    Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each Global Note shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding

Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c)    Temporary Global Notes. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided. The Restricted Period shall be terminated upon the receipt by the Trustee of:

(1)    a written certificate from the Depositary, together with copies of certificates from Euroclear and Clearstream certifying that they have received certification of non-United States beneficial ownership of 100% of the aggregate principal amount of each Regulation S Temporary Global Note (except to the extent of any beneficial owners thereof who acquired an interest therein during the Restricted Period pursuant to another exemption from registration under the Securities Act and who shall take delivery of a beneficial ownership interest in a 144A Global Note bearing a Private Placement Legend, all as contemplated by Section 2.06(b) hereof); and

(2)    an Officer’s Certificate from Holdings.

Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note shall be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures. Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee shall cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(d)    Terms. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuers, the Trustee and the Paying Agent and Registrar, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Issuers pursuant to an Asset Sale Offer or a Collateral Asset Sale Offer as provided in Section 4.10 hereof or a Change of Control Offer as provided in Section 4.14 hereof. The Notes shall not be redeemable, other than as provided in Article III hereof.

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuers without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes; provided that the Issuers’ ability to issue Additional Notes shall be subject to the Issuers’ compliance with Section 4.09 hereof. Any Additional Notes shall be issued with the benefit of an indenture supplemental to this Indenture.

(e)    Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Note that are held by Participants through Euroclear or Clearstream.

Section 2.02    Execution and Authentication.

At least one Officer shall execute the Notes on behalf of each Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time such Note is authenticated, such Note shall nevertheless be valid.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto by the manual or facsimile signature of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

On the Issue Date, the Trustee shall, upon receipt of a written order of the Issuers (an “Authentication Order”), authenticate and deliver the Initial Notes. In addition, at any time, from time to time, the Trustee shall upon receipt of an Authentication Order authenticate and deliver any Additional Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes issued hereunder.

The Trustee may appoint an authenticating agent acceptable to the Issuers to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuers.

Section 2.03    Registrar and Paying Agent.

The Issuers shall maintain an office or agency in the Borough of Manhattan, City of New York, where Notes may be presented for registration (“Registrar”), an office or agency in the Borough of Manhattan, City of New York, where Notes may be presented for transfer or exchange (“Transfer Agent”) and an office or agency in the Borough of Manhattan, City of New York, where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The Issuers may appoint one or more co-registrars, one or more co-transfer agents and one or more additional paying agents. The term “Registrar” includes any co-registrar, the term “Transfer Agent” includes any co-transfer agent and the term “Paying Agent” includes any additional paying agent. The Issuers may change any Paying Agent, Transfer Agent or Registrar without prior notice to any Holder. So long as the Notes are listed on an exchange and the rules of such exchange so require, the Issuers shall satisfy any requirement of such exchange as to paying agents, registrars and transfer agents and shall comply with any notice requirements required by such exchange in connection with any change of paying agent, registrar or transfer agent. The Issuers shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuers fail to appoint or maintain another entity as Registrar, Transfer Agent or Paying Agent, the Trustee shall act as such. None of the Issuers, Holdings, any Restricted Subsidiary or any Subsidiary of a Restricted Subsidiary may act as Paying Agent, Transfer Agent or Registrar.

The Issuers initially appoint The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Issuers initially appoint the Trustee to act as Custodian with respect to the Global Notes. The Issuers initially appoint U.S. Bank National Association to act as the Paying Agent, Registrar and Transfer Agent for the Notes.

Section 2.04    Paying Agent To Hold Money in Trust.

The Issuers shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and shall notify the Trustee of any default by the Issuers in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent shall have no further liability for the money. Upon any bankruptcy or reorganization proceedings (or similar proceedings) relating to the Issuers, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05    Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Issuers shall furnish to the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

Section 2.06    Transfer and Exchange.

(a)    Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor Depositary or a nominee of such successor

Depositary. A beneficial interest in a Global Note may not be exchanged for a Definitive Note unless (i) the Depositary (x) notifies the Issuers that it is unwilling or unable to continue as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuers within 120 days or (ii) there shall have occurred and be continuing a Default with respect to the Notes. Upon the occurrence of any of the events in clause (i) or (ii) above, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein shall be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the events in clause (i) or (ii) above and pursuant to Section 2.06(c) hereof. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.

(b)    Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either clauses (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1)    Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2)    All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) hereof, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (x) the expiration of the Restricted Period and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(3)    Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) hereof and the Registrar receives the following:

(i)    if the transferee shall take delivery in the form of a beneficial interest in the 144A Global Note, a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; or

(ii)    if the transferee shall take delivery in the form of a beneficial interest in the Regulation S Global Note, a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(4)    Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) hereof and the Registrar receives the following:

(i)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(ii)    if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c)    Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1)    Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events in clause (1) or (2) of Section 2.06(b) hereof and receipt by the Registrar of the following documentation:

(i)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(ii)    if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(iii)    if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(iv)    if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(v)    if such beneficial interest is being transferred to Holdings or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(vi)    if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuers shall execute and the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2)    Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(1)(i) and (iii) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) of the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(3)    Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events in clause (1) or (2) of Section 2.06(a) hereof and if the Registrar receives the following:

(i)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(ii)    if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof; and, in each such case, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(4)    Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events in clause (1) or (2) of Section 2.06(a) hereof and satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuers shall execute and the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) shall not bear the Private Placement Legend.

(d)    Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1)    Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(i)    if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(ii)    if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(iii)    if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(iv)    if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(v)    if such Restricted Definitive Note is being transferred to Holdings or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(vi)    if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (i) above, the applicable Restricted Global Note, in the case of clause (ii) above, the applicable 144A Global Note, and in the case of clause (iii) above, the applicable Regulation S Global Note.

(2)    Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(i)    if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(ii)    if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof; and, in each such case, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3)    Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. (i) A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

(ii) If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to Sections 2.06(d)(2) or (3)(i) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e)    Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer or exchange in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):

(1)    Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(i)    if the transfer shall be made to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(ii)    if the transfer shall be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or

(iii)    if the transfer shall be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications required by item (3) thereof, if applicable.

(2)    Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(i)    if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(ii)    if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof; and, in each such case, if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3)    Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f)    [Reserved].

(g)    Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(1)    Private Placement Legend.

(i)    Except as permitted by subparagraph (ii) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THE NOTES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) (1) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (4) TO AN INSTITUTIONAL INVESTOR THAT IS AN ACCREDITED INVESTOR WITHIN THE MEANING OF RULE 501 OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR (5) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.”

(ii)    Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(4), (c)(3), (c)(4), (d)(2), (d)(3), (e)(2) or (e)(3) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(2)    Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(h) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR

DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(3)    Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note shall bear a legend in substantially the following form:

“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE GOVERNING THIS NOTE.”

(4)    OID Legend. All Notes shall bear a legend in substantially the following form:

“THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES: THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AND THIS LEGEND IS REQUIRED BY SECTION 1275(c) OF THE CODE. A HOLDER MAY OBTAIN THE ISSUE PRICE, ISSUE DATE AND YIELD TO MATURITY BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO HOUGHTON MIFFLIN HARCOURT AT 125 HIGH STREET, BOSTON, MASSACHUSETTS 02110 ATTN: TREASURER AND ASSISTANT TREASURER”

(h)    Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i)    General Provisions Relating to Transfers and Exchanges.

(1)    To permit registrations of transfers and exchanges, the Issuers shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2)    No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuers shall require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.06, 2.10, 3.06, 3.09, 4.10, 4.14 and 9.05 hereof).

(3)    Neither the Registrar nor the Issuers shall be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4)    All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5)    The Issuers shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date or (D) to register the transfer of or to exchange any Notes selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, an Asset Sale Offer or a Collateral Asset Sale Offer.

(6)    Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuers shall be affected by notice to the contrary.

(7)    Upon surrender for registration of transfer of any Note at the office or agency of the Issuers designated pursuant to Section 4.02 hereof, the Issuers shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(8)    At the option of any Holder, subject to Section 2.06(a) hereof, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the

Issuers shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes to which the Holder making the exchange is entitled in accordance with the provisions of Section 2.02 hereof.

(9)    All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

Section 2.07    Replacement Notes.

If either (x) any mutilated Note is surrendered to the Trustee, the Registrar or the Issuers, or (y) if the Issuers and the Trustee receive evidence to their satisfaction of the ownership and destruction, loss or theft of any Note, then the Issuers shall issue and the Trustee, upon receipt of an Authentication Order and satisfaction of any other requirements of the Trustee, shall authenticate a replacement Note. If required by the Trustee or the Issuers, an indemnity bond must be supplied by the Holder referred to in clause (x) or (y) of the preceding sentence that is sufficient in the judgment of the Trustee and the Issuers to protect the Issuers, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuers may charge for its expenses in replacing a Note.

Every replacement Note is a contractual obligation of the Issuers and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08    Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuers or an Affiliate of the Issuers holds such Note.

If a Note is replaced pursuant to Section 2.07 hereof, such Note shall cease to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, such Note shall cease to be outstanding and interest thereon shall cease to accrue.

If the Paying Agent (other than the Issuers, a Subsidiary of an Issuer or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay any Notes payable on such date, then such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest on and after such date.

Section 2.09    Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by any Issuer or any Affiliate of an Issuer, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to such pledged Notes and that the pledgee is not an Issuer or any obligor upon the Notes or any Affiliate of an Issuer or such other obligor.

Section 2.10    Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuers may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuers consider appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuers shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders or beneficial holders, respectively, of Notes under this Indenture.

Section 2.11    Cancellation.

The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of cancelled Notes (subject to the record retention requirement of the Exchange Act) in its customary manner. Certification of the disposal of all cancelled Notes shall be delivered to the Issuers upon their request therefor. The Issuers may not issue new Notes to replace Notes that the Issuers have paid or that have been delivered to the Trustee for cancellation.

Section 2.12    Defaulted Interest.

If the Issuers default in a payment of interest on the Notes, the Issuers shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuers shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuers shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Trustee shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Trustee shall notify the Issuers of such special record date promptly, and in any event at least 20 days before such special record date. At least 15 days before the special record date, the Issuers (or, upon the written request of the Issuers, the Trustee in the name and at the expense of the Issuers) shall mail or cause to be mailed, first-class postage prepaid, to each Holder a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of, in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.13    CUSIP Numbers.

The Issuers in issuing the Notes may use CUSIP numbers (if then generally in use) and, if so, the Trustee shall use CUSIP numbers in notices of redemption as a convenience to the Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuers shall as promptly as practicable notify the Trustee and all Agents of any change in the CUSIP numbers.

ARTICLE III

REDEMPTION

Section 3.01    Notices to Trustee.

If the Issuers elect to redeem Notes pursuant to Section 3.07 hereof, it shall furnish to the Trustee, at least 30 days but not more than 60 days before a Redemption Date, an Officer’s Certificate setting forth (i) the paragraph or subparagraph of such Notes and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of the Notes to be redeemed, (iv) the redemption price and (v) whether the redemption is conditioned on the satisfaction of one or more conditions precedent, including, but not limited to, the consummation of an acquisition or financing transaction or Equity Offering.

Section 3.02    Selection of Notes To Be Redeemed or Purchased.

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Registrar shall select the Notes to be redeemed or purchased (a) if such Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which such Notes are listed or (b) on a pro rata basis to the extent practicable or, to the extent that selection on a pro rata basis is not practicable for any reason, by lot or by such other method as the Registrar shall deem appropriate or as required by the Applicable Procedures of the Depositary. In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the Redemption Date by the Registrar from the outstanding Notes not previously called for redemption or purchase.

The Trustee shall promptly notify the Issuers in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected shall be in amounts of $2,000 or integral multiples of $1,000; no Notes of $2,000 or less can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not in a principal amount of at least $2,000 or an integral multiple of $1,000, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03    Notice of Redemption.

Subject to Section 3.09 hereof, the Issuers shall deliver or cause to be delivered by electronic transmission (for Notes held in book-entry form) or by first-class mail, postage prepaid, notices of redemption at least 30 days but not more than 60 days before the purchase or Redemption Date to (x) each Holder to be redeemed at such Holder’s registered address, (y) to the Trustee to forward to each Holder at such Holder’s registered address, or (z) otherwise in accordance with the Applicable Procedures of DTC, except that redemption notices may be delivered more than 60 days prior to a Redemption Date if the notice is issued in connection with Article VIII or Article XI hereof. Any notice of redemption may, at the Issuers’ discretion, provide that the redemption contemplated thereby is conditioned on the satisfaction of one or more conditions precedent, including, but not limited to, the consummation of an acquisition or financing transaction or Equity Offering, that the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed, and that performance of the Issuers’ obligations with respect to such redemption or purchase may be performed by another Person.

The notice shall identify the Notes to be redeemed and shall state:

(a)    the Redemption Date;

(b)    the redemption price;

(c)    that if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed shall be issued in the name of the Holder upon cancellation of the original Note;

(d)    the name and address of the Paying Agent;

(e)    that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f)    that, unless the Issuers default in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(g)    the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(h)    that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and

(i)    whether the redemption contemplated thereby is conditioned on the satisfaction of one or more conditions precedent, including, but not limited to, the consummation of an acquisition or financing transaction or Equity Offering (and shall specify any such conditions).

At the Issuers’ request, the Trustee shall give the notice of redemption in the Issuers’ name and at their expense; provided that the Issuers shall have delivered to the Trustee, at least three Business Days before notice of redemption is required to be delivered or caused to be delivered to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04    Effect of Notice of Redemption.

Once notice of redemption is delivered in accordance with Section 3.03 hereof, Notes called for redemption become, subject to the satisfaction of any conditions precedent to the consummation of such redemption specified in such notice, irrevocably due and payable on the Redemption Date at the redemption price (except as provided in Section 3.07 hereof and in Section 5 of the Notes). The notice, if delivered in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to any Holder designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05 hereof, on and after the Redemption Date, interest shall cease to accrue on Notes or portions of Notes called for redemption.

Section 3.05    Deposit of Redemption or Purchase Price.

On the redemption or purchase date, the Issuers shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.

If the Issuers comply with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the redemption or purchase date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest accrued to the redemption or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06    Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Issuers shall issue and the Trustee shall authenticate for the Holder of such Note at the expense of the Issuers a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same indebtedness to the extent not redeemed or purchased; provided that each new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

Section 3.07    Optional Redemption.

(a)    Except as set forth below, the Issuers shall not be permitted to redeem the Notes. The Notes will be payable at par at maturity.

(b)    At any time prior to February 15, 2022, the Notes may be redeemed or purchased (by the Issuers or any other Person), at the Issuers’ option, in whole or in part, upon notice as provided in Section 3.03 hereof, at a redemption price equal to 100.000% of the principal amount of Notes redeemed plus the Applicable Premium as of the date of redemption (the “Redemption Date”), and, without duplication, accrued and unpaid interest to, but excluding, the Redemption Date, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(c)    On and after February 15, 2022, the Notes may be redeemed or purchased (by the Issuers or any other Person), at the Issuers’ option, in whole or in part, upon notice as provided in Section 3.03 hereof, at any time and from time to time at the redemption prices set forth below. The Notes shall be redeemable at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below plus accrued and unpaid interest thereon to, but excluding, the applicable Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on February 15 of each of the years indicated below:

Year	Percentage
2022	104.500%
2023	102.250%
2024 and thereafter	100.000%

(d)    Until February 15, 2022, the Issuers may, at their option, on one or more occasions, upon notice as provided in Section 3.03 hereof, redeem up to 40% of the then outstanding aggregate principal amount of Notes at a redemption price equal to 109.000% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to, but excluding, the applicable Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, with the net cash proceeds of one or more Equity Offerings to the extent such net cash proceeds are received by or contributed to Holdings; provided that at least 50% of the sum of the aggregate principal amount of Notes originally issued under this Indenture and any Additional Notes issued under this Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption unless all such Notes are redeemed substantially concurrently; provided further, that each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

(e)    [Reserved].

(f)    The Issuers may provide in any notice provided pursuant to Sections 3.07(b) or (c) that payment of the redemption price and performance of the Issuers’ obligations with respect thereto may be performed by another Person. Notice of any redemption pursuant to Section 3.07(d) may be given prior to the completion of the related Equity Offering.

(g)    The Trustee or the Paying Agent shall select the Notes to be purchased pursuant to Section 3.02 hereof.

(h)    Notwithstanding the foregoing, in connection with any tender offer for Notes, including a Change of Control Offer, Collateral Asset Sale Offer or Asset Sale Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes, validly tender and do not withdraw such Notes, in such tender offer and the Issuers, or any third party making such a tender offer in lieu of the Issuers, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuers or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder (excluding any early tender or incentive fee) in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, such Redemption Date.

Section 3.08    Mandatory Redemption; Offers to Purchase; Open Market Purchases.

The Issuers shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes. The Issuers may at any time and from time to time purchase Notes in the open market, by tender offer, in negotiated transactions or otherwise.

Section 3.09    Offers to Repurchase by Application of Excess Proceeds or Collateral Excess Proceeds.

(a)    The Issuers shall follow the procedures specified in clauses (b) through (f) of this Section 3.09 for any Asset Sale Offer or Collateral Asset Sale Offer commenced pursuant to Section 4.10 hereof.

(b)    An Asset Sale Offer or Collateral Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuers shall apply all Excess Proceeds or Collateral Excess Proceeds (the “Offer Amount”) to the purchase of Notes and, if required, any First Lien Obligations or other Indebtedness that ranks pari passu with the Notes, in each case subject to Section 4.10 hereof (on a pro rata basis, if applicable), or, subject to Section 4.10 hereof, if less than the Offer Amount has been tendered, all Notes and First Lien Obligations or any other Indebtedness that ranks pari passu with the Notes tendered in response to the Asset Sale Offer or Collateral Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(c)    If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest up to but excluding the Purchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer or Collateral Asset Sale Offer.

(d)    Upon the commencement of an Asset Sale Offer or Collateral Asset Sale Offer, the Issuers shall send, by electronic transmission (for Notes held in book-entry form) or by first-class mail, postage prepaid, a notice to each of the Holders, with a copy to the Trustee and the Registrar, or otherwise in accordance with the Applicable Procedures of DTC. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer or Collateral Asset Sale Offer. The notice, which shall govern the terms of the Asset Sale Offer or Collateral Asset Sale Offer, shall state:

(1)    that the Asset Sale Offer or Collateral Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer or Collateral Asset Sale Offer shall remain open;

(2)    the Offer Amount, the purchase price and the Purchase Date;

(3)    that any Note not tendered or accepted for payment shall continue to accrue interest;

(4)    that, unless the Issuers default in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer or Collateral Asset Sale Offer shall cease to accrue interest after the Purchase Date;

(5)    that Holders electing to have a Note purchased pursuant to an Asset Sale Offer or Collateral Asset Sale Offer may elect to have Notes purchased in minimum principal amounts of $2,000 and integral multiples of $1,000 only;

(6)    that Holders electing to have a Note purchased pursuant to any Asset Sale Offer or Collateral Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer such Note by book-entry transfer, to the Issuers, the Depositary, if appointed by the Issuers, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(7)    that Holders shall be entitled to withdraw their election if the Issuers, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8)    that, if the aggregate principal amount of Notes and other First Lien Obligations and any other Indebtedness that ranks pari passu to the Notes, in each case subject to Section 4.10 hereof, surrendered by the holders thereof exceeds the Offer Amount, the Registrar shall select the Notes and such Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Indebtedness tendered (with such adjustments as may be deemed appropriate by the Registrar so that only Notes in denominations of $2,000 or integral multiples of $1,000 shall be purchased); and

(9)    that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.

(e)    On or before the Purchase Date, the Issuers shall, to the extent lawful, (1) accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Asset Sale Offer or Collateral Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered and (2) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so tendered.

(f)    The Issuers, the Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Issuers for purchase, and the Issuers shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased; provided that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000. Any Note not so accepted for purchase shall be promptly delivered by the Issuers to the Holder thereof. The Issuers shall publicly announce the results of the Asset Sale Offer or Collateral Asset Sale Offer on or as soon as practicable after the Purchase Date.

Other than as specifically provided in this Section 3.09 or Section 4.10 hereof, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06 hereof.

ARTICLE IV

COVENANTS

Section 4.01    Payment of Notes.

The Issuers shall pay or cause to be paid the aggregate amount of interest payable on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, interest shall be considered paid on the date due if the Trustee holds as of noon Eastern Time on the Interest Payment Date money deposited by the Issuers in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. If an Interest Payment Date is not a Business Day, payment may be made on the next succeeding day that is a Business Day, and no additional interest or other amounts shall be payable in respect of the interest period for which such payment is made as a result of such extension of time.

Section 4.02    Maintenance of Office or Agency.

The Issuers shall maintain in the Borough of Manhattan, City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or Transfer Agent) where Notes may be surrendered for registration of transfer or for exchange or presented for payment and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The Issuers shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee (other than service of process on the Issuers).

The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuers of their obligation to maintain an office or agency in the Borough of Manhattan, City of New York, for such purposes. The Issuers shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuers hereby initially designate the office of the Trustee located at U.S. Bank National Association, 100 Wall Street, 16th floor, New York, NY 10005, as one such office or agency of the Issuers in accordance with Section 2.03 hereof.

Section 4.03    Reports and Other Information.

(a)    So long as any Notes are outstanding, Holdings will deliver to the Trustee a copy of all of the information and reports referred to below:

(1)    within 120 days after the end of each fiscal year, annual reports of Holdings for such fiscal year containing the information that would have been required to be contained in an annual report on Form 10-K (or any successor or comparable form) if Holdings had been a reporting company under the Exchange Act, except to the extent permitted to be excluded by the SEC;

(2)    within 60 days after the end of each of the first three fiscal quarters of each fiscal year, quarterly reports of Holdings for such fiscal quarter containing the information that would have been required to be contained in a quarterly report on Form 10-Q (or any successor or comparable form) if Holdings had been a reporting company under the Exchange Act, except to the extent permitted to be excluded by the SEC; and

(3)    promptly after the occurrence of any of the following events, current reports of Holdings containing substantially all of the information that would be required to be filed in a current report on Form 8-K under the Exchange Act on the Issue Date pursuant to Sections 1, 2 and 4, Items 5.01, 5.02(a), (b) and (c) and Item 9.01 (only to the extent relating to any of the foregoing) of Form 8-K if Holdings had been a reporting company under the Exchange Act; provided, however, (i) that no such current reports will be required to be delivered if Holdings determines in its good faith judgment that such event is not material to Holders or the business, assets, operations, financial position or prospects of Holdings and its Restricted Subsidiaries, taken as a whole and (ii) Holdings shall not be required to make available copies of any agreements, financial statements or other items that would be required to be filed as exhibits to a current report on Form 8-K.

To the extent any such information is not so filed or furnished, as applicable, within the time periods specified in this Section 4.03(a) and such information is subsequently filed or furnished, as applicable, the Issuers shall be deemed to have satisfied their obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders under Article VI hereof if Holders of at least 25% in principal amount of the then total outstanding Notes have declared the principal of, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure.

(b)    In addition to providing such information to the Trustee, Holdings shall make available to Holders the information required to be provided pursuant to clauses (1), (2) and (3) of the preceding paragraph, by posting such information to its website or on IntraLinks or any comparable password protected online data system or website.

(c)    Notwithstanding the foregoing, (a) Holdings will not be required to deliver any information, certificates or reports that would otherwise be required by (i) Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 or 308 of Regulation S-K or (ii) Item 10(e) of Regulation S-K promulgated by the SEC with respect to any non-generally accepted accounting principles financial measures contained therein, (b) such reports will not be required to contain financial information required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or include any exhibits or certifications required by Form 10-K or Form 10-Q (or any successor forms) or related rules under Regulation S-K and (c) such reports shall be subject to exceptions, exclusions and other differences consistent with the presentation of financial and other information in this offering memorandum and shall not be required to present compensation or beneficial ownership information.

(d)    Holdings has agreed that, for so long as any Notes remain outstanding during any period when Holdings is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(e)    Holdings shall also hold quarterly conference calls for the Holders to discuss financial information for the previous quarter (it being understood that such quarterly conference call may be the same conference call as with the Holdings’ equity investors and analysts). The conference call shall be following the last day of each fiscal quarter of Holdings and not later than 20 Business Days from the time that Holdings distributes the financial information as set forth in Section 4.03(a). Holdings shall issue a press release announcing the time and date of such conference call (which date may be the same date on which the press release is issued) and providing instructions for Holders, securities analysts and prospective investors to obtain access to such call; provided, however, that such press release can be distributed solely to certified users of the website described in Section 4.03(c).

(f)    Notwithstanding the other clauses in this Section 4.03, Holdings will be deemed to have delivered such reports and information referred to above to the Holders and the Trustee for all purposes of this Indenture if Holdings has filed such reports with the SEC via the EDGAR filing system (or any successor system) and such reports are publicly available. In addition, the requirements of this Section 4.03 will be deemed satisfied and Holdings will be deemed to have delivered such reports and information referred to above to the Trustee for all purposes of this Indenture by the posting of reports and information that would be required to be provided on Holdings’ website. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including Holding’s compliance with any of its covenants thereunder (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate). The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, Holdings’ compliance with the covenants under this Indenture or with respect to any reports or other documents filed with the SEC or posted on Holdings’ website pursuant to this Indenture, or participate in any conference calls.

Section 4.04    Compliance Certificate.

(a)    Holdings shall deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, a certificate from an Officer stating that a review of the activities of Holdings, the Issuers and their Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Issuers have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Issuers have kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture during such fiscal year and are not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Issuers are taking or proposes to take with respect thereto).

(b)    When any Default has occurred and is continuing under this Indenture of which Holdings is aware, or if the Trustee or the holder of any other evidence of Indebtedness of Holdings or any Subsidiary of Holdings gives any notice or takes any other action with respect to a claimed Default of which Holdings is aware, Holdings shall promptly (which shall be no more than five Business Days) deliver to the Trustee an Officer’s Certificate specifying such event and what action Holdings proposes to take with respect thereto.

Section 4.05    [Reserved].

Section 4.06    [Reserved].

Section 4.07    Limitation on Restricted Payments.

(a)    Holdings shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly:

(1)    declare or pay any dividend or make any distribution or any payment having the effect thereof on account of Holdings’ or any Restricted Subsidiary’s Equity Interests (in such Person’s capacity as holder of such Equity Interests), including any dividend or distribution payable in connection with any merger, amalgamation or consolidation other than:

(i)    dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of Holdings; or

(ii)    dividends or distributions by a Restricted Subsidiary payable to Holdings or another Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary of Holdings, Holdings or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2)    purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of Holdings or any direct or indirect parent of Holdings, including in connection with any merger, amalgamation or consolidation;

(3)    make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness other than:

(i)    Indebtedness permitted under Section 4.09(b)(3) hereof; or

(ii)    the payment of principal on or the purchase, redemption, defeasance, repurchase or other acquisition or retirement of Subordinated Indebtedness of Holdings or any Restricted Subsidiary in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment of principal or such purchase, redemption, defeasance, repurchase or acquisition; or

(4)    make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”) unless, at the time of such Restricted Payment:

(5)    no Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(6)    immediately after giving effect to such transaction on a pro forma basis, the Net Total Leverage Ratio is not greater than 4:00:1:00; and

(7)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdings and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by Sections 4.07(b)(10), but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication and determined on a cumulative basis):

(i)    (i)(x) 100% of the Consolidated EBITDA of Holdings for the period (taken as one accounting period) beginning on the first day of the first fiscal quarter in which the Issue Date occurs to the end of Holdings’ most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus (y) 1.4 times the Consolidated Interest Expense of Holdings for the same period (which difference shall in no event be less than zero) or (ii) in the case such Consolidated EBITDA is a deficit, zero; plus

(ii)    100% of the aggregate net proceeds (including cash and the fair market value, as determined in good faith by Holdings, of marketable securities or other property) received by Holdings since immediately after the Issue Date from the issue or sale of:

(iii)    Equity Interests of Holdings, excluding cash proceeds and the fair market value, as determined in good faith by Holdings, of marketable securities or other property received from the sale of Equity Interests to members of management, directors or consultants of Holdings, its Restricted Subsidiaries and any direct or indirect parent company of Holdings, after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with Section 4.07(b)(1); and

(iv)    to the extent such proceeds or other property are actually contributed to the capital of Holdings, Equity Interests of Holdings’ direct or indirect parent companies; or

(8)    debt of Holdings or any Restricted Subsidiary that has been converted into or exchanged for such Equity Interests of Holdings or a direct or indirect parent company of Holdings; provided, however, that this clause (B) shall not include the proceeds from (X) Refunding Capital Stock (as defined below), (Y) Equity Interests or convertible debt securities sold to the Issuers or a Restricted Subsidiary, as the case may be or (Z) Disqualified Stock or debt securities that have been converted into Disqualified Stock; plus

(i)    100% of the aggregate amount of net proceeds (including cash and the fair market value, as determined in good faith by Holdings, of marketable securities or other property) contributed to the capital of Holdings following the Issue Date (other than by a Restricted Subsidiary); plus

(ii)    100% of the aggregate amount of proceeds (including cash and the fair market value, as determined in good faith by Holdings, of marketable securities or other property) received by Holdings or a Restricted Subsidiary by means of:

(9)    the sale or other disposition (other than to Holdings or a Restricted Subsidiary) of Restricted Investments made by Holdings or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from Holdings or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by Holdings or its Restricted Subsidiaries, in each case with respect to Restricted Investments made after the Issue Date; or

(10)    the sale or other disposition (other than to Holdings or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a dividend or distribution from an Unrestricted Subsidiary after the Issue Date;

provided, however, that this clause (D) shall not include the Net Proceeds of any Asset Sale to the extent such Net Proceeds have been applied to Restricted Payments made in accordance with Section 4.07(b)(8); plus

(i)    in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by Holdings in good faith, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than to the extent such Investment constituted a Permitted Investment; plus

(ii)    $50.0 million.

(b)    Section 4.07(a) hereof shall not prohibit:

(1)    repurchase or payment of cash dividends or distributions by Holdings with respect to its Equity Interests so that one or more of its parent holding companies (if any) may repurchase its own Equity Interests owned by present or former officers or employees of Holdings or the Restricted Subsidiaries or payments to present or former officers or employees of Holdings or the Restricted Subsidiaries upon termination of employment in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans or in connection with the death or disability, retirement or termination of employment of such present or former officers or employees; provided, that the aggregate amount of such Restricted Payments under this clause

(1) shall not exceed in any calendar year $3.0 million; provided that any unused amount in any calendar year may be carried forward into any succeeding calendar year (plus the amount of net proceeds received by Holdings during such calendar year from Employee Equity Sales and the amount of net proceeds of any key-man life insurance received during such calendar year); and provided further, that the aggregate amount of such purchases or redemptions that may be made pursuant to this clause (1) shall not exceed $13.0 million (plus the amount of net proceeds received by Holdings after the Issue Date from Employee Equity Sales); provided further that cancellation of Indebtedness owing to Holdings or any Restricted Subsidiary from employees, directors, officers or consultants of Holdings, any of its Subsidiaries or its direct or indirect parent companies in connection with a repurchase of Equity Interests of Holdings or any of Holdings’ direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this Section 4.07 or any other provision of this Indenture;

(2)    the purchase, redemption, defeasance, repurchase, retirement or other acquisition of any Equity Interests of Holdings or any Restricted Subsidiary or Subordinated Indebtedness of Holdings or any of its Restricted Subsidiaries or any Equity Interests of any direct or indirect parent company of Holdings, in exchange for, or out of the proceeds of, the substantially concurrent sale or issuance (other than to a Restricted Subsidiary) of, Equity Interests of Holdings, or any direct or indirect parent company of Holdings, to the extent contributed to Holdings (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”);

(3)    repurchases of Equity Interests deemed to occur upon exercise of stock options, warrants or convertible securities if such Equity Interests represent a portion of the exercise price of such options, warrants or convertible securities and payments of cash in lieu of the issuance of fractional shares of Equity Interests upon exercise or conversion of securities exercisable or convertible into Equity Interests;

(4)    Restricted Payments at any time when, on a pro forma basis after giving effect thereto, (x) no Event of Default shall have occurred and be continuing and (y) the Net Total Leverage Ratio on a pro forma basis is not greater than 1.75:1.00;

(5)    the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions of Sections 4.10 and 4.14 hereof; provided, however, that all Notes tendered by Holders in connection with a Change of Control Offer, Asset Sale Offer or Collateral Asset Sale Offer, as applicable, have been repurchased, redeemed, acquired or retired for value;

(6)    the distribution, by dividend or otherwise, of shares of Equity Interests of, or Indebtedness owed to the Issuers or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(7)    payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of Holdings and its Restricted Subsidiaries, taken as a whole, that complies with Section 5.01; provided, however, that as a result of such consolidation, merger or transfer of assets, Holdings shall make a Change of Control Offer and that all Notes tendered by Holders in connection with such Change of Control Offer have been repurchased, redeemed, acquired or retired for value;

(8)    distributions, by dividend or otherwise, of Net Proceeds of any Asset Sale by an Issuer or any Restricted Subsidiary that do not, or no longer, constitute Excess Proceeds or Collateral Excess Proceeds because they were used to make an Asset Sale Offer or Collateral Asset Sale Offer, as the case may be; provided, however, that all Notes validly tendered by Holders in the Asset Sale Offer or Collateral Asset Sale Offer, as the case may be, have been purchased;

(9)    Holdings and any Restricted Subsidiary may declare and pay regularly scheduled or accrued dividends to holders of a class or series of Disqualified Stock of Holdings or any of its Restricted Subsidiaries issued not in violation of Section 4.09;

(10)    the payment of any dividend or distribution or consummation of any redemption within 60 days after the date of declaration of such dividend or distribution or the giving of redemption notice, as the case may be, if at the date of declaration or notice such payment or redemption would have complied with the provisions of this Indenture; and

(11)    the purchase, redemption, defeasance, repurchase or other acquisition or retirement of Subordinated Indebtedness of an Issuer or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Subordinated Indebtedness of an Issuer or a Restricted Subsidiary, as the case may be, which is incurred in compliance with Section 4.09 hereof.

(c)    Holdings will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Holdings and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time pursuant to this Section 4.07 or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Indenture.

Section 4.08    Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)    Holdings will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon:

(1)    the ability of Holdings, or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets; or

(2)    the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to Holdings or any Restricted Subsidiary or to Guarantee Indebtedness of Holdings or any Restricted Subsidiary.

(b)    The restrictions in Section 4.08(a) hereof shall not apply to:

(1)    contractual encumbrances or restrictions in effect on the Issue Date;

(2)    (x) the New Senior Credit Facilities, the ABL Facility and the related documentation and (y) this Indenture, the Notes, the Guarantees and the Security Documents;

(3)    purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations if such restrictions or conditions apply only to the property or assets subject to such Liens;

(4)    applicable law or any applicable rule, regulation or order;

(5)    customary restrictions and conditions contained in agreements relating to the sale of, or sale of the assets of a Restricted Subsidiary pending such sale; provided such restrictions and conditions apply only to the Restricted Subsidiary that is, or such assets that are, to be sold and such sale is permitted hereunder;

(6)    restrictions or conditions imposed by any agreement relating to other Indebtedness secured by Liens permitted by Section 4.18 if such restrictions or conditions apply only to the property or assets subject to such Liens;

(7)    clause (1) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof;

(8)    any Not for Profit Subsidiary;

(9)    customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(10)    any agreement or other instrument of a Person acquired by or merged, consolidated or amalgamated with or into any Issuer or any Restricted Subsidiary thereof in existence at the time of such acquisition, merger, consolidation or amalgamation (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries or the property or assets so assumed;

(11)    customary provisions contained in any Indebtedness incurred pursuant to any Credit Facilities as permitted pursuant to Section 4.09 hereof and provided that an Officer reasonably and in good faith determines at the time such Indebtedness is incurred (and at the time of any modification of the terms of any such encumbrance or restriction) that any such encumbrance or restriction will not materially adversely affect any Issuer’s or any Guarantor’s ability to make any payments, when due, with respect to the Notes or its Guarantee thereof and any other Indebtedness that is an obligation of such Issuer or such Guarantor and such determination is set forth in an Officer’s Certificate delivered to the Trustee; and

(12)    any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) of this Section 4.08(b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Holdings, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 4.09    Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a)    Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and Holdings and the Guarantors shall not issue any shares of Disqualified Stock and Holdings shall not permit any Restricted Subsidiary that is not a Guarantor to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that (1) the Issuers and the Guarantors may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and (2) any Restricted Subsidiary that is not an Issuer or a Guarantor may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and issue shares of Preferred Stock, if in each case the Net Total Leverage Ratio at the time such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued is no greater than 4.5 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of the most recently ended four fiscal quarters for which internal financial statements are available; provided further, however, that Restricted Subsidiaries that are not Guarantors or Issuers may not incur Indebtedness or issue Disqualified Stock or Preferred Stock if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), more than an aggregate of the greater of $100,000,000 or 35% of Consolidated EBITDA of Indebtedness or Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Guarantors or Issuers is outstanding pursuant to this paragraph (together with any Refinancing Indebtedness in respect thereof and with amounts incurred under clause (15) of the next paragraph) at such time.

(b)    Section 4.09(a) hereof shall not apply to:

(1)    Indebtedness of Holdings and its Restricted Subsidiaries (i) in existence on the Issue Date (other than the ABL Facility, the New Senior Credit Facilities and Indebtedness described in clauses (2) or (3) of this Section 4.09(b)), or (ii) under Credit Facilities in an amount not to exceed the sum of $975.0 million;

(2)    the incurrence by the Issuers and any Guarantor of Indebtedness represented by the Notes (including any Guarantee, but excluding any Additional Notes);

(3)    intercompany Indebtedness of Holdings and the Restricted Subsidiaries; provided that any such intercompany Indebtedness owed by any Issuer or Guarantor to a Subsidiary that is not an Issuer or Guarantor shall be subordinated to the First Lien Obligations;

(4)    Indebtedness incurred by Holdings or any of the Restricted Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price, earnouts or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing the performance of Holdings or any such Restricted Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or Acquisitions or permitted dispositions of any business or assets of Holdings or any of the Restricted Subsidiaries;

(5)    Indebtedness which may be deemed to exist pursuant to any guarantees, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

(6)    Indebtedness in respect of netting services, overdraft protections, any cash management services arrangement and otherwise in connection with deposit accounts;

(7)    guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Holdings and the Restricted Subsidiaries;

(8)    Indebtedness, Disqualified Stock or Preferred Stock of (x) Holdings or a Restricted Subsidiary incurred or issued to finance an acquisition or (y) Persons that are acquired by Holdings or any Restricted Subsidiary or merged into Holdings or a Restricted Subsidiary in accordance with the terms of this Indenture; provided, however, that after giving effect to such acquisition or merger, either (A) the total amount of Indebtedness incurred and outstanding under this clause (8) is in an aggregate amount together with any Refinancing Indebtedness in respect thereof not to exceed the greater of (x) $70.0 million and (y) 15% of Consolidated EBITDA, or (B) any of the following are satisfied as of the date of incurrence:

(i)    the Issuers would be permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 4.09(a); or

(ii)    the Net Total Leverage Ratio is not higher than the Net Total Leverage Ratio immediately prior to such acquisition or merger provided, however, that in each case, such determination is made on a pro forma basis taking into account such acquisition or merger;

(9)    Indebtedness owed to (including obligations in respect of letters of credit for the benefit of) any person providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance to Holdings or any Restricted Subsidiary, pursuant to reimbursement or indemnification obligations to such person;

(10)    Indebtedness of Holdings or the Restricted Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations and trade-related letters of credit, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business and any extension, renewal or refinancing thereof to the extent that the amount of refinancing Indebtedness is not greater than the amount of Indebtedness being refinanced;

(11)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(12)    Indebtedness with respect to Capital Lease Obligations, mortgage financings and purchase money Indebtedness incurred by Holdings or any Restricted Subsidiary, or Disqualified Stock and Preferred Stock issued by Holdings or any Restricted Subsidiaries, to finance the purchase, lease or improvement of property, prior to or within 270 days after the acquisition, lease, construction, repair, replacement or improvement of the respective asset (whether through the direct purchase of such asset or the Equity Interest of any person owning such asset) in order to finance such acquisition, lease, construction, repair, replacement or improvement (including any Indebtedness acquired in connection with a Permitted Acquisition or an Acquisition); provided, any such Indebtedness (i) shall be secured only by the assets acquired, leased, constructed, repaired or improved in connection with the incurrence of such Indebtedness, and (ii) shall constitute not less than 75% of the aggregate consideration paid with respect to such asset in an aggregate principal amount which, immediately after giving effect to the incurrence thereof, when aggregated with the principal amount of all other Indebtedness then outstanding that was incurred pursuant to this clause (12), together with any Refinancing Indebtedness thereof, is not in excess of the greater of (A) 25% of the Consolidated EBITDA for the most recently ended four fiscal quarter period ending with a fiscal quarter for which internal financial statements are available and (B) $75.0 million;

(13)    Indebtedness of any Restricted Subsidiary supported by a letter of credit in a principal amount not in excess of the stated amount of such letter of credit;

(14)    the incurrence by (x) Holdings and the Guarantors of Indebtedness or the issuance of shares of Disqualified Stock by the Guarantors, and (y) any Restricted Subsidiary that is not a Guarantor of Indebtedness or the issuance of shares of Disqualified Stock or shares of Preferred Stock, in each case, that serves to extend, replace, refund, refinance, renew or defease:

(i)    any Indebtedness incurred or Disqualified Stock or Preferred Stock issued as permitted under Section 4.09(a) and clauses (2), (8) and (12) of this Section 4.09(b) (including with respect to Section 4.09(a), any unfunded commitment for which an Officer’s Certificate has been delivered to the Trustee as provided in Section 1.06(c) hereof), or

(ii)    any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to so extend, replace, refund, refinance, renew or defease the Indebtedness, Disqualified Stock or Preferred Stock set forth in clause (A) above (including unfunded commitments that serve to extend, replace, refund, refinance, renew or defease any unfunded commitments under Indebtedness set forth in such clause (A));

provided, however, that in the case of clauses (A) and (B), any unfunded commitment shall continue to be treated as outstanding for purposes of the definitions of Net Total Leverage Ratio, Net Secured Leverage Ratio and Net First Lien Leverage Ratio, to the extent such unfunded commitment was outstanding for purposes thereof prior to such extension, replacement, refunding, refinancing, renewal or defeasance under this clause (14), including, in each case, additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), defeasance costs and fees and expenses in connection therewith or incurred as a result of original issue discount, accreted value in excess of the proceeds thereof or the stated principal amount thereof being in excess of the fair value thereof at issuance, in each case, as determined in good faith by the Issuers (collectively, the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that:

(A)    such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased (except by virtue of prepayment of such Indebtedness);

(B)    to the extent such Refinancing Indebtedness refinances Subordinated Indebtedness, Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Subordinated Indebtedness, Disqualified Stock or Preferred Stock, and in the case of Subordinated Indebtedness, is subordinated to the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced;

(C)    such Refinancing Indebtedness shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of Holdings that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of any Issuer or a Guarantor; or

(ii) Indebtedness, Disqualified Stock or Preferred Stock of Holdings or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary; and

(D)    such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus customary fees and expenses, including premiums, accrued and unpaid interest and defeasance costs) under the Indebtedness being Refinanced plus (y) an amount equal to any unutilized commitment relating to the Indebtedness being refinanced or otherwise then outstanding under a Credit Facility or other financing arrangement being refinanced to the extent the unutilized commitment being refinanced could be drawn in compliance with this Section 4.09 immediately prior to such refinancing, plus (z) fees, underwriting discounts, accrued and unpaid interest, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees and similar fees) Incurred or payable in connection with such refinancing;

(15)    Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries of Holdings that are not Issuers or Guarantors in an aggregate principal amount which, immediately after giving effect to the incurrence thereof, when aggregated with the principal amount of all other Indebtedness then outstanding that was incurred pursuant to this clause (15), together with any Indebtedness incurred pursuant to Section 4.09(a) by Restricted Subsidiaries that are not the Issuers or Guarantors, is not in excess of the greater of (i) $100.0 million and (ii) and 35% of the Consolidated EBITDA for the most recently ended four fiscal quarter period ending with a fiscal quarter for which internal financial statements are available;

(16)    all premiums (if any), interest, fees, expenses, indemnities, charges and additional or contingent interest on obligations described in clauses (1) through (15) above;

(17)    guarantees of obligations of third parties to the extent treated as Investments in such third parties (in an amount equal to the aggregate amount of the obligations so guaranteed) and permitted by Section 4.07;

(18)    Indebtedness consisting of Indebtedness issued by any Issuer or Guarantor to future, current or former officers, managers, directors, consultants and employees of Holdings, its subsidiaries or its direct or indirect parent companies, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of Holdings or any direct or indirect parent companies to the extent described in 4.07(b)(1);

(19)    Indebtedness with respect to Hedging Agreements permitted under clause (8) of the definition of Permitted Investments;

(20)    Indebtedness incurred by the Issuers or any of their Restricted Subsidiaries to the extent that the net proceeds thereof are deposited with the Trustee within five (5) Business Days to satisfy or discharge the Notes or exercise the Issuers’ legal defeasance option or covenant defeasance option, in each case, in accordance with this Indenture;

(21)    Indebtedness of Joint Ventures and/or Indebtedness incurred on behalf of any Joint Venture or any Guarantees of Indebtedness of joint ventures, in an aggregate outstanding principal amount not to exceed $60.0 million at any time; and

(22)    any other Indebtedness, Disqualified Stock or Preferred Stock not otherwise permitted hereunder which, when aggregated with the amount of all other Indebtedness, Disqualified Stock or Preferred Stock then outstanding and incurred pursuant to this clause (22), does not at any one time exceed $150.0 million.

(c)    For purposes of determining compliance with this Section 4.09:

(1)    in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (22) of Section 4.09(b) hereof or is entitled to be incurred pursuant to Section 4.09(a) hereof, Holdings, in its sole discretion, may classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses of Section 4.09(b) hereof or under Section 4.09(a) hereof; provided that (x) all Indebtedness outstanding under the New Senior Credit Facilities and the ABL Facility on the Issue Date shall be treated as incurred on the Issue Date under clause (1)(ii) of Section 4.09(b) hereof and may not be reclassified and (y) Indebtedness incurred or Disqualified Stock or Preferred Stock issued by Restricted Subsidiaries that are not Guarantors may be reclassified only to the extent that, after giving effect to such reclassification (including a pro forma application of the net proceeds therefrom), such Restricted Subsidiary that is not a Guarantor would be permitted to incur the Indebtedness or issue the Disqualified Stock or Preferred Stock as so reclassified on the date;

(2)    at the time of incurrence or any reclassification thereafter, Holdings shall be entitled to divide and classify an item of Indebtedness, Disqualified Stock or Preferred Stock in more than one of the types of Indebtedness, Disqualified Stock or Preferred Stock described in Sections 4.09(a) and 4.09(b) hereof; provided, however, that with respect to such Indebtedness, Disqualified Stock and Preferred Stock of Restricted Subsidiaries that are not Guarantors, such Indebtedness, Disqualified Stock and Preferred Stock may only be classified or reclassified as a type of Indebtedness, Disqualified Stock or Preferred Stock to the extent such Restricted Subsidiary that is not a Guarantor may so incur such Indebtedness, Disqualified Stock or Preferred Stock under this Indenture on the date of classification or reclassification;

(3)    in the event that Holdings or a Restricted Subsidiary incurs Indebtedness in connection with a Limited Condition Transaction, the date of determination of the Net First Lien Leverage Ratio, the Net Secured Leverage Ratio or the Net Total Leverage Ratio, as applicable, shall, at the option of Holdings, be:

(i)    the date that a definitive agreement for such acquisition is entered into and the Net First Lien Leverage Ratio, Net Secured Leverage Ratio or the Net Total Leverage Ratio, as applicable, shall be calculated giving pro forma effect to such acquisition and any actions or transactions related thereto (including acquisitions, Investments, the Incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof) consistent with the definition of the Net First Lien Leverage Ratio, Net Secured Leverage Ratio or the Net Total Leverage Ratio, as applicable, and, for the avoidance of doubt, (A) if any such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in the Consolidated EBITDA of Holdings or the target company) at or prior to the consummation of the relevant acquisition, such ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether such acquisition and any related transactions are permitted hereunder and (B) such ratios shall not be tested at the time of consummation of such Limited Condition Transaction; provided, further, that if Holdings elects to have such determinations occur at the time of entry into such definitive agreement, (i) any such transaction shall be deemed to have occurred on the date the definitive agreement is entered into and to be outstanding thereafter for purposes of calculating any ratios under this Indenture after the date of such agreement and before the earlier of the date of consummation of such acquisition or the date such agreement is terminated or expires without consummation of such acquisition and (ii) to the extent any covenant baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized until the earlier of the date of consummation of such acquisition or the date such agreement is terminated or expires without consummation of such acquisition, but any calculation of Consolidated EBITDA for purposes of other incurrences of Indebtedness or Liens or making of Restricted Payments (not related to such acquisition) shall not reflect such acquisition until it has been consummated, or

(ii)    the date such Indebtedness is incurred.

(iii)    Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, shall not be deemed to be an incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock for purposes of this Section 4.09.

(4)    For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

(5)    The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of Holdings dated such date prepared in accordance with GAAP.

(6)    Holdings shall not, and shall not permit any Issuer or Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is contractually subordinated or junior in right of payment to any Indebtedness of Holdings or such Issuer or Guarantor, as the case may be, unless such Indebtedness is also expressly subordinated in right of payment to the Notes or the Guarantee of such Guarantor, as the case may be.

(7)    For all purposes of the Notes and this Indenture, subordination will refer to contractual payment subordination and not to structural subordination. The Notes and this Indenture do not treat (1) unsecured Indebtedness as subordinated or junior to Secured

Indebtedness merely because it is unsecured, (2) unsubordinated Indebtedness as subordinated or junior to any other unsubordinated Indebtedness merely because it has a junior priority with respect to the same collateral or (3) Indebtedness as subordinated or junior Indebtedness merely because it is structurally subordinated to other Indebtedness.

Section 4.10    Asset Sales.

(a)    Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(1)    Holdings or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by Holdings) of the assets sold or otherwise disposed of; and

(2)    except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by Holdings or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(i)    any liabilities (as shown on Holdings’ or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of Holdings or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes (or Guarantees) or that are owed to Holdings or a Restricted Subsidiary, that are assumed by the transferee of any such assets and for which Holdings and all of its Restricted Subsidiaries have been irrevocably released from such liabilities,

(ii)    any securities, notes or other obligations or assets received by Holdings or such Restricted Subsidiary from such transferee that are converted by Holdings or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, subject to ordinary settlement periods, and

(iii)    any Designated Non-Cash Consideration received by Holdings or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $30.0 million and (y) 7.5% of Consolidated EBITDA as of the end of Holdings’ most recently ended fiscal quarter prior to the date of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value shall be deemed to be cash for purposes of this provision and for no other purpose.

(b)    Within 12 months after the receipt of any Net Proceeds of any Asset Sale by Holdings or any Restricted Subsidiary, Holdings or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale:

(1)    to the extent such Net Proceeds are from an Asset Sale of Collateral, (x) to permanently reduce any First Lien Obligations (other than the Notes), including Indebtedness under the New Senior Credit Facilities, and to correspondingly reduce commitments with respect thereto; provided that the Issuers equally and ratably reduce (or offer to reduce pursuant to a Collateral Asset Sale Offer) Obligations under the Notes, (y) to reduce or repay ABL Obligations, if such Net Proceeds are from an Asset Sale of ABL Priority Collateral, or (z) to make an offer (in accordance with the procedures set forth in Section 3.09 and Section 4.10(d) hereof for a Collateral Asset Sale Offer) to all Holders to purchase a pro rata amount of Notes at 100% of the principal amount thereof, plus accrued but unpaid interest, redeem Notes as provided in Section 3.07 hereof or purchase Notes through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof); and

(2)    to the extent such Net Proceeds are from an Asset Sale that does not constitute Collateral, (x) to reduce, prepay, repay or purchase any Indebtedness secured by a Lien on such asset, (y) to reduce, prepay, repay or purchase Pari Passu Indebtedness; provided, that the Issuers equally and ratably reduce (or offer to reduce pursuant to an Asset Sale Offer) Obligations under the Notes, or (z) to make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase a pro rata amount of Notes at 100% of the principal amount thereof, plus accrued but unpaid interest, redeem Notes as provided in Section 3.07 hereof or purchase Notes through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof);

(3)    solely in the case of an Asset Sale by a Restricted Subsidiary that is not an Issuer or a Guarantor, to permanently reduce Obligations under Indebtedness of Restricted Subsidiaries that are not Issuers or Guarantors, and to correspondingly reduce commitments with respect thereto; or

(4)    to (a) make an Investment in any one or more businesses, provided, however, that such Investment in any business is in the form of the acquisition of Equity Interests and results in Holdings or the Restricted Subsidiary, as the case may be, owning an amount of the Equity Interests of such business such that it constitutes a Restricted Subsidiary, (b) acquire properties, (c) make capital expenditures or (d) acquire other assets that, in the case of each of clauses (a), (b), (c) and (d) either (x) are used or useful in a Similar Business or (y) replace the businesses, properties or assets that are the subject of such Asset Sale; provided further, that such Equity Interests, properties and other assets are pledged as Collateral to the extent constituting Collateral;

provided, however, that in the case of clause (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as Holdings or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within the later of 12 months after receipt of such Net Proceeds and 180 days following such commitment; provided further, however, that if such commitment is cancelled or terminated after the later of such 12 month or 180 day period for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Collateral Excess Proceeds or Excess Proceeds, as the case may be.

(c)    Any Net Proceeds from any Asset Sale described in Section 4.10(a) that are not invested or applied as provided and within the time period set forth in Section 4.10(b) will be deemed to constitute “Collateral Excess Proceeds,” with respect to any Asset Sale of Collateral, or “Excess Proceeds”, with respect to any Asset Sale of assets or property that do not constitute

Collateral, except the amount of Collateral Excess Proceeds or Excess Proceeds, as the case may be, will be reduced by the sum of the amount of the Notes offered to be purchased in an offer pursuant to Section 4.10(b)(1) hereof.

(d)    When the aggregate amount of Collateral Excess Proceeds with respect to the Notes exceeds $25,000,000, the Issuers shall make an offer to all Holders and, if required by the terms of any First Lien Obligations or Obligations secured by a Lien permitted under this Indenture on the Collateral disposed of (which Lien is not subordinate to the Lien of the Notes with respect to the Collateral), to all holders of such other First Lien Obligations or other Obligations (a “Collateral Asset Sale Offer”), to purchase the maximum aggregate principal amount of such Notes that is a minimum of $2,000 or an integral multiple of $1,000 thereof (in aggregate principal amount) and the maximum aggregate principal amount (or accreted value, if less) of such other First Lien Obligations or other Obligations that may be purchased out of such Collateral Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest (or such lesser price with respect to such other First Lien Obligations or other Obligations, if any, as may be provided by the terms of the agreement governing such other Indebtedness) to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture and the agreements governing such other First Lien Obligations or other Obligations. The Issuers will commence a Collateral Asset Sale Offer with respect to Collateral Excess Proceeds within 20 Business Days after the date that Collateral Excess Proceeds exceed $25,000,000 by delivering the notice required pursuant to the terms of this Indenture, with a copy to the Trustee or otherwise in accordance with the procedures of DTC. The Issuers, in their sole discretion, may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making a Collateral Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 12 month period (or such longer period provided above) or with respect to Collateral Excess Proceeds of $25,000,000 or less.

(e)    To the extent that the aggregate principal amount of Notes and the aggregate principal amount (or accreted value, if applicable) of such other First Lien Obligations or other Obligations secured by a Lien permitted under this Indenture on the Collateral disposed of, as the case may be, validly tendered pursuant to a Collateral Asset Sale Offer is less than the Collateral Excess Proceeds with respect to the Notes, the Issuers may use any remaining Collateral Excess Proceeds for general corporate purposes, including to make Restricted Payments, subject to the other covenants contained in this Indenture or for any other purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and the aggregate principal amount (or accreted value, if applicable) of such other First Lien Obligations or other Obligations surrendered in a Collateral Asset Sale Offer exceeds the amount of Collateral Excess Proceeds, the Trustee or the Paying Agent shall select the Notes and the Issuers or the agent for such other First Lien Obligations or other Obligations will select such other First Lien Obligations or other Obligations to be purchased on a pro rata basis based on the principal amount of the Notes and the aggregate principal amount (or accreted value, if applicable) of such other First Lien Obligations or other Obligations validly tendered. Upon completion of any such Collateral Asset Sale Offer, the amount of Collateral Excess Proceeds shall be reset at zero.

(f)    When the aggregate amount of Excess Proceeds with respect to the Notes exceeds $25,000,000, the Issuers shall make an offer to all Holders and, if required by the terms of any Pari Passu Indebtedness, to all holders of such Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of such Notes and the maximum aggregate principal amount (or accreted value, if less) of such Indebtedness that is a minimum of $2,000 or an integral multiple of $1,000 thereof (in aggregate principal amount) that may be purchased out of such Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest (or such lesser price with respect to such other Pari Passu Indebtedness, if any, as may be provided by the terms of the agreements governing such other Indebtedness) to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture and the agreement governing the Pari Passu Indebtedness. The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within 20 Business Days after the date that Excess Proceeds exceed $25,000,000 by delivering the notice required pursuant to the terms of this Indenture, with a copy to the Trustee or otherwise in accordance with the procedures of DTC. The Issuers, in their sole discretion, may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 12 month period (or such longer period provided above) or with respect to Excess Proceeds of $25,000,000 or less.

(g)    To the extent that the aggregate principal amount of Notes and the aggregate principal amount (or accreted value, if applicable) of such Pari Passu Indebtedness validly tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds with respect to the Notes, the Issuers may use any remaining Excess Proceeds for general corporate purposes, including to make Restricted Payments, subject to the other covenants contained in this Indenture or for any other purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and the aggregate principal amount (or accreted value, if applicable) of the Indebtedness surrendered in an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee or the Paying Agent shall select the Notes and the Issuers or the agent for such Indebtedness shall select such other Indebtedness to be purchased on a pro rata basis based on the principal amount of the Notes and the aggregate principal amount (or accreted value, if applicable) of such Indebtedness validly tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

(h)    Pending the final application of any Net Proceeds pursuant to this Section 4.10, the holder of such Net Proceeds may (1) apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility, including under any Credit Facilities, or otherwise invest or apply such Net Proceeds in any manner not prohibited by this Indenture, and (2) elect to invest in additional assets prior to receiving the Net Proceeds attributable to any given Asset Sale (provided that such investment shall be made no earlier than the earliest of notice to the Trustee of the relevant Asset Sale, execution of a definitive agreement for the relevant Asset Sale, and consummation of the relevant Asset Sale) and deem the amount so invested to be applied pursuant to and in accordance with clause (3) of Section 4.10(b) with respect to such Asset Sale.

(i)    The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Collateral Asset Sale Offer or an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

Section 4.11    Transactions with Affiliates.

(a)    Holdings will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of their properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Holdings (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of the greater of $25 million and 10% of Consolidated EBITDA, unless:

(1)    such Affiliate Transaction is on terms that are not materially less favorable to Holdings or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2)    Holdings delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of the greater of $35 million and 15.0% of Consolidated EBITDA, a resolution adopted by the majority of the Board of Directors approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) of this Section 4.11(a).

(b)    Section 4.11(a) hereof shall not apply to the following:

(1)    transactions between or among the Issuers or any Guarantor;

(2)    in the case of a Restricted Subsidiary that is an Issuer or Guarantor, Investments in any Affiliate that provides services to any Issuer or its Restricted Subsidiaries; provided that (x) such Investment is made pursuant to clauses (16) or (20) of the definition of “Permitted Investments” and is permitted thereby, and (y) the board of directors of Holdings determines that such Investment is in the best interests of Holdings and the Restricted Subsidiaries;

(3)    Restricted Payments permitted by Section 4.07;

(4)    the indemnification of, and the payment of reasonable and customary fees and indemnities to, directors, officers and employees of Holdings and the Restricted Subsidiaries in the ordinary course of business;

(5)    Investments permitted by clauses (1), (3), (14) or (15) of the definition of “Permitted Investments”, Investments in joint ventures and in Persons that are not Issuers or Guarantors permitted by clauses (16) and (20) of the definition of “Permitted Investments” and transfers of work-in-process and products in the ordinary course of business among Holdings and its Subsidiaries in connection with the digital development of intellectual property owned by the Issuers and Guarantors in compliance with clauses (1) and (2) of Section 4.10(a) or a transfer not constituting an Asset Sale;

(6)    transactions in which Holdings or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to Holdings or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to Holdings or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(7)    (i) any employment agreement entered into by Holdings or any Restricted Subsidiary in the ordinary course of business, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (iii) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto;

(8)    any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans entered into by Holdings or any Restricted Subsidiary in the ordinary course of business and approved by the board of directors of Holdings or HMHP;

(9)    the existence of, or the performance by Holdings, any Issuer or any of the Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement or its equivalent with the stockholders of Holdings or any direct or indirect parent of an Issuer (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter;

(10)    payments by Holdings, any Issuer or any Restricted Subsidiary to an Affiliate for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the board of directors of Holdings in good faith;

(11)    investments by Affiliates in securities or Indebtedness of Holdings or any Restricted Subsidiary so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the aggregate investment by Affiliates constitutes less than 50% of the proposed or outstanding issue amount of such class of securities or Indebtedness;

(12)    any transaction with an Affiliate in which the consideration paid by Holdings, the Issuers or any Restricted Subsidiary consists only of Equity Interests of Holdings or any direct or indirect parent company of Holdings; and

(13)    any merger, consolidation or reorganization of Holdings with an Affiliate of Holdings not materially adverse to the interests of the Holders and solely for the purpose of (i) forming or collapsing a holding company structure or (ii) reincorporating Holdings in a new jurisdiction.

Section 4.12    [Reserved].

Section 4.13    [Reserved].

Section 4.14    Offer to Repurchase Upon Change of Control

(a)    If a Change of Control occurs, unless Holdings has previously or concurrently delivered a redemption notice with respect to all the outstanding Notes as set forth in each of Section 5 of the Notes and Sections 3.03 and 3.07 hereof, which such redemption notice may be conditioned only upon the occurrence of such Change of Control, the Issuers shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101.0% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date. Within 30 days following any Change of Control, unless the Issuers have previously or concurrently delivered a redemption notice with respect to all the outstanding Notes as set forth in Section 5 of the Notes and Sections 3.03 and 3.07 hereof, which such redemption notice may be conditioned only upon the occurrence of such Change of Control, the Issuers will send notice of such Change of Control Offer by electronic transmission (for Notes held in book-entry form) or first-class mail, with a copy to the Trustee, to each Holder to the address of such Holder appearing in the security register with a copy to the Trustee, or otherwise in accordance with the Applicable Procedures of DTC, with the following information:

(1)    that a Change of Control Offer is being made pursuant to this Section 4.14, and that all Notes properly tendered pursuant to such Change of Control Offer shall be accepted for payment by the Issuers;

(2)    the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is transmitted or delivered (the “Change of Control Payment Date”);

(3)    that any Note not properly tendered shall remain outstanding and continue to accrue interest;

(4)    that unless the Issuers default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on the Change of Control Payment Date;

(5)    that Holders electing to have any Notes purchased pursuant to a Change of Control Offer shall be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)    that Holders shall be entitled to withdraw their tendered Notes and their election to require the Issuers to purchase such Notes; provided that the Paying Agent receives, not later than the close of business on the fifth Business Day preceding the Change of Control Payment Date, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7)    that the Holders whose Notes are being repurchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to a minimum of $2,000 or an integral multiple of $1,000 in principal amount;

(8)    if such notice is transmitted or delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(9)    the other instructions, as determined by the Issuers, consistent with this Section 4.14, that a Holder must follow.

The notice, if delivered or transmitted in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (a) the notice is delivered in a manner herein provided and (b) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect.

(b)    On the Change of Control Payment Date, the Issuers shall, to the extent permitted by law,

(1)    accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)    deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3)    deliver, or cause to be delivered, to the Trustee for cancellation (and delivery to the Paying Agent) the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuers.

(c)    The Issuers shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(d)    The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes by the Issuers pursuant to a

Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue thereof.

(e)    Other than as specifically provided in this Section 4.14, any purchase pursuant to this Section 4.14 shall be made pursuant to the provisions of Sections 3.02, 3.05 and 3.06 hereof.

Section 4.15    Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.

(a)    Holdings shall not permit any Wholly-Owned Domestic Subsidiary that is a Restricted Subsidiary of Holdings, other than a Guarantor, an Immaterial Subsidiary or a special purpose securitization Subsidiary, to guarantee the payment of any (i) Indebtedness permitted under Section 4.09(b)(1)(ii) or (ii) capital markets debt securities of the Issuers or any Guarantor unless:

(1)    such Restricted Subsidiary within 60 days executes and delivers a supplemental indenture to this Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of any Issuer or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or a related Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s related Guarantee; and

(2)    such Restricted Subsidiary waives and shall not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuers or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee until payment in full of Obligations under this Indenture;

provided, that this Section 4.15(a) shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

Holdings may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary shall not be required to comply with the 60 day periods set forth in clauses (1) and (2) of this Section 4.15(a).

(b)    If any Guarantor becomes an Immaterial Subsidiary, Holdings shall have the right, by delivery of a supplemental indenture executed by the Issuers to the Trustee, to cause such Immaterial Subsidiary to automatically and unconditionally cease to be a Guarantor, subject to the requirement described in Section 4.15(a) hereof that such Subsidiary shall be required to become a Guarantor if it ceases to be an Immaterial Subsidiary (except that if such Subsidiary has been properly designated as an Unrestricted Subsidiary it shall not be so required to become a Guarantor or execute a supplemental indenture); provided, further, that such Immaterial Subsidiary shall not be permitted to Guarantee the New Senior Credit Facilities or other Indebtedness of Holdings or the other Guarantors, unless it again becomes a Guarantor.

Section 4.16    [Reserved].

Section 4.17    Suspension of Covenants if the Notes Achieve Investment Grade Rating.

(a)    If on any date following the date of this Indenture:

(1)    the Notes achieve an Investment Grade Rating by both of the Rating Agencies; and

(2)    no Default or Event of Default shall have occurred and be continuing (a “Suspension Date”), then, beginning on that day and subject to the provisions of the following clauses (b) and (c), the covenants set forth in Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.15 and 5.01(a)(4) (collectively, the “Suspended Covenants”) shall be terminated.

(b)    In the event that Holdings and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the Notes below an Investment Grade Rating, then Holdings and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events, unless and until the Notes subsequently attain an Investment Grade Rating by both of the Rating Agencies and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time as the Notes maintain an Investment Grade Rating by both of the Rating Agencies and no Default or Event of Default is in existence). Notwithstanding that the Suspended Covenants may be reinstated, no Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture, the Notes or the Guarantees with respect to the Suspended Covenants based on any actions taken or events occurring during any Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising after the commencement of a Suspension Period and prior to the immediately following Reversion Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The periods of time between the applicable Suspension Date and the immediately following Reversion Date are each referred to in this description as a “Suspension Period.”

(c)    On the Reversion Date, all Indebtedness incurred during the immediately preceding Suspension Period will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 4.09(b)(1)(i). Calculations made after a Reversion Date of the amount available to be made as Restricted Payments under Section 4.07 will be made as though the covenant in Section 4.07 had been in effect prior to, but not during, the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under Section 4.07(a). No Default or Event of Default will be deemed to have occurred as a result of the Reversion Date occurring on the basis of any actions taken or the continuance of any circumstances resulting from actions taken or the performance of obligations under agreements entered into by Holdings or any of its

Restricted Subsidiaries during the Suspension Period (other than agreements to take actions after the Reversion Date that would not be permitted outside of the Suspension Period entered into in contemplation of the Reversion Date). For purposes of determining compliance with Section 4.10, the amount of Excess Proceeds and/or Collateral Excess Proceeds from all Asset Sales not applied in accordance with the covenant will be deemed to be reset to zero. On and after the Reversion Date, all of Holdings’ Subsidiaries that Guarantee obligations under the New Senior Credit Facilities or Indebtedness Incurred pursuant to Section 4.09(b)(1)(ii) shall Guarantee the Notes.

Section 4.18    Liens.

(a)    Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (each, an “Initial Lien”) that secures Obligations under any Indebtedness on any asset or property of Holdings or such Restricted Subsidiary, unless:

(1)    in the case of Initial Liens on any Collateral, such Initial Lien is a Permitted Lien; and

(2)    in the case of any Initial Lien on any asset or property that is not Collateral, (i) the Notes (or a Guarantee in the case of Initial Liens on assets or property of a Guarantor) are equally and ratably secured with (or on a senior basis to, in the case such Initial Lien secures any Subordinated Indebtedness) the Obligations secured by such Initial Lien until such time as such Obligations are no longer secured by such Initial Lien at which time the Lien securing the Notes and the Guarantees shall be automatically and unconditionally released and discharged or (ii) such Initial Lien is a Permitted Lien.

(b)    Any Lien created for the benefit of the Holders pursuant to this Section 4.18 shall be deemed automatically and unconditionally released and discharged upon the release and discharge of the applicable Lien described in clauses (1) and (2) of Section 4.18(a).

ARTICLE V

SUCCESSORS

Section 5.01    Merger, Consolidation or Sale of All or Substantially All Assets.

(a)    Holdings and any Issuer may not consolidate or merge with or into or wind up into (whether or not Holdings or such Issuer is the surviving corporation), nor may Holdings or any Issuer sell, assign, transfer, lease, convey or otherwise dispose of assets or properties that in either case constitute all or substantially all of the properties or assets of Holdings and its Subsidiaries which are Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any Person unless:

(1)    Holdings or such Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than Holdings or such Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Issuer or such Person, as the case may be, being herein called the “Successor Issuer”); provided that in the case where the Successor Issuer is not a corporation, a co-obligor of the Notes is a corporation;

(2)    the Successor Issuer, if other than such Issuer, expressly assumes all the obligations of such Issuer under the Notes, this Indenture and the applicable Security Documents, pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(3)    immediately after such transaction, no Default exists;

(4)    immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(i)    the Successor Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 4.09(a) hereof, or

(ii)    the Net Total Leverage Ratio would not be higher than it was immediately prior to such acquisition or merger;

(5)    each Guarantor, unless it is (a) the other party to the transactions described above, in which case clause (1)(ii) of Section 5.01(c) shall apply or (b) a Guarantor that will be released from its obligations under its Guarantee in connection with such transactions, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under this Indenture and the Notes;

(6)    Holdings shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with this Indenture; and

(7)    to the extent any assets of the Person which is merged or consolidated with or into such Issuer are assets of the type which would constitute Collateral under the Security Documents, such Issuer or the Successor Issuer, as applicable, will take such action, if any, as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Security Documents in the manner and to the extent required in this Indenture or the applicable Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the applicable Security Documents.

(b)    The Successor Issuer will succeed to, and be substituted for, Holdings or such Issuer under this Indenture and the Notes, as applicable, and Holdings or such Issuer, will be automatically released from its obligations under this Indenture and the Notes. Notwithstanding clauses (3) and (4) of Section 5.01(a) hereof,

(1)    any Issuer or any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to Holdings, any Issuer or a Guarantor; and

(2)    any Issuer may merge with an Affiliate of Holdings solely for the purpose of reorganizing such Issuer in the United States, any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of such Issuer and its Restricted Subsidiaries is not increased thereby.

(c)    Subject to Section 10.06 hereof, no Guarantor that is a Subsidiary of Holdings will, and Holdings will not permit any Guarantor that is a Subsidiary of Holdings to, consolidate or merge with or into or wind up into (whether or not such Issuer or such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)    (i) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(ii)    the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under this Indenture, such Guarantor’s related Guarantee and the applicable Security Documents pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(iii)    immediately after such transaction, no Default exists;

(iv)    Holdings shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with this Indenture; and

(v)    to the extent any assets of the Person which is merged, consolidated or amalgamated with or into such Guarantor are assets of the type which would constitute Collateral under the Security Documents, such Guarantor or the Successor Person will take such action, if any, as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Security Documents in the manner and to the extent required in this Indenture or the applicable Security Documents and shall take all reasonably necessary action so that such Lien in perfected to the extent required by the applicable Security Documents; or

(2)    the transaction complies with clauses (1) and (2) of Section 4.10(a) hereof.

(d)    In the case of clause (1) of Section 5.01(c) hereof, the Successor Person shall succeed to, and be substituted for, such Guarantor under this Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor that is a Subsidiary of Holdings may (1) merge or consolidate with or into or wind up into or transfer all or part of its properties and assets to Holdings, another Guarantor or any Issuer, (2) merge with an Affiliate of Holdings solely for the purpose of reincorporating the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof or (3) convert into (which may be effected by merger with a Restricted Subsidiary that has substantially no assets and liabilities) a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor (which may be effected by merger so long as the survivor thereof is a Guarantor).

Section 5.02    Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of an Issuer in accordance with Section 5.01 hereof, the successor corporation formed by such consolidation or into or with which such Issuer is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to such Issuer shall refer instead to the successor corporation and not to the Issuer), and may exercise every right and power of such Issuer under this Indenture with the same effect as if such Successor Person had been named as an Issuer herein; provided that the predecessor issuer shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale, assignment, transfer, lease, conveyance or other disposition of all of such Issuer’s assets that meets the requirements of Section 5.01 hereof.

ARTICLE VI

DEFAULTS AND REMEDIES

Section 6.01    Events of Default.

(a)    An “Event of Default” wherever used herein means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1)    default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2)    default for 30 days or more in the payment when due of interest on or with respect to the Notes;

(3)    failure by any Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 25% in principal amount of the then outstanding Notes (with a copy to the Trustee) to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1), (2) and (10) of this Section 6.01(a) hereof) contained in this Indenture or the Notes;

(4)    failure by Holdings for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 25% in principal amount of the then outstanding Notes (with a copy to the Trustee) to comply with the provisions of Section 4.03 of this Indenture;

(5)    default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by any Issuer or any Restricted Subsidiaries or the payment of which is guaranteed by any Issuer or any

Restricted Subsidiaries, other than Indebtedness owed to any Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(i)    such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated final maturity; and

(ii)    the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $35,000,000 or more at any one time outstanding, in each case;

(6)    failure by any Issuer or any other Significant Party to pay final non-appealable judgments aggregating in excess of $35,000,000, (to the extent not covered by independent third-party insurance not disputing coverage), which final judgments remain unpaid, undischarged and unstayed for a period of more than 30 days after such judgments become final, and in the event such judgment in excess of $35,000,000 is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(7)    any Issuer or any other Significant Party, pursuant to or within the meaning of the Bankruptcy Code:

(i)    commences proceedings to be adjudicated bankrupt or insolvent;

(ii)    consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code;

(iii)    consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(iv)    makes a general assignment for the benefit of its creditors; or

(v)    generally is not paying its debts as they become due;

(8)    a court of competent jurisdiction enters an order or decree under the Bankruptcy Code that:

(i)    is for relief against any Issuer or any Significant Party in a proceeding in which such Issuer or any such Significant Party is to be adjudicated bankrupt or insolvent;

(ii)    appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of any Issuer or any Significant Party, or for all or substantially all of the property of any Issuer or any Significant Party; or

(iii)    orders the liquidation of any Issuer or any Significant Party;

and the order or decree remains unstayed and in effect for 60 consecutive days;

(9)    the Guarantee of any Significant Party shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Party, as the case may be, denies in writing that it has any further liability under its Guarantee or gives written notice to such effect, other than by reason of the termination of this Indenture or the release of any such Guarantee in accordance with this Indenture and such Default continues uncured for ten or more Business Days;

(10)    (i) the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on any portion of the Collateral intended to be covered thereby having a fair market value in excess of $5,000,000 (unless perfection is not required by this Indenture or the Security Documents) other than (A) in accordance with the terms of the relevant Security Document and this Indenture, (B) the satisfaction in full of all Obligations under this Indenture or (C) any loss of perfection that results from the failure of the Collateral Agent to maintain possession of certificates delivered to it representing securities pledged under the Security Documents and (ii) such default continues for 30 days; and

(11)    any Issuer or any Guarantor that is a Significant Party (or any group of Guarantors that, taken together (as of the latest audited consolidated financial statements for Holdings and its Restricted Subsidiaries) would constitute a Significant Party) shall assert, in any pleading in any court of competent jurisdiction, that any security interest in any Security Document is invalid or unenforceable.

(b)    A Default under clauses (3), (4), (5), (6) or (10) of Section 6.01(a) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify Holdings (and if by such Holders, the Trustee and Holdings) of the Default and, with respect to clauses (3), (4), (6) and (10), such party does not cure such default within the time specified in clauses (3), (4), (6) and (10), as applicable, of Section 6.01(a) hereof after receipt of such notice; provided that a notice of Default may not be given with respect to any action taken, and reported publicly or to holders, more than two years prior to such notice of Default.

(c)    Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (each a “Directing Holder”) must be accompanied by a written representation from each such Holder to Holdings and the Trustee that such Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that have represented to such Holder that they are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default shall be deemed repeated at all times until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder must at the time of providing a Noteholder Direction covenant, provide Holdings with such other information as Holdings may reasonably request from time to time in order to verify the accuracy of such Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or its nominee.

If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, Holdings determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officer’s Certificate stating that Holdings has initiated litigation with a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, Holdings provides to the Trustee an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default.

For the avoidance of doubt, the Trustee shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with this Indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise. The Trustee shall have no liability to the Issuers, any Holder or any other Person in acting in good faith on a Noteholder Direction.

(d)    In the event of any Event of Default specified in clause (5) of Section 6.01(a) hereof, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default arose:

(1)    the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2)    holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3)    the default that is the basis for such Event of Default has been cured.

(e)    If a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another default that resulted solely because of that Initial Default will also be cured without any further action, and (ii) any Default or Event of Default for the failure to comply with the time periods prescribed under Section 4.03 hereof or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by such section or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture. Any time period in this Indenture to cure any actual or alleged Default or Event of Default may be extended or stayed by a court of competent jurisdiction.

Section 6.02    Acceleration.

If any Event of Default (other than an Event of Default specified in clause (7) or (8) of Section 6.01(a) hereof with respect to any Issuer) occurs and is continuing under this Indenture, the Trustee or the Holders of at least 25% in principal amount of the then total outstanding Notes (with a copy to the Trustee) may declare the principal of, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal, premium, if any, and interest shall be due and payable immediately. The Trustee shall have no obligation to accelerate the Notes if in the best judgment of the Trustee, acceleration is not in the best interest of the Holders.

Notwithstanding the foregoing,

(i) in the case of an Event of Default arising under clause (7) or (8) of Section 6.01(a) hereof with respect to any Issuer, all outstanding Notes shall be due and payable without further action or notice, and

(ii) the sole remedy for an Event of Default specified in clause (4) of Section 6.01(a) hereof will for the 365 days after the occurrence of such an Event of Default consist exclusively, to the extent permitted by applicable law, of the right to receive additional interest on the principal amount of the Notes at a rate equal to 0.50% per annum, with such interest payable in the same manner and subject to the same terms as other interest payable under this Indenture. The additional interest will accrue on all outstanding Notes from and including the date on which an Event of Default specified in clause (4) of Section 6.01(a) first occurs to, but excluding, the 365th day thereafter (or such earlier date on which an Event of Default specified in clause (4) of Section 6.01(a) is cured or waived). If an Event of Default specified in clause (4) of Section 6.01(a) is continuing on such 365th day, such additional interest will cease to accrue, and the Notes will be subject to the other remedies provided in this Article VI, including the first paragraph of this Section 6.02.

Section 6.03    Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04    Waiver of Past Defaults.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of all Holders waive any existing Default and its consequences under this Indenture (except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder) and rescind any acceleration with respect to the Notes and its consequences (except if such rescission would conflict with any judgment of a court of competent jurisdiction). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture and the Security Documents, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto.

Section 6.05    Control by Majority.

Holders of a majority in principal amount of the then total outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such directions are unduly prejudicial to any Holder) or that would involve the Trustee in personal liability. The Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction. Prior to taking any action under this Indenture, the Trustee will be entitled to indemnification and/or security satisfactory to it against all losses, liabilities and expenses caused by taking or not taking such action.

Section 6.06    Limitation on Suits.

Subject to Section 6.07 hereof, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(a)    such Holder has previously given the Trustee notice that an Event of Default is continuing;

(b)    Holders of at least 25% in principal amount of the total outstanding Notes have requested the Trustee to pursue the remedy;

(c)    Holders have offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(d)    the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(e)    Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.07    Rights of Holders To Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an Asset Sale Offer, Collateral Asset Sale Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08    Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent, the Agents, their respective agents and counsel.

Section 6.09    Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuers, the Trustee and the Holders of shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10    Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11    Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12    Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Agents, their respective agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuers (or any other obligor upon the Notes including the Guarantors), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Agents and their respective agents and counsel, and any other amounts due the Trustee and the Agents under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, the Agents and their respective agents and counsel, and any other amounts due the Trustee or the Agents under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee or any Agent to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee or any Agent to vote in respect of the claim of any Holder in any such proceeding.

Section 6.13    Priorities.

Subject to the Intercreditor Agreements, if the Trustee collects any money pursuant to this Article VI (including upon exercise of remedies with respect to the Collateral), it shall pay out the money in the following order:

(a)    to the Trustee, the Collateral Agent and the Agents and their respective agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee, the Collateral Agent and any Agent and the costs and expenses of collection;

(b)    to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(c)    to the Issuers or to such party as a court of competent jurisdiction shall direct, including a Guarantor, if applicable.

Notwithstanding the foregoing, all amounts in the Trustee Account shall be paid first to the Holders. The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13.

Section 6.14    Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE VII

TRUSTEE

Section 7.01    Duties of Trustee.

(a)    If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs; provided that if an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of the rights or powers under this Indenture, the Notes and the Guarantees at the request or direction of any of the Holders unless such Holders have offered (and, if requested, provided) the Trustee indemnity, security or prefunding satisfactory to the Trustee in its sole discretion, as applicable, against loss, liability or expense.

(b)    Except during the continuance of an Event of Default of which the Trustee has knowledge in accordance with Section 7.02(g):

(1)    the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)    in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)    The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1)    this clause (c) does not limit the effect of clause (b) of this Section 7.01;

(2)    the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(3)    the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d)    Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.01.

(e)    The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders unless the Holders have offered (and, if requested, provided) to the Trustee indemnity or security satisfactory to it against any loss, liability or expense.

(f)    The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law or as the Trustee may agree in writing with the Issuers.

(g)    In the absence of bad faith, negligence or willful misconduct on the part of the Trustee, the Trustee shall not be responsible for the use or application of any money by any Paying Agent other than the Trustee.

Section 7.02    Rights of Trustee.

(a)    The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the

Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuers, personally or by agent or attorney at the sole cost of the Issuers and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b)    Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)    The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care. The Trustee shall not be responsible for the misconduct, negligence, actions or inactions of the Collateral Agent.

(d)    The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)    Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuers shall be sufficient if signed by an Officer of Holdings.

(f)    None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

(g)    The Trustee shall have no duty to inquire as to the performance of the covenants of the Issuers or any Guarantor and may assume without inquiry in the absence of actual knowledge that the Issuers are duly complying with their obligations contained in this Indenture required to be performed and observed by them, and that no Default or Event of Default or other event which would require repayment of the Notes has occurred. In addition, the Trustee shall not be deemed to have knowledge or notice of any Default or Event of Default except in the event of a payment default as set forth in Section 6.01(a), clauses (1) and (2) or unless written notice of any event which is in fact such a Default or Event of Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(h)    In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)    The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder.

(j)    The right of the Trustee or an Agent to perform any discretionary act enumerated in this Indenture shall not be construed as a duty.

(k)    Each of the Agents’ obligations and duties are several and not joint, or joint and several.

(l)    In the event the Trustee receives inconsistent or conflicting requests and indemnity from two or more groups of Holders, each representing less than a majority in aggregate principal amount of the Notes then outstanding, pursuant to the provisions of this Indenture, the Trustee, in its sole discretion, may determine what action, if any, will be taken and shall not incur any liability for its failure to act until such inconsistency or conflict is, in the Trustee’s reasonable discretion, resolved.

Section 7.03    Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or any Affiliate of the Issuers with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties.

Section 7.04    Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuers’ use of the proceeds from the Notes or any money paid to the Issuers or upon the Issuers’ direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication. The Trustee and Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in the Intercreditor Agreements or the Security Documents or in any certificate, report, statement, or other document referred to or provided for in, or received by the Trustee or the Collateral Agent under or in connection with, the Intercreditor Agreements or any Security Document; the execution, validity, genuineness, effectiveness or enforceability of the Intercreditor Agreements and any Security Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under the Intercreditor Agreements and the Security Documents or for the performance or observance of any covenants, agreements or other terms and conditions set forth under the Intercreditor Agreements and the other Security Documents.

Section 7.05    Notice of Defaults.

If a Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to Holders a notice of the Default within 90 days after it occurs. The Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. The Trustee shall have no duty to inquire as to the performance of any covenants contained in Article IV.

Section 7.06    [Reserved].

Section 7.07    Compensation and Indemnity.

The Issuers, jointly and severally, shall pay to the Trustee, the Collateral Agent and any Agent from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuers, jointly and severally, shall reimburse each of the Trustee, the Collateral Agent, and each Agent promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s, the Collateral Agent’s or each such Agent’s agents and counsel.

The Issuers and the Guarantors, jointly and severally, shall indemnify each of the Trustee, the Collateral Agent, and each Agent and their respective officers, directors, employees, representatives and agents (collectively, “Indemnified Parties”), for, and hold each of the Indemnified Parties harmless against, any and all loss, damage, claims, liability or expense (including attorneys’ fees) incurred by it in connection with the acceptance or administration of this trust and the performance of their duties hereunder (including the costs and expenses of enforcing this Indenture against the Issuers or any of the Guarantors (including this Section 7.07) or defending themselves against any claim whether asserted by any Holder, the Issuers or any Guarantor, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). Each of the Indemnified Parties shall notify the Issuers promptly of any claim for which it may seek indemnity. Failure by the applicable Indemnified Party to so notify the Issuers shall not relieve the Issuers or the Guarantors of their obligations hereunder. The Issuers and the Guarantors shall defend the claim and the applicable Indemnified Parties may have separate counsel and the Issuers shall pay the fees and expenses of such counsel.

The Issuers need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee or any Agent through such Person’s own willful misconduct or negligence (as determined by a court of competent jurisdiction in a final, non-appealable judgment). Any settlement that affects the Trustee Indemnified Party may not be entered into without the consent of the applicable Trustee Indemnified Party, unless such Trustee Indemnified party is given a full and unconditional release from liability with respect to the claims covered thereby and such settlement does not include a statement or admission of fault, culpability or failure to act by or on behalf of the Trustee Indemnified Party.

The Issuers and the Guarantors need not reimburse any expense or indemnify the Collateral Agent or its officers, directors, employees, representatives and agents (collectively, the “Collateral Agent Indemnified Parties”) against any loss, liability or expense incurred by a Collateral Agent Indemnified Party through such Person’s own willful misconduct or gross negligence (as determined by a court of competent jurisdiction in a final, non-appealable judgment). Any settlement that affects a Collateral Agent Indemnified Party may not be entered into without the consent of the applicable Collateral Agent Indemnified Party, unless such Collateral Agent Indemnified Party is given a full and unconditional release from liability with respect to the claims covered thereby and such settlement does not include a statement or admission of fault, culpability or failure to act by or on behalf of the Collateral Agent Indemnified Party.

The obligations of the Issuers under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee, the Collateral Agent or any Agent, as applicable.

To secure the payment obligations of the Issuers and the Guarantors in this Section 7.07, each of the Trustee, the Collateral Agent, and each Agent shall have a Lien prior to the Notes on all money or property held or collected by such Person, except money or property held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee, the Collateral Agent or any Agent incurs expenses or renders services after an Event of Default specified in clause (6) or (7) of Section 6.01(a) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under the Bankruptcy Code.

Section 7.08    Replacement of Trustee or Agent.

A resignation or removal of the Trustee or any Agent and appointment of a successor Trustee or any successor Agent shall become effective only upon the acceptance of appointment as provided in this Section 7.08 by such successor Trustee or successor Agent, as applicable. The Trustee or any Agent may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuers. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee or any Agent by so notifying the Trustee or such Agent and the Issuers in writing. The Issuers may remove the Trustee or any Agent if:

(a)    in the case of the Trustee, such Trustee fails to comply with Section 7.10 hereof;

(b)    the Trustee or such Agent is adjudged a bankrupt or an insolvent Person or an order for relief is entered with respect to the Trustee under the Bankruptcy Code;

(c)    a custodian or public officer takes charge of the Trustee or such Agent or such Person’s property; or

(d)    the Trustee or such Agent becomes incapable of acting.

If the Trustee or any Agent resigns or is removed or if a vacancy exists in the office of Trustee or any Agent for any reason, the Issuers shall promptly appoint a successor Trustee or successor Agent. Within one year after the successor Trustee or successor Agent takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee or successor Agent, as applicable, to replace such successor Trustee or successor Agent appointed by the Issuers.

If a successor Trustee or successor Agent does not take office within 60 days after the retiring Trustee or Agent, as applicable, resigns or is removed, the retiring Trustee or Agent (at the Issuers’ expense), the Issuers or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee or successor Agent.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee or successor Agent shall deliver a written acceptance of its appointment to the retiring Trustee or Agent and to the Issuers. Thereupon, the resignation or removal of the retiring Trustee or Agent shall become effective, and the successor Trustee or successor Agent shall have all the rights, powers and duties of the Trustee or the applicable Agent under this Indenture. The successor Trustee or successor Agent shall deliver a notice of its succession to Holders. The retiring Trustee or Agent shall promptly transfer all property held by it as Trustee or Agent to the successor Trustee or successor Agent, as applicable; provided that all sums owing to the retiring Trustee or Agent hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee or any Agent pursuant to this Section 7.08, the Issuers’ obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee or Agent.

Section 7.09    Successor Trustee by Merger, etc.

If the Trustee or any Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust or relevant agent business, as applicable, to, another corporation, the successor corporation without any further act shall be the successor Trustee or successor Agent, as applicable.

Section 7.10    Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

Section 7.11    Security Documents; Intercreditor Agreements.

By their acceptance of the Notes, the Holders hereby authorize and direct the Trustee and Collateral Agent, as the case may be, to execute and deliver each Intercreditor Agreement and any other Security Documents in which the Trustee or the Collateral Agent, as applicable, is named as a party, including any Security Documents executed after the Issue Date, and in the case of the Trustee, to authorize the Collateral Agent to take any action permitted under this Indenture, the Notes, the Intercreditor Agreements, or the other Security Documents (without any further consent of the Holders). It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Collateral Agent are (a) expressly authorized to make the representations attributed to Holders in any such agreements and (b) not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under, each Intercreditor Agreement or any other Security Documents, the Trustee and the Collateral Agent each shall have all of the rights, benefits, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements).

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01    Option To Effect Legal Defeasance or Covenant Defeasance.

The Issuers may, at their option and at any time, elect to have either Section 8.02 or 8.03 hereof applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

Section 8.02    Legal Defeasance and Discharge.

Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuers and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Guarantees, and have all Liens on the Collateral released, on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuers shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (a) and (b) below, to have satisfied all its other obligations under such Notes and this Indenture including that of the Guarantors (and the Trustee, on demand of and at the expense of the Issuers, shall execute proper instruments acknowledging the same) and to have cured all then existing Events of Default, except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a)    the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to this Indenture as referenced in Section 8.04 hereof;

(b)    the Issuers’ obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c)    the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers’ obligations in connection therewith; and

(d)    this Section 8.02.

Subject to compliance with this Article VIII, the Issuers may exercise their option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03    Covenant Defeasance.

Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuers and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants, and have all Liens on the Collateral released (each, a “Defeased Covenant,” and collectively, the “Defeased Covenants”) contained in Sections 4.03, 4.04, 4.07, 4.08, 4.09, 4.10, 4.11, 4.14, 4.15 and 4.18 hereof and clauses (4) and (5) of Section 5.01(a), Sections 5.01(c) and 5.01(d) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such Defeased Covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuers may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any Defeased Covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such Defeased Covenant or by reason of any reference in any such Defeased Covenant to any other provision herein or in any other document, and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(a)(3), 6.01(a)(4), 6.01(a)(5), 6.01(a)(6) (solely with respect to any Significant Party) and 6.01(a)(7) hereof (solely with respect to any Significant Party) shall not constitute Events of Default.

Section 8.04    Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(a)    the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as shall be sufficient (in the case of Government Securities or a combination of cash and Government Securities, in the opinion of a nationally recognized firm of independent public accountants), to pay the principal amount of, premium, if any, and interest due on the Notes on the stated maturity date or on the Redemption Date, as the case may be, of such principal amount, premium, if any, or interest on such Notes, and the Issuers must specify whether such Notes are being defeased to maturity or to a particular Redemption Date;

(b)    in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(1)    the Issuers have received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(2)    since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders shall not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)    in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders shall not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and shall be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)    no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to such other Indebtedness, and in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(e)    such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any Credit Facility ranking pari passu with the Notes or any other material agreement or instrument governing Indebtedness (other than this Indenture) to which, the Issuers or any Guarantor is a party or by which the Issuers or any Guarantor is bound;

(f)    the Issuers shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or any Guarantor or others; and

(g)    the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Section 8.05    Deposited Money and Government Securities To Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuers or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal and premium and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuers shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article VIII to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuers from time to time upon the request of the Issuers any money or Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(b) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06    Repayment to Issuers.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Issuers on its request or (if then held by the Issuers) shall be discharged from such trust; and the Holder of such Notes shall thereafter look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, shall thereupon cease.

Section 8.07    Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided that, if the Issuers make any payment of principal of, premium, or interest on any Note following the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01    Without Consent of Holders.

Notwithstanding Section 9.02 hereof, the Issuers, the Trustee and the Collateral Agent may amend or supplement this Indenture, the Security Documents and the Notes and the Issuers, the Trustee, the Collateral Agent and the Guarantors may amend or supplement any Guarantee issued under this Indenture, in each case, without the consent of any Holder:

(a)    to cure any ambiguity, omission, mistake, defect or inconsistency;

(b)    to provide for uncertificated Notes in addition to or in place of certificated Notes;

(c)    to comply with Section 5.01 hereof;

(d)    to provide for the assumption of any Issuer’s or any Guarantor’s obligations to the Holders;

(e)    to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Indenture of any such Holder;

(f)    to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuers or any Guarantor;

(g)    to comply with requirements of the SEC in connection with the qualification of this Indenture under the Trust Indenture Act, if such qualification is required;

(h)    to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee and/or Collateral Agent thereunder pursuant to the requirements thereof;

(i)    to add a Guarantor under this Indenture or to secure the Notes;

(j)    to conform the text of this Indenture or the Guarantees or the Notes to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provision in this Indenture, the Guarantees or the Notes was intended to be a verbatim recitation of a provision of the “Description of Notes”;

(k)    to provide for the issuance of Additional Notes;

(l)    to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(m)    to mortgage, pledge, hypothecate or grant any other Lien in favor of the Trustee or the Collateral Agent for the benefit of the Holders, as additional security for the payment and performance of all or any portion of the Notes Obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to this Indenture, any of the Security Documents or otherwise;

(n)    to add Additional First Lien Secured Parties to any Security Documents, to the extent permitted to be so secured by this Indenture;

(o)    to enter into any intercreditor agreement having substantially similar terms with respect to the Holders as those set forth in the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement or any Junior Lien Intercreditor Agreement, taken as a whole, or any joinder thereto;

(p)    in the case of any Security Document, to include therein any legend required to be set forth therein pursuant to the First Lien Intercreditor Agreement or the ABL Intercreditor Agreement or to modify any such legend as required by the First Lien Intercreditor Agreement or the ABL Intercreditor Agreement; or

(q)    to provide for the succession of any parties to the Intercreditor Agreements or the Security Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of the ABL Facility, the New Senior Credit Facilities or any other agreement that is not prohibited by this Indenture.

Upon the request of Holdings accompanied by a resolution of the Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee and/or the Collateral Agent of the documents described in Section 7.02(b) hereof (to the extent requested by the Trustee and/or the Collateral Agent), the Trustee and the Collateral Agent shall join with the Issuers and the Guarantors in the execution of any amended or supplemental indenture, Security Document, or intercreditor agreement authorized or permitted by the terms of this Indenture and the Security Documents and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee and/or the Collateral Agent shall have the right to but not be obligated to enter into any such amended or supplemental indenture, Security Document or intercreditor agreement that affects its own rights, duties or immunities under this Indenture or otherwise. Notwithstanding the foregoing, no Opinion of Counsel shall be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor and the Trustee and the Collateral Agent of a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto, and delivery of an Officer’s Certificate.

Section 9.02    With Consent of Holders.

Except as provided below in this Section 9.02, the Issuers, the Trustee and the Collateral Agent may amend or supplement this Indenture, any Guarantee, the Security Documents and the Notes with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, other than Notes beneficially owned by the Issuers or any of their Affiliates, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and any existing Default or Event of Default or compliance with any provision of this Indenture or the Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, other than Notes beneficially owned by the Issuers or any of their Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for such Notes).

Notwithstanding the foregoing, without the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding, no amendment or waiver may (A) make any change in any Security Document or the provisions in this Indenture dealing with Collateral or application of trust proceeds of the Collateral with the effect of releasing the Liens on all or substantially all of the Collateral which secure the Obligations in respect of the Notes or (B) change or alter the priority of the Liens securing the Obligations in respect of the Notes in any material portion of the Collateral in any way materially adverse, taken as a whole, to the Holders, other than, in each case, as provided under the terms of this Indenture, the Security Documents, the First Lien Intercreditor Agreement or the ABL Intercreditor Agreement.

Upon the request of Holdings accompanied by a resolution of the Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee and the Collateral Agent an Officer’s Certificate to the Trustee and the Collateral Agent confirming the consent of the Holders as aforesaid, and upon receipt by the Trustee and the Collateral Agent of the documents described in Section 7.02(b) hereof (to the extent requested by the Trustee and/or the Collateral Agent), the Trustee and the Collateral Agent shall join with the Issuers and the Guarantors in the execution of such amended or supplemental indenture, security document or intercreditor agreement unless such amended or supplemental indenture, security document or intercreditor agreement directly affects the Trustee’s and/or the Collateral Agent own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee and/or the Collateral Agent, as applicable, may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture, security document or intercreditor agreement.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuers shall deliver to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuers to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Without the consent of each affected Holder, an amendment or waiver under this Section 9.02 may not, with respect to any Notes held by a non-consenting Holder:

(a)    reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(b)    reduce the principal amount of or change the fixed final maturity of any such Note or reduce the premium payable upon the redemption of such Note or change the time (except those providing when notice of redemption is to be provided to the Trustee or Holders) at which any Notes may be redeemed (in each case other than provisions relating to Sections 3.09, 4.10 and 4.14 hereof);

(c)    reduce the rate of or change the time for payment of interest on any Note;

(d)    waive a Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration) or in respect of a covenant or provision contained in this Indenture or any Guarantee which cannot be amended or modified without the consent of all affected Holders;

(e)    make any Note payable in money other than that stated therein;

(f)    make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(g)    make any change to this paragraph of this Section 9.02;

(h)    impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(i)    make any change to the ranking of the Notes that would adversely affect the Holders;

(j)    except as expressly permitted by this Indenture, modify the Guarantees in any manner adverse to the Holders; or

(k)    after the Issuers’ obligation to purchase Notes arises thereunder, amend, change or modify in any respect materially adverse to the Holders the obligations of the Issuers to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate an Asset Sale Offer or Collateral Asset Sale Offer with respect to any Asset Sale that has been consummated or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto in a manner that is materially adverse to the Holders.

Notwithstanding anything in this Indenture to the contrary, no amendment or supplement to this Indenture or the Notes that modifies or waives the specific rights or obligations of any Agent may be made without the consent of such Agent (it being understood that the Trustee’s execution of any such amendment or supplement shall constitute such consent if the Trustee is then also acting as such Agent).

Section 9.03    [Reserved].

Section 9.04    Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuers may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement, or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.

Section 9.05    Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuers in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06    Trustee and Collateral Agent To Sign Amendments, etc.

The Trustee and the Collateral Agent shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment, supplement or waiver does not impose any personal obligations on the Trustee or the Collateral Agent or adversely affect the rights, duties, liabilities or immunities of the Trustee or the Collateral Agent. If it does, the Trustee or Collateral Agent, as the case may be, may, but need not, sign it. The Issuers may not sign an amendment, supplement or waiver until its Board of Directors approves it. In executing any amendment, supplement or waiver, the Trustee and the Collateral Agent shall be provided with an indemnity and/or security satisfactory to it and to received and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 13.04 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture, security document or intercreditor agreement is authorized or permitted by this Indenture and that such amendment, supplement or waiver has been duly authorized, executed and delivered and is the legal, valid and binding obligation of the Issuers and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including Section 9.03 hereof). Notwithstanding the foregoing, no Opinion of Counsel shall be required for the Trustee and the Collateral Agent to execute any amendment or supplement, security document or intercreditor agreement adding a new Guarantor under this Indenture.

ARTICLE X

GUARANTEES

Section 10.01    Guarantee.

Subject to this Article X, from and after the Issue Date, each of the Guarantors hereby, jointly and severally, unconditionally guarantees on a senior secured basis to each Holder authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuers hereunder or thereunder, that: (a) the principal of, and interest, and premium, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other Obligations of the Issuers to the Holders or the Trustee hereunder or under the Notes shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment by the Issuers when due of any amount so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of this Indenture or the Notes, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (other than payment in full of all of the Obligations of the Issuers hereunder and under the Notes). Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuers, any right to require a proceeding first against the Issuers, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture or by release in accordance with the provisions of this Indenture.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

If any Holder or the Trustee is required by any court or otherwise to return to the Issuers, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuers or the Guarantors, any amount paid either to the Trustee or such Holder, then this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article VI hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantees.

Each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against any Issuer for liquidation reorganization, should any Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuers’ assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

The Guarantee issued by any Guarantor shall be a general secured senior obligation of such Guarantor and will rank pari passu in right of payment to all unsubordinated Indebtedness of the relevant Guarantor, including such Guarantor’s guarantee of unsubordinated Indebtedness under any Credit Facilities.

Each payment to be made by a Guarantor in respect of its Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 10.02    Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article X, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all guaranteed obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Section 10.03    Execution and Delivery.

(a)    To evidence its Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that this Indenture (or a supplemental indenture pursuant to Section 4.15 hereof) shall be executed on behalf of such Guarantor by its President, one of its Senior Vice Presidents, one of its Vice Presidents or one of its Assistant Vice Presidents.

(b)    Each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(c)    If an officer of a Guarantor whose signature is on this Indenture (or a supplemental indenture pursuant to Section 4.15 hereof) no longer holds that office at the time the Trustee authenticates a Note, the Guarantee of such Guarantor shall be valid nevertheless.

(d)    The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

(e)    If required by Section 4.15 hereof, Holdings shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 4.15 hereof and this Article X, to the extent applicable.

Section 10.04    Subrogation.

Each Guarantor shall be subrogated to all rights of Holders against the Issuers in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01 hereof; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuers under this Indenture or the Notes shall have been paid in full.

Section 10.05    Benefits Acknowledged.

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

Section 10.06    Release of Guarantees.

A Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Guarantor, the Issuers or the Trustee is required for the release of such Guarantor’s Guarantee, upon:

(a)    any sale, exchange or transfer (by merger or otherwise) of (i) the Equity Interests of such Guarantor after which the applicable Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all of the assets of such Guarantor which sale, exchange or transfer is made in a manner in compliance with the applicable provisions of this Indenture and such sale, exchange or transfer results in such Guarantor ceasing to be a Restricted Subsidiary;

(b)    the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary;

(c)    the Issuers exercising their legal defeasance option or covenant defeasance option as set forth in Article VIII hereof or the Issuers’ obligations under this Indenture being discharged in a manner not in violation of the terms of this Indenture, including as set forth in Article XI hereof;

(d)    such Guarantor ceasing to be a Restricted Subsidiary as a result of a transaction or designation permitted under this Indenture;

(e)    such Guarantor being (or being substantially concurrently) released or discharged from all of (i) its obligations under all of its Guarantees of payment by the Issuers of any Indebtedness of the Issuers under the New Senior Credit Facilities or (ii) in the case of a Guarantee made by a Guarantor as a result of its guarantee of other Indebtedness of Holdings or a Guarantor pursuant to Section 4.15 hereof, the relevant Indebtedness, except in the case of (i) or (ii), a release as a result of payment under such Guarantee (it being understood that a release subject to a contingent reinstatement is still considered a release);

(f)    upon the merger, amalgamation or consolidation of any Guarantor with and into one of the Issuers or another Guarantor or upon the liquidation of such Guarantor, in each case, in compliance with the applicable provisions of this Indenture; or

(g)    upon the occurrence of an Investment Grade Event; provided that such Guarantee shall be reinstated upon the Reversion Date.

ARTICLE XI

SATISFACTION AND DISCHARGE

Section 11.01    Satisfaction and Discharge.

(a)    This Indenture shall be discharged and shall cease to be of further effect as to all Notes, when either:

(1)    all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2)    (i) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, shall become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and the Issuers or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption thereof, as the case may be;

(ii)    no Default (other than that resulting from borrowing funds to be applied to make such deposit or any similar and simultaneous deposit relating to other Indebtedness and in each case, the granting of Liens in connection therewith) with respect to this Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit shall not result in a breach or violation of, or constitute a default under any Senior Credit Facility or any other material agreement or instrument governing Indebtedness (other than this Indenture) to which the Issuers or any Guarantor is a party or by which the Issuers or any Guarantor is bound;

(iii)    the Issuers have paid or caused to be paid all sums payable by it under this Indenture; and

(iv)    the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be.

In addition, the Issuers must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Section 11.02    Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, any Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Issuers have made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE XII

COLLATERAL

Section 12.01    Security Documents.

The due and punctual payment of the principal of, premium, if any, and interest on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest on the Notes and performance of all other Notes Obligations of the Issuers and the Guarantors to the Holders, the Trustee or the Collateral Agent under this Indenture, the Notes, the Guarantees, the Intercreditor Agreements and the Security Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Security Documents, which define the terms of the Liens that secure the Notes Obligations, subject to the terms of the Intercreditor Agreements.

The Trustee, the Issuers and the Guarantors hereby acknowledge and agree that the Collateral Agent holds the Collateral in trust for the benefit of itself, the Holders and the Trustee and pursuant to the terms of the Security Documents and the Intercreditor Agreements. Each Holder, by accepting a Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the Intercreditor Agreements as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the Intercreditor Agreements, and authorizes and directs the Collateral Agent to enter into the Security Documents and the Intercreditor Agreements and to perform its obligations and exercise its rights thereunder in accordance therewith. The Issuers shall deliver to the Collateral Agent copies of all documents required to be filed pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 12.01, to assure and confirm to the Collateral Agent the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. Holdings shall, and shall cause the Restricted Subsidiaries of Holdings to, take any and all actions and make all filings (including the filing of UCC financing statements, continuation statements and amendments thereto) required to cause the Security Documents to create and maintain, as security for the Notes Obligations of the Issuers and the Guarantors to the Trustee, the Collateral Agent and the Holders under this Indenture, the Notes, the Guarantees, the Intercreditor Agreements and the Security Documents (to the extent required hereby and thereby), a valid and enforceable perfected Lien and security interest in and on all of the Collateral (subject to the terms of the Intercreditor Agreements and the Security Documents), in favor of the Collateral Agent for the benefit of itself, the Holders and the Trustee subject to no Liens other than Permitted Liens, and to otherwise comply with the requirements of the Collateral Requirement.

Section 12.02    Release of Collateral.

(a)    Subject to Section 12.02(c), the Liens securing the Notes and the Notes Obligations shall be automatically released, and the Trustee shall execute documents evidencing such release, or instruct the Collateral Agent in writing to execute, as applicable, the same at the Issuers’ sole cost and expense, under any one or more of the following circumstances:

(1)    to enable the Issuers and/or one or more Guarantors to consummate the sale, transfer or other disposition (including by the termination of capital leases or the repossession of the leased property in a capital lease by the lessor) of such property or assets (to a Person that is not an Issuer or a Subsidiary of an Issuer) to the extent permitted by Section 4.10 hereof;

(2)    in the case of a Guarantor that is released from its Guarantee with respect to the Notes pursuant to the terms of this Indenture, the release of the property and assets of such Guarantor; or

(3)    in respect of any property and assets of the Issuers or a Guarantor that would constitute ABL Priority Collateral if at such time it is not subject to a Lien securing ABL Obligations, so long as the ABL Facility is still outstanding.

(b)    Subject to Section 12.02(c), the Liens on the Collateral securing the Notes and the Guarantees also shall be automatically released, and the Trustee shall execute documents evidencing such release, or instruct the Collateral Agent in writing to execute, as applicable, the same at the Issuers’ sole cost and expense, under any one or more of the following circumstances:

(1)    upon payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under this Indenture, the Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest are paid;

(2)    upon the Issuers exercising its legal defeasance option or covenant defeasance option as described under Article VIII hereof or the Issuers’ obligations under this Indenture being discharged in a manner not in violation of the terms of this Indenture, including as described under Article XI hereof;

(3)    pursuant to the Security Documents, the First Lien Intercreditor Agreement or the ABL Intercreditor Agreement; or

(4)    with the consent of the requisite Holders in accordance with Article IX of this Indenture, including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes.

(c)    With respect to any release of Collateral, the Trustee shall, or shall cause the Collateral Agent to, execute, deliver or acknowledge (at the Issuers’ expense) such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents or the Intercreditor Agreements.

Section 12.03    Suits to Protect the Collateral.

Subject to the provisions of Article VII hereof and the Security Documents and the Intercreditor Agreements, the Trustee, without the consent of the Holders, on behalf of the Holders, may or may direct the Collateral Agent (at the Issuers’ expense) to take all actions it determines in order to:

(a)    enforce any of the terms of the Security Documents; and

(b)    collect and receive any and all amounts payable in respect of the Obligations hereunder.

Subject to the provisions of the Security Documents and the Intercreditor Agreements, the Trustee and the Collateral Agent shall have power to institute and to maintain such suits and proceedings as the Trustee may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Trustee may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 12.03 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Collateral Agent.

Section 12.04    Authorization of Receipt of Funds by the Trustee Under the Security Documents.

Subject to the provisions of the Intercreditor Agreements, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 12.05    Purchaser Protected.

In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article XII to be sold be under any obligation to ascertain or inquire into the authority of an Issuer or the applicable Guarantor to make any such sale or other transfer.

Section 12.06    Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article XII upon an Issuer or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or Trustee shall be deemed the equivalent of any similar instrument of an Issuer or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article XII; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

Section 12.07    Release Upon Termination of the Issuers’ Obligations.

In the event that Holdings deliver to the Trustee an Officer’s Certificate certifying that (i) payment in full of the principal of, together with accrued and unpaid interest and premium, if any, on, the Notes and all other Obligations under this Indenture, the Notes, the Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest and premium, if any, are paid or (ii) the Issuers shall have exercised their Legal Defeasance option or its Covenant Defeasance option, in each case in compliance with the provisions of Article VIII, the Trustee shall deliver to the Issuers and the Collateral Agent a notice stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral (other than with respect to funds held by the Trustee pursuant to Article VIII), and any rights it has under the Security Documents, and upon receipt by the Collateral Agent of such notice, the Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and shall do or cause to be done (at the expense of the Issuers) all acts reasonably requested by the Issuers to release such Lien as soon as is reasonably practicable.

Section 12.08    Collateral Agent.

(a)    The Trustee and each of the Holders by acceptance of the Notes hereby designates and appoints the Collateral Agent as its agent under this Indenture, the Security Documents and the Intercreditor Agreements and the Trustee and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Security Documents and the Intercreditor Agreements and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Indenture, the Security Documents and the Intercreditor Agreements, and consents and agrees to the terms of the Intercreditor Agreements and each Security Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The Collateral Agent agrees to act as such on the express conditions contained in this Section 12.08. The provisions of this Section 12.08 are solely for the benefit of the Collateral Agent and none of the Trustee, any of the Holders nor the Issuers or any of the Guarantors shall have any rights as a third party beneficiary of any of the provisions contained herein other than as expressly provided in Section 12.03. Each Holder agrees that any action taken by the Collateral Agent in accordance with the provision of this Indenture, the Intercreditor Agreements and the Security Documents, and the exercise by the Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Security Documents and the Intercreditor Agreements, the duties of the Collateral Agent shall be ministerial and administrative in nature, and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Intercreditor Agreements and the other Security Documents to which the

Collateral Agent is a party, nor shall the Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or the Issuers or any Guarantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Security Documents and the Intercreditor Agreements or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)    The Collateral Agent may perform any of its duties under this Indenture, the Security Documents or the Intercreditor Agreements by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates, (a “Related Person”) and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Collateral Agent shall not be responsible for the negligence or misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates of the Collateral Agent and any such sub-agent.

(c)    None of the Collateral Agent or any of its respective Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct as determined by a final nonappealable order of a court of competent jurisdiction) or under or in connection with any Security Document or the Intercreditor Agreements or the transactions contemplated thereby (except for its own gross negligence or willful misconduct as determined by a final nonappeable order of a court of competent jurisdiction), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Issuers or any Guarantor or Affiliate of the Issuers or any Guarantor, or any Officer or Related Person thereof, contained in this Indenture, the Notes or any Security Documents, the Intercreditor Agreements, or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, the Security Documents or the Intercreditor Agreements, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Security Documents or the Intercreditor Agreements, or for any failure of the Issuers or any Guarantor or any other party to this Indenture, the Security Documents or the Intercreditor Agreements to perform its obligations hereunder or thereunder. None of the Collateral Agent or any of its respective Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, the Security Documents or the Intercreditor Agreements or to inspect the properties, books, or records of the Issuers or any Guarantor or the Issuers’ or any of the Guarantors’ Affiliates.

(d)    The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Issuers or any Guarantor), independent accountants and other experts and advisors selected by the Collateral Agent. The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. The Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Security Documents or the Intercreditor Agreements unless it shall first receive such advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the Notes as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability, loss and expense which may be incurred by it by reason of taking or continuing to take any such action. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Security Documents or the Intercreditor Agreements in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(e)    The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Responsible Officer of the Collateral Agent shall have received written notice from the Trustee or the Issuers referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default” and such notice references the Notes, the Issuers and this Indenture. The Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article VI or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 12.08).

(f)    The Collateral Agent may resign under this Indenture, any Intercreditor Agreement or any other Security Document at any time by notice to the Trustee and the Issuers, such resignation to be effective upon the acceptance of a successor agent to its appointment as Collateral Agent. If the Collateral Agent resigns under this Indenture, the Security Documents or the Intercreditor Agreements, the Issuers shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Collateral Agent (as stated in the notice of resignation), the Collateral Agent may appoint, after consulting with the Trustee, subject to the consent of the Issuers (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), a successor collateral agent. If no successor collateral agent is appointed and consented to by the Issuers pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Collateral Agent shall be entitled to, at the expense of the Issuers, petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent, and the term “Collateral Agent” shall mean such successor collateral agent, and the retiring

Collateral Agent’s appointment, powers and duties as the Collateral Agent shall be terminated. After the retiring Collateral Agent’s resignation hereunder, the provisions of this Section 12.08 (and Section 7.07) shall continue to inure to its benefit and the retiring Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Indenture.

(g)    Citibank, N.A. shall initially act as Collateral Agent and shall be authorized to appoint co-Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Security Documents or the Intercreditor Agreements, neither the Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct as determined by a final nonappeable order of a court of competent jurisdiction.

(h)    The Collateral Agent is authorized and directed to (i) enter into the Security Documents to which it is party, whether executed on or after the Issue Date, (ii) enter into the Intercreditor Agreements, (iii) make the representations of the Holders set forth in the Security Documents and Intercreditor Agreements, (iv) bind the Holders on the terms as set forth in the Security Documents and the Intercreditor Agreements and (v) perform and observe its obligations under the Security Documents and the Intercreditor Agreements.

(i)    If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article VI, the Trustee shall promptly turn the same over to the Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Collateral Agent such proceeds to be applied by the Collateral Agent pursuant to the terms of this Indenture, the Security Documents and the Intercreditor Agreements.

(j)    The Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon a written request from the Issuers, the Trustee shall notify the Collateral Agent thereof and promptly shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions (to the extent applicable).

(k)    The Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders and the Trustee shall have no obligation to the Collateral Agent or any of the Holders to assure that the Collateral exists or is owned by any Issuer or any Guarantor or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of any Issuer’s or any of the Guarantor’s property constituting collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Agent pursuant to this Indenture, any Security Document or the Intercreditor Agreements other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Collateral Agent shall have no other duty or liability whatsoever to the Trustee or any Holder as to any of the foregoing.

(l)    If any Issuer or any Guarantor (i) incurs any obligations in respect of First Lien Obligations at any time when neither the First Lien Intercreditor Agreement nor any other intercreditor agreement is in effect or at any time when Indebtedness constituting First Lien Obligations entitled to the benefit of the First Lien Intercreditor Agreement is concurrently retired, and (ii) delivers to the Collateral Agent an Officer’s Certificate so stating and requesting the Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the First Lien Intercreditor Agreement) in favor of a designated agent or representative for the holders of the First Lien Obligations so incurred, the Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Issuers, including legal fees and expenses of the Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(m)    If any Issuer or any Guarantor (i) incurs any obligations in respect of ABL Obligations at any time when neither the ABL Intercreditor Agreement nor any other intercreditor agreement is in effect or at any time when Indebtedness constituting ABL Obligations entitled to the benefit of the ABL Intercreditor Agreement is concurrently retired, and (ii) delivers to the Collateral Agent an Officer’s Certificate so stating and requesting the Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the ABL Intercreditor Agreement) in favor of a designated agent or representative for the holders of the ABL Obligations so incurred, the Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Issuers, including legal fees and expenses of the Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(n)    If any Issuer or any Guarantor (i) incurs any obligations in respect of Indebtedness secured by the Collateral with Junior Lien Priority at any time when no Intercreditor Agreement with respect to Indebtedness secured by the Collateral with Junior Lien Priority is in effect or at any time when Indebtedness constituting Indebtedness secured by the Collateral with Junior Lien Priority entitled to the benefit of a Junior Lien Intercreditor Agreement is concurrently retired, and (ii) delivers to the Collateral Agent an Officer’s Certificate so stating and requesting the Collateral Agent to enter into a Junior Lien Intercreditor Agreement (on terms that are customary for such financings as determined by Holdings in good faith reflecting the subordination of such Liens to the Liens secured by the Notes and

Guarantees) in favor of a designated agent or representative for the holders of the Indebtedness secured by the Collateral with Junior Lien Priority so incurred, the Collateral Agent shall (and is hereby authorized and directed to) enter into such Junior Lien Intercreditor Agreement (at the sole expense and cost of the Issuers, including legal fees and expenses of the Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(o)    No provision of this Indenture, the Intercreditor Agreements or any Security Document shall require the Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Collateral Agent) if it shall have received security and/or indemnity satisfactory to the Collateral Agent against potential costs and liabilities incurred by the Collateral Agent relating thereto.

Notwithstanding anything to the contrary contained in this Indenture, the Intercreditor Agreements or the Security Documents, in the event the Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Collateral Agent has determined that the Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances unless the Collateral Agent has received security and/or indemnity from the Holders in an amount and in a form all satisfactory to the Collateral Agent in its sole discretion, protecting the Collateral Agent from all such liability. The Collateral Agent shall at any time be entitled to cease taking any action described in this clause if it no longer reasonably deems any indemnity, security and/or undertaking from the Issuers or the Holders to be sufficient.

(p)    The Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the Intercreditor Agreements and the Security Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct as found by a final, non-appealable judgment of a court of competent jurisdiction, (ii) shall not be liable for interest on any money received by it except as the Collateral Agent may agree in writing with the Issuers (and money held in trust by the Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The Collateral Agent shall not be responsible for the misconduct, negligence, actions or inactions of the Trustee or the Agents. The grant of permissive rights or powers to the Collateral Agent shall not be construed to impose duties to act.

(q)    Neither the Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Neither the Collateral Agent nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(r)    The Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by any Issuer or any Guarantor under this Indenture, the Intercreditor Agreements and the Security Documents. The Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in this Indenture, the Notes, the Intercreditor Agreements, or the Security Documents or in any certificate, report, statement, or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, the Intercreditor Agreements or any Security Document; the execution, validity, genuineness, effectiveness or enforceability of the Intercreditor Agreements and any Security Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the Intercreditor Agreements and the Security Documents or for the performance or observance of any covenants, agreements or other terms and conditions set forth under this Indenture, the Intercreditor Agreement and the other Security Documents. The Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Intercreditor Agreements and the Security Documents, or the satisfaction of any conditions precedent contained in this Indenture, the Intercreditor Agreements and any Security Documents. The Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Intercreditor Agreements and the Security Documents unless expressly set forth hereunder or thereunder. The Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of this Indenture, the Intercreditor Agreements, the Notes or the Security Documents.

(s)    The parties hereto and the Holders hereby agree and acknowledge that the Collateral Agent shall not assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Intercreditor Agreements, the Security Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the Intercreditor Agreements and the Security Documents, the Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Collateral Agent in the Collateral and that any such actions taken by the Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral. In the event that the Collateral Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Collateral Agent’s sole discretion may cause the Collateral Agent to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Collateral Agent to incur liability under CERCLA or any other federal, state or local law, the Collateral Agent reserves the right, instead of taking such action, to either resign as the Collateral Agent or arrange for the transfer of the title or control of the asset to a court-appointed receiver. The Collateral Agent shall not be liable to the Issuers, the Guarantors or any other Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Collateral Agent or the Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment other than in connection with the Collateral Agent or the Trustee’s own willful misconduct or gross negligence (as determined by a court of competent jurisdiction in a final, non-appealable judgment). If at any time it is necessary or advisable for property to be possessed, owned, operated or managed by any Person (including the Collateral Agent) other than the Issuers or the Guarantors, Holders of a majority in aggregate principal amount of the then outstanding Notes shall direct the Trustee to direct the Collateral Agent in writing to appoint an appropriately qualified Person (excluding the Collateral Agent or the Trustee) who they shall designate to possess, own, operate or manage, as the case may be, the property.

(t)    Upon the receipt by the Collateral Agent and the Trustee of a written request of Holdings signed by one Officer of Holdings (a “Security Document Order”), the Collateral Agent and the Trustee are hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder, any Security Document to be executed after the Issue Date; provided that the Collateral Agent shall not be required to execute or enter into any such Security Document which, in the Collateral Agent’s reasonable opinion is reasonably likely to adversely affect the rights, duties, liabilities or immunities of the Collateral Agent or that the Collateral Agent determines is reasonably likely to involve the Collateral Agent in personal liability. Such Security Document Order shall (i) state that it is being delivered to the Collateral Agent and the Trustee pursuant to, and is a Security Document Order referred to in, this Section 12.08(t), and (ii) instruct the Collateral Agent and the Trustee (if applicable) to execute and enter into such Security Document. Other than as set forth in this Indenture, any such execution of a Security Document shall be at the direction and expense of Holdings, upon delivery to the Collateral Agent and the Trustee of an Officer’s Certificate and/or Opinion of Counsel stating that all conditions precedent to the execution and delivery of the Security Document have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Collateral Agent and the Trustee, if applicable, to execute such Security Documents.

(u)    Subject to the provisions of the applicable Security Documents and the Intercreditor Agreements, each Holder, by acceptance of the Notes, agrees that the Collateral Agent shall execute and deliver the Intercreditor Agreements and the Security Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, the Collateral Agent shall have no discretion under this Indenture, the Intercreditor Agreements or the Security Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee, as applicable, or as otherwise set forth in the Intercreditor Agreements.

(v)    After the occurrence of an Event of Default, the Trustee acting in accordance with the terms of this Indenture may direct the Collateral Agent in connection with any action required or permitted by this Indenture, the Security Documents or the Intercreditor Agreements.

(w)    The Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Security Documents or the Intercreditor Agreements and to the extent not prohibited under the Intercreditor Agreements, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.13 hereof and the other provisions of this Indenture.

(x)    In each case that the Collateral Agent may or is required hereunder or under the Intercreditor Agreements or any other Security Document to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under the Intercreditor Agreements, the Notes or any Security Document, the Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes or as otherwise set forth in the Intercreditor Agreements. If the Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Collateral Agent shall be entitled to refrain from such Action unless and until the Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Collateral Agent shall not incur liability to any Person by reason of so refraining.

(y)    Notwithstanding anything to the contrary in this Indenture, the Intercreditor Agreements, the Notes or any Security Document, in no event shall the Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture, the Intercreditor Agreements, the Notes or any Security Document (including without limitation the filing or continuation of any UCC financing or continuation statements or similar documents or instruments), nor shall the Collateral Agent or the Trustee be responsible for, and neither the Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Security Documents or the security interests or Liens intended to be created thereby.

(z)    Before the Collateral Agent acts or refrains from acting in each case at the written request or direction of the Issuers or the Guarantors, it may require an Officer’s Certificate and/or Opinion of Counsel, which shall conform to the provisions of Section 13.05. The Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(aa)    Notwithstanding anything to the contrary contained herein, the Collateral Agent shall act pursuant to the instructions of the Holders and the Trustee solely with respect to the Security Documents and the Collateral, except as otherwise set forth in the Intercreditor Agreements.

(bb)    The rights, privileges, benefits, immunities, indemnities and other protections given to the Trustee are extended to, and shall be enforceable by the Collateral Agent as if the Collateral Agent were named as the Trustee herein and the Security Documents. The Issuers and the Guarantors, jointly and severally, shall pay compensation to, reimburse expenses of and indemnify the Collateral Agent and its officers, directors, employees, representatives and agents, successors and assigns in accordance with Section 7.07 and the Intercreditor Agreements.

(cc)    The Collateral Agent shall be entitled to all of the rights, privileges, indemnities, and immunities of the Additional Collateral Agent, Collateral Agent, Notes Collateral Agent or the Original Notes Agent (in each case, as such term is defined in the applicable Intercreditor Agreement) as set forth in the applicable Intercreditor Agreement, as though fully set forth herein.

(dd)    Notwithstanding anything else to the contrary herein, whenever reference is made in this Indenture, to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Collateral Agent, it is understood that in all cases the Collateral Agent shall be fully justified in failing or refusing to take any such action if it shall not have received written instruction, advice or concurrence of the Holders in respect of such action. The Collateral Agent shall have no liability for any failure or delay in taking any actions contemplated above as a result of a failure or delay on the part of the Holders to provide such instruction, advice or concurrence.

Section 12.09    Designations.

For purposes of the provisions hereof and the Intercreditor Agreements requiring the Issuers to designate Indebtedness for purposes of the term “Additional First Lien Obligations”, “Additional Fixed Assets Debt Obligations”, “Additional Obligations”, “Fixed Assets Debt Obligations”, “Obligations” (in each case, as defined in the applicable Intercreditor Agreement), or any other such designations hereunder or under the Intercreditor Agreements, any such designation shall be sufficient if the relevant designation is set forth in writing, signed on behalf of Holdings by an Officer and delivered to the Trustee and the Collateral Agent in accordance with the terms of the Intercreditor Agreements.

Section 12.10    No Impairment of the Security Interests.

Except as otherwise permitted under this Indenture, the Intercreditor Agreements and the Security Documents, neither the Issuers nor any of the Guarantors will be permitted to take any action, or knowingly omit to take any action, which action or omission would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee, the Collateral Agent and the Holders.

Section 12.11    [Reserved].

Section 12.12    After Acquired Property.

(a)    From and after the Issue Date, and subject to the Security Documents, if (i) any Subsidiary of Holdings becomes a Guarantor or (ii) any Issuer or any Guarantor acquires any property or rights which are of a type constituting Collateral under any Security Document (excluding, for the avoidance of doubt, any Excluded Assets or assets not required to be Collateral pursuant to this Indenture or the Security Documents), it will be required to execute and deliver such security instruments, financing statements and such certificates as are required under this Indenture or any Security Document to vest in the Collateral Agent a security interest (subject to Permitted Liens, including any pari passu liens that secure obligations in respect of any other First Lien Obligations and prior liens that secure ABL Obligations with respect to ABL Priority Collateral) in such after-acquired collateral (or all of its assets, except Excluded Assets, in the case of a new Guarantor) and to take such actions to add such after-acquired collateral to the Collateral, in each case to the extent required by, and subject to the limitations and exceptions of, the Collateral Requirement and to otherwise comply with the requirements of the Collateral Requirement, and thereupon all provisions of this Indenture and the Security Documents relating to the Collateral shall be deemed to relate to such after-acquired collateral to the same extent and with the same force and effect.

(b)    (i) Any Subsidiary of Holdings which becomes a Guarantor shall take all such actions necessary to comply with the Collateral Requirement within thirty (30) days after the occurrence of such event causing such Subsidiary to become a Guarantor, and (ii) Holdings shall within thirty (30) days after the acquisition of such property or rights cause such property to be subjected to a Lien to the extent required by the Collateral Requirement and will take, or cause the relevant Guarantor to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect or record such Lien, in each case in a manner consistent with the Collateral Requirement and the procedures outlined in the New Senior Credit Facilities, to the extent applicable. Such time periods in clauses (i) and (ii) of this Section 12.12(b) shall be subject to extensions as the Collateral Agent may agree in writing (in a manner consistent with the procedures outlined in the New Senior Credit Facilities, to the extent applicable); it being understood and agreed that the administrative agent under the New Senior Credit Facilities may grant extensions of time under the New Senior Credit Facilities for such actions necessary to comply with the Collateral Requirement, and any such extension shall apply hereunder as if the Collateral Agent had agreed to such extensions in writing.

Section 12.13    Maintenance of Property and Insurance.

(a)    Holdings will, and will cause each of the Restricted Subsidiaries to, keep all of their respective property material to the operation of the business of Holdings and the Restricted Subsidiaries, taken as a whole, in good working order and condition in all material respects, ordinary wear and tear and fire, casualty and condemnation excepted; provided, that Holdings shall not be obligated to comply with the foregoing provisions of this Section 12.13 to the extent that the failure to do so is not adverse in any material respect to Holdings and its Restricted Subsidiaries.

(b)    Holdings will, and will cause each of the Restricted Subsidiaries to, maintain insurance with financially sound and reputable insurance companies (and Holdings shall use commercially reasonable efforts to name the Collateral Agent as an additional insured or lenders loss payee, as applicable, thirty (30) days after the Issue Date (or such later date as the Applicable Collateral Agent may agree) in form and substance reasonably satisfactory to the Collateral Agent) on all property material to the operation of the business of Holdings and the Restricted Subsidiaries, taken as a whole, in at least such amounts and against at least such risks as are determined by Holdings in good faith to be reasonable and prudent, taking into account the risks that are usually insured against in the same general area by companies engaged in the same business or a business that Holdings deems reasonably similar, it being understood that this Section shall not prevent the use of deductible or excess loss insurance and shall not prevent (i) Holdings or any of its Subsidiaries from acting as a self-insurer or maintaining insurance with another Subsidiary or Subsidiaries of Holdings so long as such action is consistent with sound business practice or (ii) Holdings from obtaining and owning insurance policies covering activities of its Subsidiaries. Holdings will deliver evidence of such coverage to the Collateral Agent; use commercially reasonable efforts to cause each such policy to provide that it shall not be canceled (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Collateral Agent (giving the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the the Collateral Agent.

Section 12.14    Further Assurances.

(a)    The Issuers and the Guarantors, at their sole cost and expense and subject to the Intercreditor Agreements, will execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, as applicable, any and all such further acts, deeds, certificates, assurances and other agreements or instruments and shall take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust), as may be reasonably requested by the Collateral Agent:

(1)    carry out the terms and provisions of the Security Documents;

(2)    subject to the Liens created by any of the Security Documents any of the properties, rights or interests required to be encumbered thereby, including all assets of any Guarantor (other than Excluded Assets) or newly acquired assets of a Guarantor;

(3)    perfect and maintain the validity, enforceability, effectiveness and priority of any of the Security Documents and the Liens intended to be created by the Security Documents; and

(b)    assure, convey, grant, assign, transfer, preserve, protect and confirm to the Collateral Agent any of the rights granted now or hereafter intended by the parties thereto to be granted to the Collateral Agent under the Security Documents or under any other instrument executed in connection herewith.

ARTICLE XIII

MISCELLANEOUS

Section 13.01    [Reserved].

Section 13.02    Notices.

Any notice or communication by Holdings, the Issuers, any Guarantor or the Trustee to the others is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), electronic mail or other electronic transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to Holdings, the Issuers and/or any Guarantor:

Houghton Mifflin Harcourt Company

125 High Street

Boston, Massachusetts 02110

Fax: (617) 249-2118

Email: bill.bayers@hmhco.com

Attn: General Counsel, with a copy to Treasurer and Assistant Treasurer with a copy to:

WilmerHale

1875 Pennsylvania Avenue NW

Washington, DC 20006

Fax: (202) 663-6363

Email: Justin.Ochs@wilmerhale.com

Attn: Justin Ochs

If to the Trustee, the initial Paying Agent and the Registrar:

U.S. Bank National Association

Global Corporate Trust Services

One Federal Street, 3rd Floor

Boston, MA 02110

Attn: Steven J. Gomes

If to the Collateral Agent:

Citibank, N.A.

Agency & Trust

388 Greenwich Street

New York, NY 10013

Attention: SPAG Administration

Email: cts.spag@citi.com

Holdings, the Issuers, any Guarantor, the Trustee, or the Collateral Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; when receipt acknowledged, if faxed or sent electronically; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided that any notice or communication delivered to the Trustee or the Collateral Agent shall be deemed effective upon actual receipt thereof.

Any notice or communication to a Holder shall be electronically delivered, mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to deliver a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed or otherwise delivered in the manner provided above within the time prescribed, such notice or communication shall be deemed duly given, whether or not the addressee receives it; provided that any notice or communication delivered to the Trustee or the Collateral Agent shall be deemed effective upon actual receipt thereof.

If Holdings or the Issuers mail a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

The Trustee and the Collateral Agent agree to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured email, facsimile transmission or other similar unsecured electronic methods; provided, however, that (a) the party providing such written instructions, subsequent to such transmission of written instructions, shall provide the originally executed instructions or directions to the Trustee and the Collateral Agent (as the case may be) in a timely manner, and (b) such originally executed instructions or directions shall be signed by an authorized representative of the party providing such instructions or directions. If the party elects to give the Trustee or the Collateral Agent email or facsimile instructions (or instructions by a similar electronic method) and the Trustee or the Collateral Agent (as applicable) in its discretion elects to act upon such instructions, the Trustee’s and the Collateral Agent’s understanding of such instructions shall be deemed controlling.

Neither the Trustee nor the Collateral Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s or the Collateral Agent’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Collateral Agent, including, without limitation, the risk of the Trustee or the Collateral Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties, absent the Collateral Agent’s own willful misconduct or gross negligence (as determined by a court of competent jurisdiction in a final, non-appealable judgment).

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether stated to be by mail or otherwise), such notice shall be sufficiently given if given to the Depositary for such Note (or its designee) pursuant to the Applicable Procedures for the Depositary.

Section 13.03    [Reserved].

Section 13.04    Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuers or any of the Guarantors to the Trustee to take any action under this Indenture, the Issuers or such Guarantor, as the case may be, shall furnish to the Trustee or, if such action relates to an Intercreditor Agreement or a Security Document, the Collateral Agent:

(a)    An Officer’s Certificate in form and substance reasonably satisfactory to the Trustee or the Collateral Agent, as applicable (which shall include the statements set forth in Section 13.05 hereof), stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b)    An Opinion of Counsel in form and substance reasonably satisfactory to the Trustee or the Collateral Agent, as applicable (which shall include the statements set forth in Section 13.05 hereof), stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.05    Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture, the Notes or the Security Documents shall include:

(a)    a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)    a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(d)    a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

Section 13.06    Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07    No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, incorporator, member, partner or stockholder of Holdings, the Issuers or any Guarantor or any of their direct or indirect parent companies shall have any liability for any obligations of Holdings, the Issuers or the Guarantors under the Notes, the Guarantees or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 13.08    Governing Law.

THIS INDENTURE, THE SECURITY DOCUMENTS, THE NOTES AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 13.09    Waiver of Jury Trial.

EACH OF THE ISSUERS, THE GUARANTORS, THE COLLATERAL AGENT AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE SECURITY DOCUMENTS, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.10    Force Majeure.

In no event shall the Trustee or any Agent be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

Section 13.11    No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of Holdings or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.12    Successors.

All agreements of the Issuers in this Indenture and the Notes shall bind their successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.06 hereof.

Section 13.13    Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.14    Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes

Section 13.15    Table of Contents, Headings, etc.

The Table of Contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 13.16    Intercreditor Agreements.

(a)    Each Holder, by accepting such Note, will be deemed to have (i) appointed and authorized the Collateral Agent and the Trustee to give effect to the provisions in the Intercreditor Agreements, any additional intercreditor agreements and the Security Documents and perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Intercreditor Agreements and the Security Documents securing such Indebtedness, together with any other incidental rights, power and discretions, (ii) agreed to be bound by the provisions of the Intercreditor Agreements, any additional intercreditor agreements and the Security Documents (including, for the avoidance of doubt, consenting to the subordination of Liens provided for in the ABL Intercreditor Agreement) and (iii) irrevocably appointed the Collateral Agent and the Trustee to act on its behalf to enter into and comply with the provisions of the Intercreditor Agreements, any additional intercreditor agreements and the Security Documents (including the execution of, and compliance with, any waiver, modification, amendment, renewal or replacement expressed to be executed by the Trustee or the Collateral Agent on its behalf).

(b)    The parties acknowledge and agree that Citibank, N.A. is entering into (i) the Pari Passu Intercreditor Agreement in its capacities as Notes Collateral Agent and Additional Collateral Agent thereunder, and (ii) the ABL Intercreditor Agreement in its capacity as Original Notes Agent thereunder. In the event of any conflict between this Indenture, the Notes or any Security Document, on the one hand, and an Intercreditor Agreement on the other, the terms of such Intercreditor Agreement shall govern and control.

Section 13.17    USA Patriot Act. In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA PATRIOT Act of the United States (“Applicable AML Law”), each of the Trustee and the Collateral Agent is required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Trustee and the Collateral Agent, as applicable. Accordingly, each of the parties agree to provide to the Collateral Agent, upon their request from time to time such identifying information and documentation as may be available for such party in order to enable the Trustee and the Collateral Agent to comply with Applicable AML Law.

[Signatures on following page]

ISSUERS:

HOUGHTON MIFFLIN HARCOURT PUBLISHERS, INC.

By:	/s/ William F. Bayers
Name:	William F. Bayers
Title:	Executive Vice President, Secretary and General Counsel

HOUGHTON MIFFLIN HARCOURT PUBLISHING COMPANY

By:	/s/ William F. Bayers
Name:	William F. Bayers
Title:	Executive Vice President, Secretary and General Counsel

HMH PUBLISHERS LLC

By:	/s/ William F. Bayers
Name:	William F. Bayers
Title:	Executive Vice President, Secretary and General Counsel

HOLDINGS AND GUARANTOR:

HOUGHTON MIFFLIN HARCOURT COMPANY

By:	/s/ William F. Bayers
Name:	William F. Bayers
Title:	Executive Vice President, Secretary and General Counsel

GUARANTORS:

HOUGHTON MIFFLIN COMPANY INTERNATIONAL, INC.

By:	/s/ William F. Bayers
Name:	William F. Bayers
Title:	Executive Vice President, Secretary and General Counsel

GREENWOOD PUBLISHING GROUP, LLC

By:	/s/ William F. Bayers
Name:	William F. Bayers
Title:	Executive Vice President, Secretary and General Counsel

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Steven J. Gomes
Name:	Steven J. Gomes
Title:	Vice President

CITIBANK, N.A., as Collateral Agent

By:	/s/ Camille R.Tomao
Name:	Camille R.Tomao
Title:	Vice President

EXHIBIT A

[Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture] [Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture] [Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the provisions of the Indenture]

THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES: THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AND THIS LEGEND IS REQUIRED BY SECTION 1275(c) OF THE CODE. A HOLDER MAY OBTAIN THE ISSUE PRICE, ISSUE DATE AND YIELD TO MATURITY BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO HOUGHTON MIFFLIN HARCOURT AT 125 HIGH STREET, BOSTON, MASSACHUSETTS 02110 ATTN: TREASURER AND ASSISTANT TREASURER

CUSIP [  ]

ISIN [  ]

[RULE 144A][REGULATION S [TEMPORARY]] [GLOBAL] NOTE

9.000% Senior Secured Notes due 2025

No. [ ]	Principal Amount $[ ]
[as revised by the Schedule of Exchanges of Interests in Global Note attached hereto]

HOUGHTON MIFFLIN HARCOURT PUBLISHERS, INC.,

HOUGHTON MIFFLIN HARCOURT PUBLISHING COMPANY

HMH PUBLISHERS LLC

as the Issuers

jointly and severally promise to pay to [    ] [CEDE & CO.] or registered assigns, the principal sum of $[                ] ([            ] United States Dollars)[, as revised by the Schedule of Exchanges of Interests in Global Note attached hereto,] on February 15, 2025.

Interest Payment Dates: February 15 and August 15

Record Dates: February 1 and August 1

IN WITNESS HEREOF, the Issuers have caused this instrument to be duly executed.

Dated: [                ]

ISSUERS:

HOUGHTON MIFFLIN HARCOURT PUBLISHERS, INC.

By:
Name:
Title:

HOUGHTON MIFFLIN HARCOURT PUBLISHING COMPANY

By:
Name:
Title:

HMH PUBLISHERS LLC

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[Back of Note]

9.000% Senior Secured Notes due 2025

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)    INTEREST. Houghton Mifflin Harcourt Publishers Inc., a Delaware corporation, Houghton Mifflin Harcourt Publishing Company, a Massachusetts corporation, and HMH Publishers LLC, a Delaware limited liability company (the “Issuers”), promise to pay interest on the principal amount of this Note at 9.000% per annum from [                ] until maturity. The Issuers shall pay interest semi-annually in arrears on February 15 and August 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2)    METHOD OF PAYMENT. Interest on the Notes shall be paid to the Persons who are registered Holders at the close of business on the February 1 or August 1 (whether or not a Business Day), as the case may be, next preceding an Interest Payment Date, even if such Notes are canceled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payment of interest may be made by check delivered to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds shall be required with respect to principal of and interest and premium, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuers or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3)    PAYING AGENT, TRANSFER AGENT AND REGISTRAR. Initially, U.S. Bank National Association shall act as Paying Agent, Transfer Agent and Registrar. The Issuers may change any Paying Agent, Transfer Agent or Registrar without notice to the Holders.

(4)    INDENTURE. The Issuers issued the Notes under an Indenture, dated as of November 22, 2019 (the “Indenture”), among the Issuers, the Guarantors party thereto, and the Trustee and Collateral Agent. This Note is one of a duly authorized issue of notes of the Issuers designated as 9.000% Senior Secured Notes due 2025. The Issuers shall be entitled to issue Additional Notes pursuant to Sections 2.01 and 4.09 of the Indenture. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

(5)    OPTIONAL REDEMPTION.

(i)    Except as described below under Sections 5(ii), 5(iv) and 5(v), the Issuers shall not be permitted to redeem the Notes prior to February 15, 2022. The Notes will be payable at par at maturity.

(ii)    At any time prior to February 15, 2022, the Notes may be redeemed or purchased (by the Issuers or any other Person), at the Issuers’ option, in whole or in part, upon notice as provided in Section 3.03 of the Indenture, at a redemption price equal to 100.000% of the principal amount of Notes redeemed plus the Applicable Premium as of the date of redemption (the “Redemption Date”), and, without duplication, accrued and unpaid interest to, but excluding, the Redemption Date, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(iii)    On and after February 15, 2022, the Notes may be redeemed or purchased (by the Issuers or any other Person), at the Issuers’ option, in whole or in part, upon notice as provided in Section 3.03 of the Indenture, at any time and from time to time at the redemption prices set forth below. The Notes shall be redeemable at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below plus accrued and unpaid interest thereon to the applicable Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on February 15 of each of the years indicated below:

Year	Percentage
2022	104.500%
2023	102.250%
2024 and thereafter	100.000%

(iv)    Until February 15, 2022 the Issuers may, at their option, on one or more occasions, upon notice as provided in Section 3.03 of the Indenture, redeem up to 40% of the then outstanding aggregate principal amount of Notes at a redemption price equal to 109.000% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to, but excluding, the applicable Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, with the net cash proceeds of one or more Equity Offerings to the extent such net cash proceeds are received by or contributed to Holdings; provided that at least 50% of the sum of the aggregate principal amount of Notes originally issued under the Indenture and any Additional Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption unless all such Notes are redeemed substantially concurrently; provided further, that each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

(v)    Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer, Collateral Asset Sale Offer or Asset Sale Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuers, or any third party making such a tender offer in lieu of the Issuers, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuers or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder (excluding any early tender or incentive fee) in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the Redemption Date.

(vi)    The Issuers may provide in any notice provided pursuant to Sections 5(ii) or (iii) hereof that payment of the redemption price and performance of the Issuers’ obligations with respect thereto may be performed by another Person. Notice of any redemption provided pursuant to Section 5(iii) hereof may be given prior to the completion of the related Equity Offering. Any notice of redemption may, at the Issuers’ discretion, provide that the redemption contemplated thereby is conditioned on the satisfaction of one or more conditions precedent, including, but not limited to, the consummation of an acquisition or financing transaction or Equity Offering, that the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed, and that performance of the Issuers’ obligations with respect to such redemption or purchase may be performed by another Person.

Any redemption of Notes pursuant to this Section 5 shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.

(6)    MANDATORY REDEMPTION. The Issuers shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes. The Issuers may at any time and from time to time purchase Notes in the open market, by tender offer, in negotiated transactions or otherwise.

(7)    NOTICE OF REDEMPTION. Subject to Section 3.03 of the Indenture, notice of redemption shall be delivered by electronic transmission (for Notes held in book-entry form) or by first-class mail, postage prepaid, at least 30 days but not more than 60 days before the Redemption Date (except that redemption notices may be delivered more than 60 days prior to a Redemption Date if the notice is issued in connection with Article VIII or Article XI of the Indenture) to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the Redemption Date, interest shall cease to accrue on Notes or portions thereof called for redemption.

(8)    OFFERS TO REPURCHASE.

(i)    If a Change of Control occurs, unless Holdings has previously or concurrently delivered a redemption notice with respect to all the outstanding Notes as set forth in Sections 3.03 and 3.07 of the Indenture and Section 5 hereof, the Issuers shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101.0% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date. The Change of Control Offer shall be made in accordance with Section 4.14 of the Indenture.

(ii)    When the aggregate amount of Excess Proceeds with respect to the Notes exceeds $25,000,000, the Issuers shall make an offer to all Holders and, if required by the terms of any Pari Passu Indebtedness, to all holders of such Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of such Notes and the maximum aggregate principal amount (or accreted value, if less) of such Indebtedness that is a minimum of $2,000 or an integral multiple of $1,000 thereof (in aggregate principal amount) that may be purchased out of such Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest (or such lesser price with respect to such other Pari Passu Indebtedness, if any, as may be provided by the terms of the agreements governing such other Indebtedness) to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture and the agreement governing the Pari Passu Indebtedness. The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within 20 Business Days after the date that Excess Proceeds exceed $25,000,000 by delivering the notice required pursuant to the terms of this Indenture, with a copy to the Trustee or otherwise in accordance with the procedures of DTC. The Issuers, in their sole discretion, may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 12 month period (or such longer period provided above) or with respect to Excess Proceeds of $25,000,000 or less.

(iii)    When the aggregate amount of Collateral Excess Proceeds with respect to the Notes exceeds $25,000,000, the Issuers shall make an offer to all Holders and, if required by the terms of any First Lien Obligations or Obligations secured by a Lien permitted under the Indenture on the Collateral disposed of (which Lien is not subordinate to the Lien of the Notes with respect to the Collateral), to all holders of such other First Lien Obligations or other Obligations (a “Collateral Asset Sale Offer”), to purchase the maximum aggregate principal amount of such Notes that is a minimum of $2,000 or an integral multiple of $1,000 thereof (in aggregate principal amount) and the maximum aggregate principal amount (or accreted value, if less) of such other First Lien Obligations or other Obligations that may be purchased out of such Collateral Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest (or such lesser price with respect to such other First Lien Obligations or other Obligations, if any, as may be provided by the terms of the agreement governing such other Indebtedness) to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture and the agreements governing such other First Lien Obligations or other Obligations. The Issuers will commence a Collateral Asset Sale Offer with respect to Collateral Excess Proceeds within 20 Business Days after the date that Collateral Excess Proceeds exceed $25,000,000 by delivering the notice required pursuant to the terms of the Indenture, with a copy to the Trustee or otherwise in accordance with the procedures of DTC. The Issuers, in their sole discretion, may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making a Collateral Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 12 month period (or such longer period provided above) or with respect to Collateral Excess Proceeds of $25,000,000 or less.

(9)    DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuers need not exchange or register the transfer of (x) any Notes for a period of 15 days before a selection of Notes to be redeemed or (y) any Notes selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, Collateral Asset Sale Offer or an Asset Sale Offer.

(10)    PERSONS DEEMED OWNERS. The registered Holder may be treated as its owner for all purposes.

(11)    AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Guarantees, the Notes or the Security Documents may be amended or supplemented as provided in the Indenture.

(12)    DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25.0% in principal amount of the then outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes shall become due and payable immediately without further action or notice; provided, however, the sole remedy for an Event of Default specified in clause (4) of Section 6.01(a) of the Indenture will for the 365 days after the occurrence of such an Event of Default consist exclusively, to the extent permitted by applicable law, of the right to receive additional interest on the principal amount of the Notes at a rate equal to 0.50% per annum, with such interest payable in the same manner and subject to the same terms as other interest payable under the Indenture, and if such Event of Default is continuing on such 365th day, such additional interest will cease to accrue, and the Notes will be subject to the other remedies provided. Holders may not enforce the Indenture, the Notes or the Guarantees except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default (except a Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the all Holders waive any existing Default and its consequences under the Indenture except a continuing

Default in payment of interest on, premium, if any, or the principal of, any of the Notes held by a non-consenting Holder. Holdings is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and Holdings is required within five (5) Business Days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default and what action Holdings proposes to take with respect thereto.

(13)    AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual or facsimile signature of the Trustee.

(14)    SECURITY. The Notes and the related Guarantees will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Security Documents. The Trustee and the Collateral Agent, as the case may be, hold the Collateral in trust for the benefit of the Holders, in each case pursuant to the Security Documents and the Intercreditor Agreements. Each Holder, by accepting this Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the foreclosure and release of Collateral) and the Intercreditor Agreements, each as may be in effect or may be amended from time to time in accordance with their terms and the Indenture, and authorizes and directs each of the Trustee and the Collateral Agent, as applicable, to enter into the Security Documents and the Intercreditor Agreements on the Issue Date, and the Security Documents and the Junior Lien Intercreditor Agreement, if any, at any time after the Issue Date, if applicable, and to perform its obligations and exercise its rights thereunder in accordance therewith.

(15)    GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THE SECURITY DOCUMENTS, THE NOTES AND THE GUARANTEES.

(16)    CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuers shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuers at the following address:

Houghton Mifflin Harcourt Company

125 High Street

Boston, Massachusetts 02110

Attn: General Counsel, with a copy to Treasurer and Assistant Treasurer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

[ ] Section 4.10	[ ] Section 4.14

If you want to elect to have only part of this Note purchased by the Issuers pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $[                ]. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Note Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Houghton Mifflin Harcourt Company

125 High Street

Boston, Massachusetts 02110

Attention: General Counsel, with a copy to Treasurer and Assistant Treasurer

U.S. Bank National Association

Global Corporate Trust Services

One Federal Street, 3rd Floor

Boston, MA 02110

Attention: Steven J. Gomes

Reference is hereby made to the Indenture, dated as of November 22, 2019 (the “Indenture”), among the Issuers, the guarantors party thereto and the Trustee and Collateral Agent, under which the Notes have been issued. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

[                ] (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $[                ] in such Note[s] or interests (the “Transfer”), to [                ] (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. [    ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE 144A GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.

2. [    ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE REGULATION S GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.

3. [    ] CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)    [    ] such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b)    [    ] such Transfer is being effected to the Issuers or a subsidiary thereof;

or

(c)    [    ] such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

4. [    ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.

(a)    [    ] CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)    [    ] CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c)    [    ] CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]

By:

Name:

Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.    The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)    [    ] a beneficial interest in the:

(i)    [    ] 144A Global Note (CUSIP [ ]), or

(ii)   [    ] Regulation S Global Note (CUSIP [ ]), or

(b)    [    ] a Restricted Definitive Note.

2.    After the Transfer the Transferee will hold:

[CHECK ONE]

(a)    [    ] a beneficial interest in the:

(i)    [    ] 144A Global Note (CUSIP [ ]), or

(ii)   [    ] Regulation S Global Note (CUSIP [ ]), or

(iii)  [    ] Unrestricted Global Note (CUSIP [ ]); or

(b)    [    ] a Restricted Definitive Note; or

(c)    [    ] an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Houghton Mifflin Harcourt Company

125 High Street

Boston, Massachusetts 02110

Attention: General Counsel, with a copy to Treasurer and Assistant Treasurer

U.S. Bank National Association

Global Corporate Trust Services

One Federal Street, 3rd Floor

Boston, MA 02110

Attention: Steven J. Gomes

Reference is hereby made to the Indenture, dated as of November 22, 2019 (the “Indenture”), among the Issuers, the guarantors party thereto and the Trustee and the Collateral Agent, under which the Notes have been issued. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

[                ] (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $[                ] in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE

(a)    [    ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b)    [    ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the

Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c)    [    ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d)    [    ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES

(a)    [    ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b)    [    ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] [    ] 144A Global Note [    ] Regulation S Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]

By:

Name:

Title:

Dated:

EXHIBIT D

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

Supplemental Indenture (this “Supplemental Indenture”), dated as of [                ], among [                ] (the “Guaranteeing Subsidiary”), a subsidiary of Houghton Mifflin Harcourt Company, a Delaware corporation (“Holdings”), U.S. Bank National Association, as trustee (the “Trustee”), and Citibank, N.A., as collateral agent (the “Collateral Agent”).

W I T N E S S E T H

WHEREAS, Houghton Mifflin Harcourt Publishers, Inc., Houghton Mifflin Harcourt Publishing Company and HMH Publishers, LLC (collectively, the “Issuers”) have heretofore executed and delivered to the Trustee and the Collateral Agent an indenture (the “Indenture”), dated as of November 22, 2019, providing for the issuance of an unlimited aggregate principal amount of 9.000% Senior Secured Notes due 2025 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee and the Collateral Agent a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and the Collateral Agent are authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(a)    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(b)    Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Indenture including but not limited to Article X thereof.

(c)    No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Guaranteeing Subsidiary or any of its direct or indirect parent companies shall have any liability for any obligations of the Issuers or the Guarantors (including the Guaranteeing Subsidiary) under the Notes, any Guarantees, the Indenture, the Security Documents or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(d)    Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(e)    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(f)    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(g)    The Trustee and the Collateral Agent. Neither the Trustee nor the Collateral Agent shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

(h)    Subrogation. The Guaranteeing Subsidiary shall be subrogated to all rights of Holders against the Issuers in respect of any amounts paid by the Guaranteeing Subsidiary pursuant to the provisions of Section 2 hereof and Section 10.01 of the Indenture; provided that, if an Event of Default has occurred and is continuing, the Guaranteeing Subsidiary shall not be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuers under the Indenture or the Notes shall have been paid in full.

(i)    Benefits Acknowledged. The Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

(j)    Successors. All agreements of the Guaranteeing Subsidiary in this Supplemental Indenture shall bind its successors, except as otherwise provided in the Indenture or in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

U.S. Bank National Association, as Trustee

By:
Name:
Title:

Citibank, N.A., as Collateral Agent

By:
Name:
Title:

EXHIBIT E

[FORM OF]

JUNIOR LIEN INTERCREDITOR AGREEMENT

among

HOUGHTON MIFFLIN HARCOURT COMPANY,

as Holdings

HOUGHTON MIFFLIN HARCOURT PUBLISHERS INC.,

HMH PUBLISHERS LLC, and

HOUGHTON MIFFLIN HARCOURT PUBLISHING COMPANY,

as Borrowers

THE OTHER SUBSIDIARIES OF HOLDINGS FROM TIME TO TIME PARTY

HERETO and

CITIBANK, N.A.,

as the Initial Senior Representative,

and

[            ],

as the Initial Junior Representative

dated as of [    ], 20[    ]

JUNIOR LIEN INTERCREDITOR AGREEMENT dated as of [    ], 20[    ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among HOUGHTON MIFFLIN HARCOURT COMPANY, as Holdings (“Holdings”), HOUGHTON MIFFLIN HARCOURT PUBLISHERS INC., HMH PUBLISHERS LLC, and HOUGHTON MIFFLIN HARCOURT PUBLISHING COMPANY, as Borrowers (each a “Borrower”, and collectively, the “Borrowers”), the other Grantors (as defined herein) from time to time party hereto and CITIBANK, N.A., as administrative agent and collateral agent under the First Lien Credit Agreement (the “Initial Senior Representative”), [    ], as administrative agent and collateral agent under the Junior Lien [            ] (in such capacity and together with its successors in such capacity, the “Initial Junior Representative”), and each additional Junior Representative and Senior Representative that from time to time becomes a party hereto pursuant to Section 8.09.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Initial Senior Representative (for itself and on behalf of the First Lien Credit Agreement Secured Parties), the Initial Junior Representative for itself and on behalf of the Initial Junior Priority Debt Parties and each additional Senior Representative (for itself and on behalf of the Additional Senior Debt Parties under the applicable Additional Senior Debt Facility) and each additional Junior Representative (for itself and on behalf of the Junior Priority Debt Parties under the applicable Junior Priority Debt Facility) agree as follows:

ARTICLE I

Definitions

SECTION 1.01    Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the First Lien Credit Agreement (as defined below) or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“ABL Intercreditor Agreement” means the Second Amended and Restated Term Loan / Notes/ Revolving Facility Lien Subordination And Intercreditor Agreement, dated as of November 22, 2019, among Citibank, N.A. as collateral agent under the First Lien Credit Agreement, Citibank, N.A., as notes collateral agent under the Notes Indenture, Citibank, N.A., as administrative agent and collateral agent under the Revolving Credit Agreement, and the representatives for purposes thereof for holders of one or more other classes of Indebtedness, the Borrowers and the other parties thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Additional Senior Debt” means any Indebtedness that is issued or guaranteed by the Borrowers and/or any Guarantor (other than Indebtedness constituting First Lien Credit Agreement Obligations) which Indebtedness and guarantees are secured by the Senior Collateral (or a portion thereof) on a senior basis to the Junior Priority Debt (but without regard to control of remedies); provided, however, that (i) when incurred, such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each Senior Debt Document and each Junior Priority Debt Document then in effect and (ii) the Representative for the holders of such Indebtedness shall have (x) become party to this Agreement pursuant to, and by satisfying the

1

conditions set forth in, Section 8.09 hereof and (y) the Pari Passu Intercreditor Agreement in accordance with Section 5.13 thereof. Additional Senior Debt shall include any Registered Equivalent Notes and guarantees thereof by the Guarantors issued in exchange therefor; provided that if such Indebtedness will be the initial Additional Senior Debt, then the Representative thereof shall have executed and delivered the Pari Passu Intercreditor Agreement.

“Additional Senior Debt Documents” means, with respect to any series, issue or class of Additional Senior Debt, the promissory notes, indentures, collateral documents or other operative agreements evidencing or governing such Indebtedness, including the Senior Collateral Documents.

“Additional Senior Debt Facility” means each credit agreement, indenture or other governing agreement with respect to any Additional Senior Debt.

“Additional Senior Debt Obligations” means, with respect to any series, issue or class of Additional Senior Debt, (a) all principal of, and interest payable with respect to, such Additional Senior Debt, (b) all other amounts payable to the related Additional Senior Debt Parties under the related Additional Senior Debt Documents and (c) any renewals or extensions of the foregoing, including, in each case, without limitation, any interest, fees and other amounts which accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such proceeding.

“Additional Senior Debt Parties” means, with respect to any series, issue or class of Additional Senior Debt, the holders of such Additional Senior Debt Obligations, the Representative with respect thereto, any trustee or agent therefor under any related Additional Senior Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrowers or any Guarantor under any related Additional Senior Debt Documents.

“Administrative Agent” has the meaning assigned to such term in the definition of “First Lien Credit Agreement”.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Borrowers” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Class Debt” has the meaning assigned to such term in Section 8.09.

“Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Class Debt Representatives” has the meaning assigned to such term in Section 8.09.

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“Collateral” means the Senior Collateral and the Junior Priority Collateral.

“Collateral Documents” means the Senior Collateral Documents and the Junior Priority Collateral Documents.

“Credit Agreement Loan Documents” means the First Lien Credit Agreement and the other “Loan Documents” as defined in the First Lien Credit Agreement.

“Debt Facility” means any Senior Facility and any Junior Priority Debt Facility.

“Designated Junior Representative” means (i) the Initial Junior Representative, until such time as the Junior Priority Debt Facility under the Junior Lien [    ] ceases to be the only Junior Priority Debt Facility under this Agreement and (ii) thereafter, the Junior Representative designated from time to time by the Junior Priority Instructing Group, in a notice to each Senior Representative and the Borrowers hereunder, as the “Designated Junior Representative” for purposes hereof.

“Designated Senior Representative” means (i) if at any time there is only one Senior Representative for a Senior Facility with respect to which the Discharge of Senior Obligations has not occurred, such Senior Representative and (ii) at any time when clause (i) does not apply, the Applicable Collateral Agent (as defined in the Pari Passu Intercreditor Agreement) at such time.

“DIP Financing” has the meaning assigned to such term in Section 6.01.

“Discharge” means, with respect to any Debt Facility, the date on which such Debt Facility and the Senior Obligations or Junior Priority Debt Obligations thereunder, as the case may be, are no longer secured by any of the Shared Collateral, and no longer required to be secured by any of the Shared Collateral, pursuant to the terms of the documentation governing such Debt Facility. The term “Discharged” shall have a corresponding meaning.

“Discharge of Senior Obligations” means the date on which the Discharge of Senior Obligations has occurred; provided that to the extent the Pari Passu Intercreditor Agreement is outstanding, Discharge of Senior Obligations shall include the Discharge of any Senior Obligations (including the Senior Notes) subject to such Pari Passu Intercreditor Agreement.

“Disposition” has the meaning assigned to such term in Section 5.01(a).

“First Lien Collateral Agent” has the meaning assigned to the term “Collateral Agent” in the First Lien Credit Agreement and shall include any successor administrative agent and collateral agent as provided in Article IX of the First Lien Credit Agreement.

“First Lien Collateral Agreement” means the Security Agreement (as defined in the Credit Agreement), as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“First Lien Credit Agreement” means that certain Second Amended and Restated Term Loan Credit Agreement, dated as of November 22, 2019, among Holdings, the Borrowers, the Subsidiary Guarantors named therein, Citibank, N.A., as administrative agent (in such

3

capacity, and together with successors and assigns in such capacity, the “Administrative Agent”) and as collateral agent, the lenders party thereto from time to time and the other agents named therein, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“First Lien Credit Agreement Obligations” means the “Obligations” as defined in the First Lien Credit Agreement.

“First Lien Credit Agreement Secured Parties” means the “Secured Parties” as defined in the First Lien Credit Agreement.

“Grantors” means Holdings, the Borrowers, and each Subsidiary of Holdings which has granted a security interest pursuant to any Collateral Document to secure any Secured Obligations.

“Guarantors” has the meaning assigned to the term in the First Lien Credit Agreement which have guaranteed any of the Secured Obligations pursuant to the Senior Debt Documents or the Junior Priority Debt Documents.

“Holdings” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Indebtedness” has the meaning assigned to the term in the First Lien Credit Agreement.

“Initial Junior Priority Debt Parties” means the holders of the obligations issued pursuant to Junior Lien [        ].

“Initial Junior Representative” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor administrative agent and collateral agent.

“Initial Senior Representative” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor administrative agent and collateral agent.

“Insolvency or Liquidation Proceeding” means:

(a)    any case commenced by or against Holdings or any other Grantor under the Bankruptcy Code or any similar federal or state law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of Holdings or any other Grantor, any receivership or assignment for the benefit of creditors relating to Holdings or any other Grantor or any similar case or proceeding relative to Holdings or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(b)    any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to Holdings or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency, in each case to the extent not permitted under the Senior Debt Documents;

4

(c) any proceeding seeking the appointment of any trustee, receiver, liquidator, custodian or other insolvency official with similar powers with respect to Holdings or any other Grantor or any of its assets; or

(d)    any other proceeding of any type or nature in which substantially all claims of creditors of Holdings or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Junior Lien [                ]” means that certain [    ] dated as of [    ] among [    ].1

“Junior Priority Class Debt” has the meaning assigned to such term in Section 8.09.

“Junior Priority Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Junior Priority Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Junior Priority Collateral” means any “Collateral” as defined in any Junior Priority Debt Document or any other assets of Holdings or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Junior Priority Collateral Document as security for any Junior Priority Debt Obligation.

“Junior Priority Collateral Documents” means the “Security Documents” as defined in the Junior Lien [    ] and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by Holdings or any Grantor for purposes of providing collateral security for any Junior Priority Debt Obligation.

“Junior Priority Debt” means any Indebtedness of the Borrowers or any other Grantor guaranteed by the Guarantors, which Indebtedness and guarantees are secured by the Junior Priority Collateral on a basis junior to all of the Senior Obligations and the applicable Junior Priority Debt Documents with respect to which provide that such Indebtedness and guarantees are to be secured by such Junior Priority Collateral on a subordinate basis to the Senior Obligations; provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each then extant Senior Debt Document and Junior Priority Debt Document and (ii) the Representative for the holders of such Indebtedness shall have become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof. Junior Priority Debt shall include any Registered Equivalent Notes and guarantees thereof by the Guarantors issued in exchange therefor.

[1]	Note: Describe Junior Lien Credit Agreement, Note Purchase Agreement or other primary debt document.

5

“Junior Priority Debt Documents” means the Junior Lien [    ] and, with respect to any series, issue or class of Junior Priority Debt, the credit agreements, promissory notes, indentures, collateral documents or other operative agreements evidencing or governing such Indebtedness, including the Junior Priority Collateral Documents.

“Junior Priority Debt Facility” means each of the Junior Lien [    ] and each indenture or other governing agreement with respect to any other Junior Priority Debt.

“Junior Priority Debt Obligations” means, with respect to any series, issue or class of Junior Priority Debt, (a) all principal of, and interest payable with respect to, such Junior Priority Debt, (b) all other amounts payable to the related Junior Priority Debt Parties under the related Junior Priority Debt Documents and (c) any renewals or extensions of the foregoing, including, without limitation, in each case, any interest, fees and other amounts which accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such proceeding.

“Junior Priority Debt Parties” means with respect to any series, issue or class of Junior Priority Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Junior Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrowers or any other Grantor under any related Junior Priority Debt Documents.

“Junior Priority Instructing Group” means the Junior Representatives with respect to Junior Priority Debt Facilities under which at least a majority of the then aggregate amount of Junior Priority Debt Obligations are outstanding.

“Junior Priority Lien” means the Liens on the Junior Priority Collateral in favor of Junior Priority Debt Parties under Junior Priority Collateral Documents.

“Junior Priority Standstill Period” has the meaning assigned to such term in Section 3.01(a).

“Junior Representative” means (i) in the case of the Junior Lien [    ], the Initial Junior Representative and (ii) in the case of any other Junior Priority Debt Facility and the Junior Priority Debt Parties thereunder the trustee, administrative agent, collateral agent, security agent or similar agent under such Junior Priority Debt Facility that is named as the representative in respect of such Junior Priority Debt Facility in the applicable Representatives Supplement together with its successors in such capacity.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any agreement to give a security interest therein and any filing of or agreement to give any financing statement under the New York UCC (or equivalent statutes of any jurisdiction).

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

6

“Notes Collateral Agent” has the meaning assigned to the term “Collateral Agent” in the Senior Secured Notes Indenture and shall include any collateral agent as provided in Article XII of the Senior Secured Notes Indenture.

“Officer’s Certificate” has the meaning assigned to such term in Section 8.09.

“Pari Passu Intercreditor Agreement” has the meaning assigned to the term in the First Lien Credit Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Pledged or Controlled Collateral” has the meaning assigned to such term in Section 5.06(a).

“Proceeds” means the proceeds of any sale, collection or other liquidation or disposition of Shared Collateral and any payment or distribution made in respect of Shared Collateral in an Insolvency or Liquidation Proceeding and any amounts received by any Senior Representative or any Senior Secured Party from a Junior Priority Debt Party in respect of Shared Collateral pursuant to this Agreement.

“Publishers” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Recovery” has the meaning assigned to such term in Section 6.04.

“Refinance” means, in respect of any indebtedness of a Restricted Subsidiary, any indebtedness (other than any Indebtedness incurred under the Credit Agreement or Notes) of a Restricted Subsidiary, issued in exchange for, or the net cash proceeds of which are used to extend, refinance, renew, replace, defease or refund such indebtedness. “Refinanced” and “Refinancing” have correlative meanings.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Representatives” means the Senior Representatives and the Junior Representatives.

“Representatives Supplement” means a supplement to this Agreement substantially in the form of Annex II or Annex III hereof required to be delivered by a Representative to the Designated Senior Representative and Designated Junior Representative pursuant to Section 8.07 hereof in order to include an additional Debt Facility hereunder and to become the Representative hereunder for the Senior Secured Parties or Junior Priority Debt Parties, as the case may be, under such Debt Facility.

7

“Revolving Facility First Lien Collateral” has the meaning set forth in the ABL Intercreditor Agreement.

“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.

“Secured Obligations” means the Senior Obligations and the Junior Priority Debt Obligations.

“Secured Parties” means the Senior Secured Parties and the Junior Priority Debt Parties.

“Senior Class Debt” has the meaning assigned to such term in Section 8.09.

“Senior Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Senior Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Senior Collateral” means any “Collateral” as defined in the First Lien Credit Agreement or any other Senior Debt Document or any other assets of Holdings or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Senior Collateral Document as security for any Senior Obligations.

“Senior Collateral Documents” means the First Lien Collateral Agreement and the other “Collateral Documents” as defined in the First Lien Credit Agreement, the Pari Passu Intercreditor Agreement (upon and after the initial execution and delivery thereof by the initial parties thereto on the Closing Date) and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by Holdings or any other Grantor for purposes of providing collateral security for any Senior Obligation.

“Senior Debt Documents” means (a) the Credit Agreement Loan Documents, (b) the Notes Documents (as defined in the Pari Passu Intercreditor Agreement) and (c) any Additional Senior Debt Documents.

“Senior Facilities” means the First Lien Credit Agreement, the Senior Secured Notes Indenture and any Additional Senior Debt Facilities.

“Senior Lien” means the Liens on the Senior Collateral in favor of the Senior Secured Parties under the Senior Collateral Documents.

“Senior Obligations” means the First Lien Credit Agreement Obligations, the Notes Obligations (as defined in the Pari Passu Intercreditor Agreement) and any Additional Senior Debt Obligations.

“Senior Representative” means (i) in the case of any First Lien Credit Agreement Obligations or the First Lien Credit Agreement Secured Parties, the First Lien Collateral Agent, (ii) in the case of any Notes Obligations (as defined in the Pari Passu Intercreditor Agreement) or

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the Notes Secured Parties (as defined in the Pari Passu Intercreditor Agreement), the Notes Collateral Agent and (iii) in the case of any Additional Senior Debt Facility and the Additional Senior Debt Parties thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Senior Debt Facility that is named as the Representative in respect of such Additional Senior Debt Facility hereunder or in the applicable Representative Supplement and any successor thereto.

If at any time there is only one Senior Representative for a Senior Facility with respect to which the Discharge of Senior Obligations has not occurred, such Senior Representative and (ii) at any time when clause (i) does not apply, the Applicable Collateral Agent (as defined in the Pari Passu Intercreditor Agreement) at such time.

“Senior Secured Parties” means the First Lien Credit Agreement Secured Parties, the Notes Secured Parties (as defined in the Pari Passu Intercreditor Agreement) and any Additional Senior Debt Parties.

“Shared Collateral” means, at any time, Collateral in which the holders of Senior Obligations (or their Representatives) under at least one Senior Facility and the holders of Junior Priority Debt Obligations under at least one Junior Priority Debt Facility (or their Representatives) hold a security interest or Lien at such time (or, in the case of the Senior Facilities, are deemed pursuant to Article II to hold a security interest). If, at any time, any portion of the Senior Collateral under one or more Senior Facilities does not constitute Junior Priority Collateral under one or more Junior Priority Debt Facilities, then such portion of such Senior Collateral shall constitute Shared Collateral only with respect to the Junior Priority Debt Facilities for which it constitutes Junior Priority Collateral and shall not constitute Shared Collateral for any Junior Priority Debt Facility which does not have a security interest or Lien in such Collateral at such time.

“Uniform Commercial Code” or “UCC” means, unless otherwise specified, the Uniform Commercial Code as from time to time in effect in the State of New York.

SECTION 1.02    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

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ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01    Subordination. Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to any Junior Representative or any Junior Priority Debt Parties on the Shared Collateral or of any Liens granted to any Senior Representative or any other Senior Secured Party on the Shared Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC, any applicable law, any Junior Priority Debt Document or any Senior Debt Document or any other circumstance whatsoever, each Junior Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby agrees that (a) any Lien on the Shared Collateral securing or purporting to secure any Senior Obligations now or hereafter held by or on behalf of any Senior Representative or any other Senior Secured Party or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Shared Collateral securing or purporting to secure any Junior Priority Debt Obligations and (b) any Lien on the Shared Collateral securing or purporting to secure any Junior Priority Debt Obligations now or hereafter held by or on behalf of any Junior Representative, any Junior Priority Debt Parties or any Junior Representative or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing or purporting to secure any Senior Obligations. All Liens on the Shared Collateral securing or purporting to secure any Senior Obligations shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing or purporting to secure any Junior Priority Debt Obligations for all purposes, whether or not such Liens securing or purporting to secure any Senior Obligations are subordinated to any Lien securing any other obligation of Holdings, any Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed.

SECTION 2.02    No Payment Subordination; Nature of Senior Lender Claims.

(a)    Except as otherwise set forth herein, the subordination of Liens securing Junior Priority Debt Obligations to Liens securing Senior Obligations set forth in Section 2.01 affects only the relative priority of those Liens and all Proceeds thereof and does not subordinate the Junior Priority Debt Obligations in right of payment to the Senior Obligations; provided, for the avoidance of doubt, that all payments in respect of Shared Collateral and all Proceeds thereof shall be subject to Section 4.01. Except as otherwise set forth herein, nothing in this Agreement will affect the entitlement of the Junior Priority Debt Parties to receive and retain required payments of interest, principal, and other amounts in respect of Junior Priority Debt Obligations unless the receipt is expressly prohibited by, or results from the Junior Priority Debt Parties’ breach of, this Agreement.

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(b)    Each Junior Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, acknowledges that (i) a portion of the Senior Obligations is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (ii) the terms of the Senior Debt Documents and the Senior Obligations may be amended, supplemented or otherwise modified, and the Senior Obligations, or a portion thereof, may be Refinanced from time to time and (iii) subject to the provisions of Section 5.03(a) of this Agreement, the aggregate amount of the Senior Obligations may be increased, in each case, without notice to or consent by the Junior Representatives or the Junior Priority Debt Parties and without affecting the provisions hereof. The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any amendment, supplement or other modification, or any Refinancing, of either the Senior Obligations or the Junior Priority Debt Obligations, or any portion thereof. As between Holdings and the other Grantors and the Junior Priority Debt Parties, the foregoing provisions will not limit or otherwise affect the obligations of Holdings and the Grantors contained in any Junior Priority Debt Document with respect to the incurrence of additional Senior Obligations.

SECTION 2.03    Prohibition on Contesting Liens. Each of the Junior Representatives, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing, or the allowability of any claims asserted with respect to, any Senior Obligations held (or purported to be held) by or on behalf of any Senior Representative or any of the other Senior Secured Parties or other agent or trustee therefor in any Senior Collateral. Each Senior Representative, for itself and on behalf of each Senior Secured Party under its Senior Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing, or the allowability of any claims asserted with respect to, any Junior Priority Debt Obligations held (or purported to be held) by or on behalf of any Junior Representative or any of the Junior Priority Debt Parties in the Junior Priority Collateral. Notwithstanding the foregoing, no provision in this Agreement shall be construed to prevent or impair the rights of any Senior Representative to enforce this Agreement (including the priority of the Liens securing the Senior Obligations as provided in Section 2.01) or any of the Senior Debt Documents.

SECTION 2.04    No New Liens. Subject to the terms hereof, the parties hereto agree that, so long as the Discharge of Senior Obligations has not occurred, none of the Grantors shall (a) grant or permit any additional Liens on any asset or property of any Grantor to secure any Junior Priority Debt Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset or property of such Grantor to secure the Senior Obligations or (b) grant or permit any additional Liens on any asset or property of any Grantor to secure any Senior Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset or property of such Grantor to secure the Junior Priority Debt Obligations. If any Junior Representative or any Junior Priority Debt Party shall hold any Lien on any assets or property of any Grantor securing any Junior Priority Debt Obligations that are not also subject to the first-priority Liens securing all Senior Obligations under the Senior Collateral Documents, such Junior Representative or Junior Priority Debt Party (i) shall notify the Designated Senior Representative promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien on such assets or property to each Senior

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Representative as security for the Senior Obligations, shall assign such Lien to the Designated Senior Representative as security for all Senior Obligations for the benefit of the Senior Secured Parties (but may retain a junior lien on such assets or property subject to the terms hereof) and (ii) until such assignment or such grant of a similar Lien to each Senior Representative, shall be deemed to hold and have held such Lien for the benefit of each Senior Representative and the other Senior Secured Parties as security for the Senior Obligations. The parties hereto further agree that so long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any of the Grantors, if any Junior Priority Debt Party shall acquire or hold any Lien on any assets of any Grantor securing any Junior Priority Debt Obligation which assets are not also subject to the first priority Lien of the Senior Secured Parties under the Senior Debt Documents, then, without limiting any other rights and remedies available to any Senior Representative or the other Senior Secured Parties, the Junior Representative, on behalf of itself and the Junior Priority Debt Parties, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens so granted shall be subject to Section 4.02.

SECTION 2.05    Perfection of Liens. Except for the limited agreements of the Senior Representatives pursuant to Section 5.06 hereof, none of the Senior Representatives or the Senior Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the Junior Representatives or the Junior Priority Debt Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Secured Parties and the Junior Priority Debt Parties and shall not impose on the Senior Representatives, the Senior Secured Parties, the Junior Representatives, the Junior Priority Debt Parties or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

SECTION 2.06    Certain Cash Collateral. Notwithstanding anything in this Agreement or any other Senior Debt Documents or Junior Priority Debt Documents to the contrary, collateral consisting of cash and cash equivalents pledged to secure Senior Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the Initial Senior Representative pursuant to Section 1.08(b), 2.03(a)(ii)(E), 2.03(c)(vii), 2.03(f), 2.05(b)(vii), 2.05(c), 2.13, 2.16(c), 2.16(d), 3.06(c), 8.02(c) or 8.04 of the First Lien Credit Agreement (or any equivalent successor provision) shall be applied as specified in the First Lien Credit Agreement and will not constitute Shared Collateral.

ARTICLE III

Enforcement

SECTION 3.01    Exercise of Remedies.

(a)    So long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against Holdings or any other Grantor, (i) neither any Junior Representative nor any Junior Priority Debt Party will (w) institute (or direct or support any other Person in instituting) any Insolvency or Liquidation

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Proceeding against Holdings or any other Grantor, (x) exercise or seek to exercise any rights or remedies (including setoff or recoupment) with respect to any Shared Collateral in respect of any Junior Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to any foreclosure proceeding or action brought with respect to the Shared Collateral or any other Senior Collateral by any Senior Representative or any Senior Secured Party in respect of the Senior Obligations, the exercise of any right by any Senior Representative or any Senior Secured Party (or any agent or sub-agent on their behalf) in respect of the Senior Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter, if applicable, or similar agreement or arrangement to which any Senior Representative or any Senior Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party of any rights and remedies relating to the Shared Collateral under the Senior Debt Documents or otherwise in respect of the Senior Collateral or the Senior Obligations, or (z) object to the forbearance by the Senior Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Shared Collateral in respect of Senior Obligations and (ii) except as otherwise expressly provided for herein, the Senior Representatives and the Senior Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff, recoupment, and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Shared Collateral, and to determine and direct the time, method and place for exercising any such rights, enforcing any such remedies or conducting any proceeding with respect to any such exercise or enforcement with respect to the Shared Collateral without any consultation with or the consent of any Junior Representative or any Junior Priority Debt Party; provided, however, that any Junior Representative or any Junior Priority Debt Party may exercise any or all such rights after the passage of a period of 180 days from the date of delivery of a notice in writing to the Designated Senior Representative of such Junior Representative’s or Junior Priority Debt Party’s intention to exercise its right to take such actions which notice shall specify that an “Event of Default” as defined in the applicable Junior Priority Debt Documents has occurred and as a result of such “Event of Default”, the principal and interest under such Junior Priority Debt Documents have become due and payable in full (whether as a result of acceleration or otherwise) (the “Junior Priority Standstill Period”) unless a Senior Representative has commenced and is diligently pursuing remedies with respect to all or a material part of the Shared Collateral (other than Revolving Facility First Lien Collateral, which is subject to the terms of the ABL Intercreditor Agreement) (or such exercise of remedies is stayed by applicable Insolvency or Liquidation Proceedings); provided, further, that (A) in any Insolvency or Liquidation Proceeding commenced by or against Holdings or any other Grantor, any Junior Representative may file a claim, proof of claim, or statement of interest with respect to the Junior Priority Debt Obligations under its Junior Priority Debt Facility, (B) any Junior Representative may take any action (not adverse to the prior Liens on the Shared Collateral securing the Senior Obligations or the rights of the Senior Representatives or the Senior Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral, (C) any Junior Representative and the Junior Priority Debt Parties may exercise their rights and remedies as unsecured creditors, as provided in Section 5.05, (D) any Junior Representative may exercise the rights and remedies provided for in Section 6.03, (E) any Junior Representative and any Junior Priority Debt Party may file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding, or other pleading made by any Person

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objecting to or otherwise seeking the disallowance that is not permitted by this Agreement of the claims or Liens of any Junior Priority Debt Party, including any claims secured by the Shared Collateral, (F) subject to Section 6.05(b), any Junior Representative and any Junior Priority Debt Party may vote on any plan of reorganization or similar dispositive restructuring plan that is consistent with this Agreement, (G) any Junior Representative and any Junior Priority Debt Party may join (but not exercise any control with respect to) any judicial foreclosure proceeding or other judicial lien enforcement proceeding with respect to the Shared Collateral initiated by any Senior Representative or any other Senior Secured Party to the extent that any such action could not reasonably be expected, in any material respect, to restrain, hinder, limit, delay for any material period or otherwise interfere with the exercise of remedies by any Senior Representative or such other Senior Secured Party (it being understood that neither Designated Junior Representative nor any other Junior Priority Debt Party shall be entitled to receive any Proceeds thereof unless otherwise expressly permitted herein), and (H) any Junior Representative and any Junior Priority Debt Party may exercise any remedies after the termination of the Junior Priority Standstill Period if and to the extent specifically permitted by this Section 3.01(a). Any recovery by any Junior Priority Debt Party pursuant to the preceding clause (H) shall be subject to the terms of this Agreement. In exercising rights and remedies with respect to the Senior Collateral, the Senior Representatives and the Senior Secured Parties may enforce the provisions of the Senior Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Shared Collateral upon foreclosure, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under the Bankruptcy Laws of any applicable jurisdiction.

(b)    So long as the Discharge of Senior Obligations has not occurred, each Junior Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that it will not take or receive any Shared Collateral or any Proceeds of Shared Collateral in connection with the exercise of any right or remedy (including setoff or recoupment) with respect to any Shared Collateral in respect of Junior Priority Debt Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of Senior Obligations has occurred, except as expressly provided in Section 3.01(a), the sole right of the Junior Representatives and the Junior Priority Debt Parties with respect to the Shared Collateral is to hold a Lien on the Shared Collateral in respect of Junior Priority Debt Obligations pursuant to the Junior Priority Debt Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Senior Obligations has occurred.

(c)    Subject to Section 3.01(a), (i) each Junior Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that neither such Junior Representative nor any such Junior Priority Debt Party will take any action that, [notwithstanding the expiration of the Junior Priority Standstill Period], would hinder or delay any exercise of remedies undertaken by any Senior Representative or any Senior Secured Party with respect to the Shared Collateral under the Senior Debt Documents, including any sale, lease, exchange, transfer or other disposition of the Shared Collateral, whether by foreclosure or otherwise, and (ii) each Junior Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby waives any and all rights it or any such Junior Priority Debt Party may have as a junior lien creditor or otherwise to object to the manner in which

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the Senior Representatives or the Senior Secured Parties seek to enforce or collect the Senior Obligations or the Liens granted on any of the Senior Collateral, regardless of whether any action or failure to act by or on behalf of any Senior Representative or any other Senior Secured Party is adverse to the interests of the Junior Priority Debt Parties.

(d)    Each Junior Representative hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Junior Priority Debt Document shall be deemed to restrict in any way the rights and remedies of the Senior Representatives or the Senior Secured Parties with respect to the Senior Collateral as set forth in this Agreement and the Senior Debt Documents.

(e)    Until the Discharge of Senior Obligations, the Designated Senior Representative (or any Person authorized by it) shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto; provided, however, that the Junior Representative and the Junior Priority Debt Parties may exercise any of their rights or remedies with respect to the Shared Collateral to the extent permitted by the provisos in clause (ii) of Section 3.01(a). Following the Discharge of Senior Obligations, the Designated Junior Representative (or any Person authorized by it) shall have the exclusive right to exercise any right or remedy with respect to the Collateral, and the Designated Junior Representative (or any Person authorized by it) shall have the exclusive right to direct the time, method and place of exercising or conducting any proceeding for the exercise of any right or remedy available to the Junior Priority Debt Parties with respect to the Collateral, or of exercising or directing the exercise of any trust or power conferred on the Junior Representatives, or for the taking of any other action authorized by the Junior Priority Collateral Documents; provided, that nothing in this Section shall impair the ability of the Junior Representative and the Junior Priority Debt Parties to exercise any of their rights or remedies with respect to the Shared Collateral to the extent permitted by Section 3.01(a); provided, further that nothing in this Section shall impair the right of any Junior Representative or other agent or trustee acting on behalf of the Junior Priority Debt Parties to take such actions with respect to the Collateral after the Discharge of Senior Obligations as may be otherwise required or authorized pursuant to any intercreditor agreement governing the Junior Priority Debt Parties or the Junior Priority Debt Obligations.

SECTION 3.02    Cooperation. Subject to Section 3.01(a), each Junior Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that, unless and until the Discharge of Senior Obligations has occurred, it will not commence, or join with any Person (other than the Senior Secured Parties and the Senior Representatives upon the request of the Designated Senior Representative) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Shared Collateral under any of the Junior Priority Debt Documents or otherwise in respect of the Junior Priority Debt Obligations.

SECTION 3.03    Actions upon Breach. Should any Junior Representative or any Junior Priority Debt Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this

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Agreement, any Senior Representative or other Senior Secured Party (in its or their own name or in the name of Holdings or any other Grantor) may obtain relief against such Junior Representative or such Junior Priority Debt Party by injunction, specific performance or other appropriate equitable relief. Each Junior Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby (i) agrees that the Senior Secured Parties’ damages from the actions of the Junior Representatives or any Junior Priority Debt Party may at that time be difficult to ascertain and may be irreparable and waives any defense that Holdings, any other Grantor or the Senior Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (ii) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any Senior Representative or any other Senior Secured Party.

ARTICLE IV

Payments

SECTION 4.01    Application of Proceeds.

(a)    Subject to the ABL Intercreditor Agreement with respect to Revolving Facility First Lien Collateral, after an event of default under any Senior Debt Document has occurred and until such event of default is cured or waived, so long as the Discharge of Senior Obligations has not occurred, the Shared Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Shared Collateral upon the exercise of remedies shall be applied: (a) first, by the Designated Senior Representative to the Senior Obligations in such order as specified in the Pari Passu Intercreditor Agreement and the relevant Senior Debt Documents until the Discharge of Senior Obligations has occurred (together with, in the case of repayment of any revolving credit or similar loans, a permanent reduction in the commitments thereunder), (b) second, shall be applied by the Designated Junior Representative to the Junior Priority Debt Obligations in such order and as specified in the relevant Junior Priority Debt Documents (subject to the terms of any other applicable intercreditor agreements entered into among the Junior Priority Debt Parties and that is contemplated by this Agreement) until Discharge of Junior Priority Debt Obligations, and (c) third, to the relevant Grantor or, to the extent directed by such Grantor or a court of competent jurisdiction, to whomever may be lawfully entitled to receive the then remaining amount to be distributed. Upon the Discharge of Senior Obligations, each Senior Representative shall deliver promptly to the Designated Junior Representative any Shared Collateral or Proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Designated Junior Representative to the Junior Priority Debt Obligations in such order as specified in the relevant Junior Priority Debt Documents.

(b)    In exercising remedies, whether as a secured creditor or otherwise, no Senior Representative shall have any obligation or liability to the Designated Junior Priority Representative or to any other Junior Priority Debt Party, and no Junior Priority Representative shall have any obligation or liability to any Senior Representative or to any other Senior Secured Party, in each case regarding the adequacy of any Proceeds or for any action or omission, except solely for an action or omission that breaches the express obligations undertaken by such Person under the terms of this Agreement.

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SECTION 4.02    Payments Over. Subject to the ABL Intercreditor Agreement with respect to Revolving Facility First Lien Collateral, prior to the Discharge of Senior Obligations, any Shared Collateral or Proceeds thereof received by any Junior Representative or any Junior Priority Debt Party in connection with the exercise of any right or remedy (including setoff or recoupment) relating to the Shared Collateral, (except as otherwise set forth in Article VI) in any Insolvency or Liquidation Proceeding, or in contravention of this Agreement shall be segregated and held in trust for the benefit of and forthwith paid over to the Designated Senior Representative for the benefit of the Senior Secured Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The Designated Senior Representative is hereby authorized to make any such endorsements as agent for each of the Junior Representatives or any such Junior Priority Debt Party. This authorization is coupled with an interest and is irrevocable.

ARTICLE V

Other Agreements

SECTION 5.01    Releases.

(a)    Subject to the penultimate sentence of this Section 5.01(a), each Junior Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that, in the event of a sale, transfer or other disposition of any specified item of Shared Collateral (including all or substantially all of the equity interests of any subsidiary of Holdings) (a “Disposition”), the Liens granted to the Junior Representatives and the Junior Priority Debt Parties upon such Shared Collateral to secure Junior Priority Debt Obligations shall terminate or shall be released, automatically and without any further action, concurrently with the termination or release of all Liens granted upon such Shared Collateral to secure Senior Obligations, provided that the parties’ respective Liens shall attach to the net proceeds of such Disposition with the same Lien priorities as provided in this Agreement to the extent such proceeds are not otherwise utilized to permanently reduce the Senior Obligations. Upon delivery to a Junior Representative of an Officer’s Certificate stating that any such termination or release of Liens securing the Senior Obligations has become effective (or shall become effective concurrently with such termination or release of the Liens granted to the Junior Priority Debt Parties and the Junior Representatives) and any necessary or proper instruments of termination or release prepared by the Holdings, any other Grantor, such Junior Representative will promptly execute, deliver or acknowledge, at Holdings’ or the other Grantor’s sole cost and expense, such instruments to evidence such termination or release of the Liens; provided, however that such Officer’s Certificate shall not be required for any termination or release in connection with the exercise of remedies following an event of default. Nothing in this Section 5.01(a) will be deemed to (x) affect any agreement of a Junior Representative, for itself and on behalf of the Junior Priority Debt Parties under its Junior Priority Debt Facility, to release the Liens on the Junior Priority Collateral as set forth in the relevant Junior Priority Debt Documents or (y) except in the case of a Disposition in connection with the exercise of secured creditors’ rights and remedies, require the release of Liens granted upon such Shared Collateral to secure Junior Priority Debt Obligations if such Disposition is not permitted under the terms of the Junior Priority Debt Documents. If in connection with any enforcement action or other exercise of rights and remedies by any Senior Representative, in each case, prior to a Discharge of Senior Obligations, the equity interests of any

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Person are foreclosed upon or otherwise disposed of and such Senior Representative releases its Lien on the property or assets of such Person, then the liens of each Junior Representative and Junior Priority Debt Parties will be released to the same extent as the Liens of such Senior Representative and Senior Secured Parties are released.

(b)    Each Junior Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby irrevocably constitutes and appoints the Designated Senior Representative and any officer or agent of the Designated Senior Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Junior Representative or such Junior Priority Debt Party or in the Designated Senior Representative’s own name, from time to time in the Designated Senior Representative’s discretion, for the purpose of carrying out the terms of Section 5.01(a), to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of Section 5.01(a), including any termination statements, endorsements or other instruments of transfer or release.

(c)    Unless and until the Discharge of Senior Obligations has occurred, each Junior Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby consents to the application, whether prior to or after an event of default under any Senior Debt Document of Proceeds of Shared Collateral to the repayment of Senior Obligations pursuant to the Senior Debt Documents, provided that nothing in this Section 5.01(c) shall be construed to prevent or impair the rights of the Junior Representatives or the Junior Priority Debt Parties to receive proceeds in connection with the Junior Priority Debt Obligations not otherwise in contravention of this Agreement.

(d)    Subject to Sections 5.06(a) and 5.06(f), notwithstanding anything to the contrary in any Junior Priority Collateral Document, in the event the terms of a Senior Collateral Document and a Junior Priority Collateral Document each require any Grantor to (i) make any payment in respect of any item of Shared Collateral to, (ii) deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights thereunder to, (iv) cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Shared Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder, (v) hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable law), (vi) obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of or (vii) obtain the agreement of a landlord with respect to access to leased premises where any item of Shared Collateral is located or waivers or subordination of rights with respect to any item of Shared Collateral in favor of, in any case, any Senior Representative or Senior Secured Party and any Junior Representative or Junior Priority Debt Party, such Grantor may, until the applicable Discharge of Senior Obligations has occurred, comply with such requirement under the Junior Priority Collateral Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Designated Senior Representative.

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SECTION 5.02    Insurance and Condemnation Awards. Unless and until the Discharge of Senior Obligations has occurred, the Senior Representatives and the Senior Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the Senior Debt Documents and subject to the ABL Intercreditor Agreement with respect to Revolving Facility First Lien Collateral, (a) to be named as additional insured and loss payee under any insurance policies maintained from time to time by any Grantor other persons, in addition to the Junior Representative, (b) to adjust settlement for any insurance policy covering the Shared Collateral in the event of any loss thereunder and (c) to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral. Unless and until the Discharge of Senior Obligations has occurred and subject to the ABL Intercreditor Agreement with respect to Revolving Facility First Lien Collateral, all proceeds of any such policy and any such award, if in respect of the Shared Collateral, shall be applied (i) first, prior to the occurrence of the Discharge of Senior Obligations, to the Designated Senior Representative for the benefit of Senior Secured Parties pursuant to the terms of the Senior Debt Documents, (ii) second, after the occurrence of the Discharge of Senior Obligations, to the Designated Junior Representative for the benefit of the Junior Priority Debt Parties pursuant to the terms of the applicable Junior Priority Debt Documents and (iii) third, if no Junior Priority Debt Obligations or Senior Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Junior Representative or any Junior Priority Debt Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Designated Senior Representative in accordance with the terms of Section 4.02.

SECTION 5.03    Matters Relating to Loan Documents.

(a)    The Senior Debt Documents and the terms thereof may be amended, restated, supplemented, waived or otherwise modified (including in connection with the incurrence of any incremental facilities) in accordance with their terms, and the Indebtedness under the Senior Debt Documents may be Refinanced, in each case, without the consent of any Junior Priority Debt Parties; provided, however, that, without the consent of the Designated Junior Representative, no such amendment, restatement, supplement, modification, waiver or Refinancing (or successive amendments, restatements, supplements, modifications, waivers or Refinancings) shall contravene any provision of this Agreement.

(b)    Without the prior written consent of the Designated Senior Representative, no Junior Priority Debt Document may be amended, restated, supplemented or otherwise modified, or entered into, to the extent such amendment, restatement, supplement or modification, or the terms of such new Junior Priority Debt Document, would (i) contravene the provisions of this Agreement or (ii) unless expressly permitted by the terms of each then extant Senior Debt Document, change any scheduled (other than mandatory prepayments) dates for payment of principal on Indebtedness under the Junior Priority Debt Documents to a date on or prior to the Term B Loan Maturity Date (as defined in the First Lien Credit Agreement as in effect on the date hereof).

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SECTION 5.04    Amendments to Junior Priority Collateral Documents.

(a)    No Junior Priority Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Junior Priority Collateral Document, would be prohibited by or inconsistent with any of the terms of this Agreement. Each Junior Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that each Junior Priority Collateral Document under its Junior Priority Debt Facility shall include the following language (or language to similar effect reasonably approved by the Designated Senior Representative):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the Junior Representative pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Secured Parties (as defined in the Intercreditor Agreement referred to below), including liens and security interests granted to (A) Citibank, N.A., (“Citi”), as collateral agent, pursuant to or in connection with the Second Amended and Restated Term Loan Credit Agreement dated as of November 22, 2019 (as amended, restated, supplemented or otherwise modified from time to time), among Houghton Mifflin Harcourt Company (“Holdings”), Houghton Mifflin Harcourt Publishers, Inc., HMH Publishers LLC, and Houghton Mifflin Harcourt Publishing Company (each, a “Borrower” and collectively, the “Borrowers”), Citi, as administrative agent (in such capacity, and together with successors and assigns in such capacity, the “Administrative Agent”) and as collateral agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time and (B) [    ]2, and (ii) the exercise of any right or remedy by the Junior Representative hereunder is subject to the limitations and provisions of the Junior Intercreditor Agreement dated as of [             ], 20[    ] (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Citi, as collateral agent, Holdings, the Borrowers, the other Grantors from time to time party thereto and [    ], as the Initial Senior Representative and [    ], as the Initial Junior Representative. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern.”

(b)    In the event that the Designated Senior Representative and/or the Senior Secured Parties enter into any amendment, waiver or consent in respect of any of the Senior Collateral Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Collateral Document or changing in any manner the rights of the Senior Representatives, the Senior Secured Parties, Holdings or any other Grantor thereunder (including the release of any Liens in Senior Collateral) in a manner that is applicable to all Senior Facilities, then such amendment, waiver or consent shall apply automatically to any comparable provision of each comparable Junior Priority Collateral Document without the consent of any Junior Representative or any Junior Priority Debt Party and without any action by any Junior

[2]	Describe any Additional Senior Debt Documents.

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Representative, Holdings, any other Grantor; provided, however, that (A) no such amendment, waiver or consent shall have the effect of (i) removing assets subject to the Lien of the Junior Priority Collateral Documents, except to the extent that such release is permitted by Section 5.01 and there is a corresponding release of the Lien securing the Senior Obligations, (ii) imposing duties that are adverse on any Junior Representative without its consent or (iii) altering the terms of the Junior Priority Debt Documents to permit other Liens on the Collateral not permitted under the terms of the Junior Priority Debt Documents as in effect on the date hereof or under Article VI hereof and (B) written notice of such amendment, waiver or consent shall have been given to each Junior Representative within 10 Business Days after the effectiveness of such amendment, waiver or consent, provided that the failure to give such notice shall not affect the effectiveness and validity thereof.

SECTION 5.05    Rights as Unsecured Creditors. The Junior Representatives and the Junior Priority Debt Parties may exercise rights and remedies as unsecured creditors against Holdings or the Guarantors in accordance with the terms of the Junior Priority Debt Documents and applicable law so long as such rights and remedies do not violate or are not otherwise inconsistent with any other provision of this Agreement. Nothing in this Agreement shall prohibit the receipt by any Junior Representative or any Junior Priority Debt Party of the required payments of principal, premium, interest, fees and other amounts due under the Junior Priority Debt Documents so long as such receipt is not the direct or indirect result of the exercise by a Junior Representative or any Junior Priority Debt Party of rights or remedies as a secured creditor in respect of Shared Collateral. In the event any Junior Representative or any Junior Priority Debt Party becomes a judgment lien creditor in respect of Shared Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Junior Priority Debt Obligations, such judgment lien shall be subordinated to the Liens securing Senior Obligations on the same basis as the other Liens securing the Junior Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement. Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the Senior Representatives or the Senior Secured Parties may have with respect to the Senior Collateral.

SECTION 5.06    Gratuitous Bailee for Perfection.

(a)    Subject to the Pari Passu Intercreditor Agreement, each Senior Representative acknowledges and agrees that if it shall at any time hold a Lien securing any Senior Obligations on any Shared Collateral that can be perfected by the possession or control of such Shared Collateral or of any account in which such Shared Collateral is held, and if such Shared Collateral or any such account is in fact in the possession or under the control of such Senior Representative, or of agents or bailees of such Person (such Shared Collateral being referred to herein as the “Pledged or Controlled Collateral”), or if it shall at any time obtain any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, the Designated Senior Representative shall also hold such Pledged or Controlled Collateral, or take such actions with respect to such landlord waiver, bailee’s letter or similar agreement or arrangement, as sub-agent or gratuitous bailee for the relevant Junior Representatives (such bailment and agency being intended, among other things, to satisfy the requirement of Sections 8-301(a)(2), 9-313(c), 9-104, 9-105, 9-106, and 9-107 of the UCC), in each case solely for the purpose of perfecting the Liens granted under the relevant Junior Priority Collateral Documents and subject to the terms and conditions of this Section 5.06.

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(b)    [Reserved].

(c)    Subject to the Pari Passu Intercreditor Agreement, except as otherwise specifically provided herein, until the Discharge of Senior Obligations has occurred, the Senior Representatives and the Senior Secured Parties shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of the Senior Debt Documents as if the Liens under the Junior Priority Collateral Documents did not exist. The rights of the Junior Representatives and the Junior Priority Debt Parties with respect to the Pledged or Controlled Collateral shall at all times be subject to the terms of this Agreement.

(d)    The Senior Representatives and the Senior Secured Parties shall have no obligation whatsoever to the Junior Representatives or any Junior Priority Debt Party to assure that any of the Pledged or Controlled Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.06. The duties or responsibilities of the Senior Representatives under this Section 5.06 shall be limited solely to holding or controlling the Shared Collateral and the related Liens referred to in paragraphs (a) and (b) of this Section 5.06 as sub-agent and gratuitous bailee for the relevant Junior Representative for purposes of perfecting the Lien held by such Junior Representative and delivering the Shared Collateral upon a Discharge of Senior Obligations as set forth in Section 5.06(f).

(e)    The Senior Representatives shall not have by reason of the Junior Priority Collateral Documents or this Agreement, or any other document, a fiduciary relationship in respect of any Junior Representative or any Junior Priority Debt Party, and each Junior Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby waives and releases the Senior Representatives from all claims and liabilities arising pursuant to the Senior Representatives’ roles under this Section 5.06 as sub-agents and gratuitous bailees with respect to the Shared Collateral.

(f)    Upon the Discharge of Senior Obligations, the Designated Senior Representative shall, at the Grantors’ sole cost and expense, (i) (A) deliver to the Designated Junior Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by the Designated Senior Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and to the extent that it is able to do so assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, or (B) direct and deliver such Shared Collateral as a court of competent jurisdiction may otherwise direct, (ii) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (iii) notify any governmental authority involved in any condemnation or similar proceeding involving any Grantor that the Designated Junior Representative is entitled to approve any awards granted in such proceeding. Holdings and the other Grantors shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Senior Representative for loss or damage suffered by such Senior Representative as a result of such transfer, except for loss or damage suffered by any such Person as a result of its own willful misconduct, gross negligence

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or bad faith or the willful misconduct, gross negligence or bad faith of a Representative (as determined by a final non-appealable judgment of a court of competent jurisdiction). The Senior Representatives have no obligations to follow instructions from any Junior Representative or any other Junior Priority Debt Party in contravention of this Agreement.

(g)    None of the Senior Representatives nor any of the other Senior Secured Parties shall be required to marshal any present or future collateral security for any obligations of Holdings or any Subsidiary to any Senior Representative or any Senior Secured Party under the Senior Debt Documents or any assurance of payment in respect thereof, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

SECTION 5.07    When Discharge of Senior Obligations is Deemed Not to Have Occurred. If, at any time substantially concurrently with or after the Discharge of Senior Obligations has occurred, Holdings or any other Subsidiary Guarantor incurs any Senior Obligations (other than in respect of the payment of indemnities surviving the Discharge of Senior Obligations), then such Discharge of Senior Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of Senior Obligations) and the applicable agreement governing such Senior Obligations shall automatically be treated as a Senior Debt Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein and the agent, representative or trustee for the holders of such Senior Obligations shall be a Senior Representative for all purposes of this Agreement. Upon receipt of notice of such incurrence (including the identity of the new Senior Representative), each Junior Representative (including the Designated Junior Representative) shall promptly (a) enter into such documents and agreements (at the expense of the Borrowers), including amendments or supplements to this Agreement, as the Borrowers or such new Senior Representative shall reasonably request in writing in order to provide the new Senior Representative the rights of a Senior Representative contemplated hereby, (b) deliver to such Senior Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Junior Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, and (c) notify any governmental authority involved in any condemnation or similar proceeding involving a Grantor that the new Designated Senior Representative is entitled to approve any awards granted in such proceeding.

ARTICLE VI

Insolvency or Liquidation Proceedings

SECTION 6.01    Financing Issues. Until the Discharge of Senior Obligations has occurred, if Holdings or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding any Senior Representative or any Senior Secured Party shall desire to consent (or not

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object) to the sale, use or lease of cash or other collateral or to consent (or not object) to Holdings’ or any other Grantor’s obtaining financing (including, for the avoidance of doubt, from any Senior Secured Party) under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law (“DIP Financing”), then each Junior Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that it will raise no objection to and will not otherwise contest such sale, use or lease of such cash or other collateral or such DIP Financing and, except to the extent permitted by Section 3.01(a) and Section 6.03, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens securing any Senior Obligations are subordinated to or pari passu with such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens in the Shared Collateral to (x) such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Junior Priority Debt Obligations are so subordinated to the Liens securing the Senior Obligations under this Agreement, (y) all adequate protection Liens granted to the Senior Secured Parties, and (z) to any “carve-out” for professional and United States Trustee fees or payment of any other amounts agreed to by applicable Senior Secured Parties. Each Junior Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, further agrees that until the Discharge of Senior Obligations has occurred (subject to the Pari Passu Intercreditor Agreement), it will raise no (a) objection to (and will not otherwise contest) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Senior Obligations made by any Senior Representative, (b) objection to (and will not otherwise contest) any lawful exercise by any Senior Secured Party of the right to credit bid Senior Obligations at any sale in foreclosure of Senior Collateral (including pursuant to Section 363(k) of the Bankruptcy Code or any similar provision under the Bankruptcy Code or any other applicable law), (c) objection to (and will not otherwise contest) any other request for judicial relief made in any court by any Senior Secured Party relating to the lawful enforcement of any Lien on Senior Collateral or (d) objection to (and will not otherwise contest or oppose) any order relating to a sale or other disposition of assets of any Grantor (including under Section 363 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law) for which the Designated Senior Representative has consented (or not objected) that provides, to the extent such sale or other disposition is to be free and clear of Liens, that the Liens securing the Senior Obligations and the Junior Priority Debt Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens on the Shared Collateral securing the Senior Obligations rank to the Liens on the Shared Collateral securing the Junior Priority Debt Obligations pursuant to this Agreement; provided, however, that nothing in this Section 6.01 shall prohibit any Junior Priority Debt Party from (a) subject to Section 6.05(b), exercising its rights to vote in favor of or against a plan of reorganization, (b) proposing a DIP Financing to any Grantor or (c) objecting to any provision in any DIP Financing relating, describing or requiring any provision or content of a plan of reorganization.

SECTION 6.02    Relief from the Automatic Stay. Until the Discharge of Senior Obligations has occurred, each Junior Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof, or support or join, directly or indirectly, any party in doing or performing the same, in each case in respect of any Shared Collateral, without the prior written consent of the Designated Senior Representative.

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SECTION 6.03    Adequate Protection. Each Junior Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that none of them shall (x) object, contest or support any other Person objecting to or contesting (a) any request by any Senior Representative or any Senior Secured Parties for adequate protection in any form, (b) any objection by any Senior Representative or any Senior Secured Parties to any motion, relief, action or proceeding based on any claims by a Senior Representative or Senior Secured Party of a lack of adequate protection or (c) the allowance and/or payment of interest, fees, expenses or other amounts of any Senior Representative or any other Senior Secured Party under Section 506(b) or 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or (y) request any form of adequate protection except as permitted by the following sentence. Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (i) if the Senior Secured Parties (or any subset thereof) are granted adequate protection in the form of a Lien on additional or replacement collateral in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law and/or a superpriority administrative claim, then each Junior Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, may seek or request, without objection by any Senior Secured Party, adequate protection in the form of (as applicable) a Lien on such additional or replacement collateral and/or a superpriority administrative claim, which Lien is subordinated to the Liens securing and granted as adequate protection for all Senior Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Junior Priority Debt Obligations are so subordinated to the Liens securing Senior Obligations under this Agreement and which superpriority claim is junior and subordinated to the superpriority administrative claim granted as adequate protection to the Senior Secured Parties; provided, that each Junior Priority Debt Representative shall have irrevocably agreed, pursuant to Section 1129(a)(9) of the Bankruptcy Code, on behalf of itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, in any stipulation and/or order granting such adequate protection, that such junior superpriority claims may be paid under any plan of reorganization in any combination of cash, debt, equity or other property having a value on the effective date of such plan equal to the allowed amount of such junior superpriority claims, and (ii) in the event any Junior Representatives, for themselves and on behalf of the Junior Priority Debt Parties under their Junior Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted in the form of a Lien on additional or replacement collateral and/or a superpriority administrative claim, then such Junior Representatives, for themselves and on behalf of each Junior Priority Debt Party under their Junior Priority Debt Facilities, agree that each Senior Representative shall also be entitled to seek without objection from any Junior Priority Debt Party, a senior Lien on such additional or replacement collateral as adequate protection for the Senior Obligations and/or a superpriority administrative claim, and that any Lien on such additional or replacement collateral granted as adequate protection for the Junior Priority Debt Obligations shall be subordinated to the Liens on such collateral securing the Senior Obligations and any such DIP Financing (and all obligations relating thereto) and any other Liens granted to the Senior Secured Parties as adequate protection on the same basis as the other Liens securing the Junior Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement, and that any superpriority claim is junior and subordinated to the superpriority administrative claim granted as adequate protection to the Senior Secured Parties, and to the extent the Senior Secured Parties are not granted such adequate protection in such form,

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any amounts recovered by or distributed to any Junior Priority Debt Party pursuant to or as a result of any Lien on such additional or replacement collateral and/or a superpriority administrative claim so granted to the Junior Priority Debt Parties shall be subject to Section 4.02.

SECTION 6.04    Preference Issues. If any Senior Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of either Holdings or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be or avoided as fraudulent or preferential or otherwise under Chapter 5 of the Bankruptcy Code or otherwise, in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff, recoupment, or otherwise, then the Senior Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Secured Parties shall be entitled to the benefits of this Agreement until a Discharge of Senior Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. Each Junior Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement the Senior Debt Documents and/or Collateral Documents, as applicable.

SECTION 6.05    Separate Grants of Security and Separate Classifications; Plans of Reorganization. Each Junior Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, acknowledges and agrees that (a) the grants of Liens pursuant to the Senior Collateral Documents and the Junior Priority Collateral Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Shared Collateral, the Junior Priority Debt Obligations are fundamentally different from the Senior Obligations and must be separately classified in any plan of reorganization or similar dispositive restructuring plan proposed, confirmed or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that any claims of the Senior Secured Parties and the Junior Priority Debt Parties in respect of the Shared Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then each Junior Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Shared Collateral (with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Junior Priority Debt Parties), the Senior Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees, and expenses (whether or not allowed or allowable) before any distribution is made from the Shared Collateral in respect of the Junior Priority Debt Obligations, with each Junior Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior

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Priority Debt Facility, hereby acknowledging and agreeing to turn over to the Designated Senior Representative amounts otherwise received or receivable by them from the Shared Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Junior Priority Debt Parties.

(a)    Each Junior Priority Debt Party (whether in the capacity of a secured creditor or an unsecured creditor in accordance with Section 506(a) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law) shall not propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization or similar dispositive restructuring plan that is inconsistent with the terms of this Agreement unless such plan is proposed or supported by the number of Senior Secured Parties required under Section 1126(c) of the Bankruptcy Code or any similar provision or any other Bankruptcy Law.

SECTION 6.06    No Waivers of Rights of Senior Secured Parties. Nothing contained herein shall, except as expressly provided herein, prohibit or in any way limit any Senior Representative or any other Senior Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Junior Priority Debt Party, including the seeking by any Junior Priority Debt Party of adequate protection or the asserting by any Junior Priority Debt Party of any of its rights and remedies under the Junior Priority Debt Documents or otherwise.

SECTION 6.07    Application. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, shall be effective and enforceable before, during and after the commencement of any Insolvency or Liquidation Proceeding. The relative rights as to the Shared Collateral and Proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.

SECTION 6.08    Other Matters. To the extent that any Junior Representative or any Junior Priority Debt Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law with respect to any of the Shared Collateral, such Junior Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees not to assert any such rights without the prior written consent of each Senior Representative, provided that if requested by any Senior Representative, such Junior Representative shall timely exercise such rights in the manner requested by such Senior Representatives, including any rights to payments in respect of such rights.

SECTION 6.09    506(c) Claims. Until the Discharge of Senior Obligations has occurred, each Junior Representative, on behalf of itself and each Junior Priority Debt Party, agrees that it will not assert, support or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or seek to recover any amounts that any Grantor may obtain by virtue of any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, in each case, for costs or expenses of preserving

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or disposing of any Shared Collateral or otherwise, and it will not accept the benefit of any such claims. Until the Discharge of Senior Obligations has occurred, to the extent any Junior Priority Debt Party receives any payments or consideration on account of or resulting from claims under 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law in violation of the immediately-preceding sentence, then such Junior Priority Debt Party will turn over to the Designated Senior Representative such amounts, even if such turnover has the effect of reducing the claim or recovery of the Junior Priority Debt Parties.

SECTION 6.10    Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of both the Senior Obligations and the Junior Priority Debt Obligations, then, to the extent the debt obligations distributed on account of the Senior Obligations and on account of the Junior Priority Debt Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

SECTION 6.11    Section 1111(b) of the Bankruptcy Code. Until the Discharge of Senior Obligations has occurred, none of the Junior Representatives nor any Junior Priority Debt Party shall seek to exercise any rights under Section 1111(b) of the Bankruptcy Code or any similar provision under any Bankruptcy Law. All rights of the Senior Secured Parties to exercise any rights under Section 1111(b) of the Bankruptcy Code or any similar provision under any Bankruptcy Law, if any, are reserved and unaltered by this Agreement.

ARTICLE VII

Reliance; etc.

SECTION 7.01    Reliance. The consent by the Senior Secured Parties to the execution and delivery of the Junior Priority Debt Documents to which the Senior Secured Parties have consented and all loans and other extensions of credit made or deemed made on and after the effective date of this Agreement by the Senior Secured Parties to the Borrowers or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. Each Junior Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, acknowledges that it and such Junior Priority Debt Parties have, independently and without reliance on any Senior Representative or other Senior Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Junior Priority Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decision in taking or not taking any action under the Junior Priority Debt Documents or this Agreement.

SECTION 7.02    No Warranties or Liability. Each Junior Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, acknowledges and agrees that neither any Senior Representative nor any other Senior Secured Party has made any express or implied representation or warranty, including with respect to the

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execution, validity, legality, completeness, collectability or enforceability of any of the Senior Debt Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The Senior Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Junior Representatives and the Junior Priority Debt Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement. Neither any Senior Representative nor any other Senior Secured Party shall have any duty to any Junior Representative or Junior Priority Debt Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with Holdings or any Subsidiary (including the Junior Priority Debt Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the Senior Representatives, the Senior Secured Parties, the Junior Representatives and the Junior Priority Debt Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectability of any of the Senior Obligations, the Junior Priority Debt Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.

SECTION 7.03    Obligations Unconditional. All rights, interests, agreements and obligations of the Senior Representatives, the Senior Secured Parties, the Junior Representatives and the Junior Priority Debt Parties hereunder shall remain in full force and effect irrespective of:

(a)    any lack of validity or enforceability of any Senior Debt Document or any Junior Priority Debt Document;

(b)    any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Obligations or Junior Priority Debt Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the Senior Debt Document or of the terms of any Junior Priority Debt Document;

(c)    any exchange of any security interest in any Shared Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Obligations or Junior Priority Debt Obligations or any guarantee thereof;

(d)    the commencement of any Insolvency or Liquidation Proceeding in respect of Holdings or any other Grantor; or

(e)    any other circumstances that otherwise might constitute a defense available to, or a discharge of, (i) Holdings or any other Grantor in respect of the Senior Obligations or (ii) any Junior Representative or Junior Priority Debt Party in respect of this Agreement.

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ARTICLE VIII

Miscellaneous

SECTION 8.01    Conflicts.

(a)    Subject to Section 8.23, in the event of any conflict between the provisions of this Agreement and the provisions of any Senior Debt Document or any Junior Priority Debt Document, the provisions of this Agreement shall govern. Notwithstanding the foregoing, the relative rights and obligations of the Senior Representatives and the Senior Secured Parties (as amongst themselves) with respect to any Senior Collateral shall be governed by the terms of the Pari Passu Intercreditor Agreement and in the event of any conflict between the Pari Passu Intercreditor Agreement and this Agreement, the provisions of the Pari Passu Intercreditor Agreement shall control.

(b)    In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the ABL Intercreditor Agreement with respect to the Revolving Facility First Lien Collateral, the provisions of the ABL Intercreditor Agreement shall govern and control.

SECTION 8.02    Continuing Nature of this Agreement; Severability. Subject to Section 5.07 and Section 6.04, this Agreement shall continue to be effective until the Discharge of Senior Obligations shall have occurred. This is a continuing agreement of Lien subordination, and the Senior Secured Parties may continue, at any time and without notice to the Junior Representatives or any Junior Priority Debt Party, to extend credit and other financial accommodations and lend monies to or for the benefit of Holdings or any Subsidiary constituting Senior Obligations in reliance hereon. The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.03    Amendments; Waivers.

(a)    No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

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(b)    Neither this Agreement nor any provision hereof may be amended or modified or any provision waived except pursuant to an instrument in writing signed by each Representative (in each case, acting in accordance with the documents governing the applicable Debt Facility), Holdings and the Borrowers (or any successor Borrowers under the First Lien Credit Agreement); provided that (x) the Designated Senior Representative may, without the written consent of any other Secured Party, agree to modifications of this Agreement solely for the purpose of securing additional extensions of credit (including pursuant to the First Lien Credit Agreement or any Refinancing or extension thereof) and adding new creditors as “Secured Parties” and “Senior Secured Parties” hereunder, so long as such extensions (and resulting additions) do not otherwise give rise to a violation of the express terms of the First Lien Credit Agreement or any other Senior Debt Documents or the Junior Priority Debt Document and (y) additional Grantors may be added as parties hereto in accordance with the provisions of Section 8.07. Any such amendment, supplement or waiver shall be in writing and shall be binding upon the Senior Secured Parties and the Junior Priority Debt Parties and their respective successors and assigns. Each waiver of the terms of this Agreement, if any, shall be a waiver only with respect to the specific instance involved and shall not impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time.

(c)    Notwithstanding the foregoing, without the consent of any Secured Party, any Representative may become a party hereto by execution and delivery of a Representatives Supplement in accordance with Section 8.09 of this Agreement and upon such execution and delivery, such Representative and the Secured Parties and Senior Obligations or Junior Priority Debt Obligations of the Debt Facility for which such Representative is acting shall be subject to the terms hereof.

SECTION 8.04    Information Concerning the Financial Condition of Holdings, the Borrowers and the Subsidiaries. The Senior Representatives, the Senior Secured Parties, the Junior Representatives and the Junior Priority Debt Parties shall each be responsible for keeping themselves informed of (a) the financial condition of Holdings, the Borrower and the Subsidiaries and all endorsers or guarantors of the Senior Obligations or the Junior Priority Debt Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Senior Obligations or the Junior Priority Debt Obligations. The Senior Representatives, the Senior Secured Parties, the Junior Representatives and the Junior Priority Debt Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that any Senior Representative, any Senior Secured Party, any Junior Representative or any Junior Priority Debt Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the Senior Representatives, the Senior Secured Parties, the Junior Representatives and the Junior Priority Debt Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

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SECTION 8.05    Subrogation. Subject to the Discharge of Senior Obligations, with respect to the value of any payments or distributions in cash, or other assets that the Junior Priority Debt Parties or any Junior Representative pays over to the Designated Senior Representative or any of the other Senior Secured Parties under the terms of this Agreement, the Junior Priority Debt Parties and each Junior Representative shall be subrogated to the rights of each Senior Representative and such other Senior Secured Parties; provided that each Junior Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby agrees not to assert any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Obligations has occurred. Each Grantor acknowledges and agrees that the value of any payments or distributions in cash or other assets received by any Junior Representative or the other Junior Priority Debt Party and paid over to the Designated Senior Representative or the other Senior Secured Parties pursuant to, and applied in accordance with, this Agreement, shall not relieve or reduce any of the Obligations owed by any Grantor under the Junior Priority Debt Documents.

SECTION 8.06    Application of Payments. Except as otherwise provided herein, all payments received by the Senior Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Obligations as the Senior Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the Senior Debt Documents. Except as otherwise provided herein, each Junior Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, assents to any such extension or postponement of the time of payment of the Senior Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

SECTION 8.07    Additional Grantors. Each of Holdings and the Borrowers agree that, if any Subsidiary shall become a Grantor after the date hereof, it will promptly cause such Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex I. Upon such execution and delivery, such Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Designated Junior Representative and the Designated Senior Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 8.08    [Reserved].

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SECTION 8.09    Additional Debt Facilities. To the extent, but only to the extent, permitted by the provisions of the then extant Senior Debt Documents and the Junior Priority Debt Documents and this Agreement, the Borrowers may incur or issue and sell one or more series or classes of Junior Priority Debt and one or more series or classes of Additional Senior Debt. Any such additional class or series of Junior Priority Debt (the “Junior Priority Class Debt”) may be secured by a junior priority, subordinated Lien on Shared Collateral, in each case under and pursuant to the relevant Junior Priority Collateral Documents for such Junior Priority Class Debt, if and subject to the condition that the Representative of any such Junior Priority Class Debt (each, a “Junior Priority Class Debt Representative”), acting on behalf of the holders of such Junior Priority Class Debt (such Representative and holders in respect of any Junior Priority Class Debt being referred to as the “Junior Priority Class Debt Parties”), becomes a party to this Agreement by satisfying conditions (i) through (iii), as applicable, in this Section 8.09. Any such additional class or series of Senior Facilities (the “Senior Class Debt”; and the Senior Class Debt and Junior Priority Class Debt, collectively, the “Class Debt”) may be secured by a senior Lien on Shared Collateral, in each case under and pursuant to the Senior Collateral Documents, if and subject to the condition that the Representative of any such Senior Class Debt (each, a “Senior Class Debt Representative”; and the Senior Class Debt Representatives and Junior Priority Class Debt Representatives, collectively, the “Class Debt Representatives”), acting on behalf of the holders of such Senior Class Debt (such Representative and holders in respect of any such Senior Class Debt being referred to as the “Senior Class Debt Parties”; and the Senior Class Debt Parties and Junior Priority Class Debt Parties, collectively, the “Class Debt Parties”), becomes a party to this Agreement (and, if applicable, the Pari Passu Intercreditor Agreement in accordance with the terms and conditions thereof) by satisfying the conditions set forth in clauses (i) through (iii), as applicable, in this Section 8.09. In order for a Class Debt Representative to become a party to this Agreement:

(i)    such Class Debt Representative shall have executed and delivered a Representatives Supplement substantially in the form of Annex II (if such Representative is a Junior Priority Class Debt Representative) or Annex III (if such Representative is a Senior Class Debt Representative) (with such changes as may be reasonably approved by the Designated Senior Representative and such Class Debt Representative) pursuant to which it becomes a Representative hereunder, and the Class Debt in respect of which such Class Debt Representative is the Representative and the related Class Debt Parties become subject hereto and bound hereby;

(ii)    the Borrowers shall have delivered to the Designated Senior Representative and Designated Junior Representative a certificate of an appropriate officer of each Borrower (an “Officer’s Certificate”) stating that the conditions set forth in this Section 8.09 are satisfied with respect to such Class Debt and, if requested, true and complete copies of each of the Junior Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt, certified as being true and correct by a Responsible Officer of each Borrower; and

(iii)    the Junior Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt shall provide that each Class Debt Party with respect to such Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Class Debt.

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SECTION 8.10    Consent to Jurisdiction; Waivers. Each party hereto irrevocably and unconditionally:

(a)    submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement and the Collateral Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement and/or the Collateral Documents shall affect any right that any Representative may otherwise have to bring any action or proceeding relating to any Senior Debt Document against any Guarantor or its respective properties in the courts of any jurisdiction;

(b)    waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement and/or the Collateral Documents in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court;

(c)    consents to service of process in the manner provided for notices in Section 8.11 and nothing in this Agreement will affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law;

(d)    as it relates to any Grantor, such Grantor designates, appoints and empowers Holdings as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any such action or proceeding and Holdings hereby accepts such designation and appointment; and

(a)    waives, to the maximum extent not prohibited by law, any right it may have against another party hereto or any other Representative or Secured Party to claim or recover in any legal action or proceeding referred to in this Section 8.10 any special, exemplary, punitive or consequential damages; provided that the foregoing waiver shall not apply to claims or recoveries resulting from a third party’s claim for special, exemplary, punitive or consequential damages in connection with which indemnity obligations of the Company are otherwise owing to the (i) Notes Collateral Agent (as defined in the Pari Passu Intercreditor Agreement) pursuant to Section 7.07 of the Senior Secured Notes Indenture and (ii) the Credit Agreement Collateral Agent (as defined in the Pari Passu Intercreditor Agreement) pursuant to Section 9.08 of the First Lien Credit Agreement.

SECTION 8.11    Notices. All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing and shall be sent: if to Holdings or any Grantor, to Holdings, at its address specified in Section 9.01 of the First Lien Credit Agreement;

(i)    if to the Initial Junior Representative to it at the address specified for the [    ] Agent in Section [    ] of the Junior Lien [    ];

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(ii)    if to the Initial Senior Representative, to it at the address specified for the First Lien Collateral Agent in Section 9.01 of the First Lien Credit Agreement;

(iii)    if to any other Representative, to it at the address specified by it in the Representatives Supplement delivered by it pursuant to Section 8.09.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. As agreed to in writing among each Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 8.12    Further Assurances. Each Senior Representative, on behalf of itself and each Senior Secured Party under the Senior Facility for which it is acting, each Junior Representative, on behalf of itself and each Junior Priority Debt Party under the Junior Priority Debt Facility for which it is acting, and Holdings, on behalf of itself and the Grantors, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

SECTION 8.13    GOVERNING LAW; WAIVER OF JURY TRIAL. (a) This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

(b)    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13.

SECTION 8.14    Binding on Successors and Assigns. This Agreement shall be binding upon the Senior Representatives, the Senior Secured Parties, the Junior Representatives, the Junior Priority Debt Parties, Holdings, the other Grantors party hereto and their permitted respective successors and assigns.

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SECTION 8.15    Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

SECTION 8.16    Counterparts. This Agreement may be executed in one or more counterparts, including by means of electronic mail of a PDF, facsimile, each of which shall be an original and all of which shall together constitute one and the same document. Delivery of an executed signature page to this Agreement by electronic mail of a PDF, facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 8.17    Authorization. By its signature, each party to this Agreement represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. The Designated Junior Representative, in its capacity as the Initial Junior Representative, represents and warrants that this Agreement is binding upon the Initial Junior Priority Debt Parties.

SECTION 8.18    No Third Party Beneficiaries; Successors and Assigns. The lien priorities set forth in this Agreement and the rights and benefits hereunder in respect of such lien priorities shall inure solely to the benefit of the Senior Representatives, the Senior Secured Parties, the Junior Representatives and the Junior Priority Debt Parties, and their respective permitted successors and assigns, and no other Person (including the Grantors, or any trustee, receiver, debtor-in-possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert such rights (other than any provision hereof expressly preserving any right of, or directly affecting, Holdings or any other Grantor under this Agreement or any Senior Debt Document or Junior Priority Debt Document).

SECTION 8.19    Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto.

SECTION 8.20    Representatives. It is understood and agreed that (a) the Initial Senior Representative is entering into this Agreement in its capacity as administrative agent and collateral agent under the First Lien Credit Agreement and the provisions of Article IX of the First Lien Credit Agreement applicable to the Agents (as defined therein) thereunder shall also apply to the Initial Senior Representative hereunder and (b) Initial Junior Representative is entering into this Agreement in its capacity as administrative agent and collateral agent under the Junior Lien [ ] and the provisions of [ ] of such agreement applicable to the Agents (as defined therein) thereunder shall also apply to the Initial Junior Representative solely in its capacity as the Initial Junior Representative hereunder.

SECTION 8.21    Relative Rights. Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Section 5.01(a), 5.01(d) or 5.04(b)), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of any Senior Debt Document or any Junior Priority Debt Documents, or permit Holdings or any Grantor to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under any Senior Debt Document or any Junior Priority Debt Documents, (b) change the relative priorities of the Senior Obligations or the Liens granted

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under the Senior Collateral Documents on the Shared Collateral (or any other assets) as among the Senior Secured Parties, (c) otherwise change the relative rights of the Senior Secured Parties in respect of the Shared Collateral as among such Senior Secured Parties or (d) obligate Holdings or any Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under any Senior Debt Document or any Junior Priority Debt Document.

SECTION 8.22    Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 8.23    Additional Intercreditor Agreements. Each party hereto agrees that the Senior Secured Parties and/or the Senior Representatives (as among themselves) and the Junior Priority Debt Parties and/or the Junior Representatives (as among themselves) may each enter into the Pari Passu Intercreditor Agreement, the ABL Intercreditor Agreement and/or any other intercreditor agreement governing the rights, benefits and privileges as among the Senior Class Debt Parties or the Junior Priority Debt Parties, as the case may be, in respect of the Collateral, the Revolving Facility First Lien Collateral, this Agreement and the other Senior Collateral Documents or Junior Priority Collateral Documents, as the case may be, including as to application of Proceeds of the Collateral or the Revolving Facility First Lien Collateral, as applicable,, voting rights, control of the Collateral and waivers with respect to the Collateral, in each case so long as the terms thereof do not violate or conflict with the provisions of this Agreement or the other Senior Debt Documents or Junior Priority Debt Documents, as the case may be (or unless the applicable Senior Class Debt Parties or Junior Priority Debt Parties otherwise authorize their applicable Representative to enter into any such intercreditor arrangement).

SECTION 8.24    Junior Priority Debt Parties. Notwithstanding anything to the contrary in this Agreement, it is understood and agreed that this Agreement only applies to the Junior Priority Debt Parties in their capacities as holders of the Junior Priority Debt Obligations. Without limiting the foregoing, this Agreement does not restrict or apply to the Junior Priority Debt Parties in their capacities as holders of any Indebtedness or other obligations of the Grantors other than the Junior Priority Debt Obligations, or in their capacities as holders of equity interests of the Grantors.

[Remainder of page intentionally left blank; signature pages follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CITIBANK, N.A., as Initial Senior Representative

By:
Name:
Title:

[ ]
as Initial Junior Representative

By:
Name:
Title:

HOUGHTON MIFFLIN HARCOURT COMPANY,
as Holdings

By:
Name:
Title:

HOUGHTON MIFFLIN HARCOURT PUBLISHERS INC.,
as a Borrower

By:
Name:
Title:

HMH PUBLISHERS LLC,
as a Borrower

By:
Name:
Title:

HOUGHTON MIFFLIN HARCOURT PUBLISHING COMPANY,
as a Borrower

By:
Name:
Title:

[●],
as a Grantor

By:
Name:
Title:

[●], as a Grantor

By:
Name:
Title:

ANNEX I

SUPPLEMENT NO. dated as of , (the “Supplement”) to the JUNIOR LIEN INTERCREDITOR AGREEMENT dated as of [    ], 20[    ] (the “Junior Intercreditor Agreement”), among Clear Channel Holdings, Inc. (the “Borrower”), the other Grantors from time to time party hereto and Citibank, N.A., as administrative agent and collateral agent under the First Lien Credit Agreement, as the Designated Senior Representative, [ ], as the Designated Junior Representative, and the additional Representatives from time to time a party thereto.

A.    Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Junior Intercreditor Agreement.

B.    The Grantors have entered into the Junior Intercreditor Agreement. Pursuant to the First Lien Credit Agreement, certain Additional Senior Debt Documents and certain Junior Priority Debt Documents, certain newly acquired or organized Subsidiaries of Holdings are required to enter into the Junior Intercreditor Agreement. Section 8.07 of the Junior Intercreditor Agreement provides that such Subsidiaries may become party to the Junior Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the First Lien Credit Agreement, the Junior Priority Debt Documents and Additional Senior Debt Documents.

Accordingly, the Designated Senior Representative, the Junior Priority Class Debt Representative and the New Grantor agree as follows:

SECTION 1.    In accordance with Section 8.07 of the Junior Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Junior Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Junior Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the Junior Intercreditor Agreement shall be deemed to include the New Grantor. The Junior Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2.    The New Grantor represents and warrants to the Designated Senior Representative, the Junior Priority Class Debt Representative and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

SECTION 3.    This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Designated Senior Representative and the Junior Priority Class Debt Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4.    Except as expressly supplemented hereby, the Junior Intercreditor Agreement shall remain in full force and effect.

SECTION 5.    THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.    In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.    All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Junior Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of Holdings as specified in the Junior Intercreditor Agreement.

IN WITNESS WHEREOF, the New Grantor, and the Designated Senior Representative have duly executed this Supplement to the Junior Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY GRANTOR],

By:
Name:
Title:

Acknowledged by:

CITIBANK, N.A.,
as Initial Senior Representative

By:
Name:
Title:

[ ], as [Initial Junior Representative],

By:
Name:
Title:

ANNEX II

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [        ] dated as of [                ], 20[    ] to the JUNIOR LIEN INTERCREDITOR AGREEMENT dated as of [    ], 20[    ] (the “Junior Intercreditor Agreement”), among Houghton Mifflin Harcourt Company (“Holdings”), Houghton Mifflin Harcourt Publishers, Inc., HMH Publishers LLC, and Houghton Mifflin Harcourt Publishing Company (each, a “Borrower” and collectively, the “Borrowers”), the other Grantors from time to time party hereto and Citibank, N.A., as First Lien Collateral Agent under the First Lien Credit Agreement and as Initial Senior Representative under the Junior Intercreditor Agreement, [    ], as Initial Junior Representative, and the additional Representatives from time to time a party thereto.

A.    Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Junior Intercreditor Agreement.

B.    As a condition to the ability of the Borrowers to incur Junior Priority Debt and to secure such Junior Priority Class Debt with the Junior Priority Lien and to have such Junior Priority Class Debt guaranteed by the Grantors on a subordinated basis, in each case under and pursuant to the Junior Priority Collateral Documents, the Junior Priority Class Debt Representative in respect of such Junior Priority Class Debt is required to become a Representative under, and such Junior Priority Class Debt and the Junior Priority Class Debt Parties in respect thereof are required to become subject to and bound by, the Junior Intercreditor Agreement. Section 8.09 of the Junior Intercreditor Agreement provides that such Junior Priority Class Debt Representative may become a Representative under, and such Junior Priority Class Debt and such Junior Priority Class Debt Parties may become subject to and bound by, the Junior Intercreditor Agreement, pursuant to the execution and delivery by the Junior Priority Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Junior Intercreditor Agreement. The undersigned Junior Priority Class Debt Representative (the “New Representative”) is executing this Representative Supplement in accordance with the requirements of the Senior Debt Documents and the Junior Priority Debt Documents.

Accordingly, the New Representative agree as follows:

SECTION 1.    In accordance with Section 8.09 of the Junior Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Junior Priority Class Debt and Junior Priority Class Debt Parties become subject to and bound by, the Junior Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Junior Priority Class Debt Parties, hereby agrees to all the terms and provisions of the Junior Intercreditor Agreement applicable to it as a Junior Representative and to the Junior Priority Class Debt Parties that it represents as Junior Priority Debt Parties. Each reference to a “Representative” or “Junior Representative” in the Junior Intercreditor Agreement shall be deemed to include the New Representative. The Junior Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2.    The New Representative represents and warrants to the Initial Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee] under [describe new debt facility], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Junior Priority Debt Documents relating to such Junior Priority Class Debt provide that, upon the New Representative’s entry into this Agreement, the Junior Priority Class Debt Parties in respect of such Junior Priority Class Debt will be subject to and bound by the provisions of the Junior Intercreditor Agreement as Junior Priority Debt Parties.

SECTION 3.    This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when each of the Initial Senior Representative and the Junior Priority Class Debt Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4.    Except as expressly supplemented hereby, the Junior Intercreditor Agreement shall remain in full force and effect.

SECTION 5.    THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.    In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.    All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Junior Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

IN WITNESS WHEREOF, the New Representative has duly executed this Representative Supplement to the Junior Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

attention of:

Telecopy:

Acknowledged by:

THE GRANTORS
LISTED ON SCHEDULE I HERETO

By:
Name:
Title:

Schedule I to the

Representative Supplement to the

Junior Intercreditor Agreement

Grantors

	Name	Jurisdiction of Formation
1.
2.
3.
4.
5.
6.

ANNEX III

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [    ] dated as of [    ], 20[    ] to the JUNIOR LIEN INTERCREDITOR AGREEMENT dated as of [    ], 20[    ] (the “Junior Intercreditor Agreement”), among Houghton Mifflin Harcourt Company (“Holdings”), Houghton Mifflin Harcourt Publishers, Inc., HMH Publishers LLC, and Houghton Mifflin Harcourt Publishing Company (each, a “Borrower” and collectively, the “Borrowers”), the other Grantors from time to time party hereto and Citibank, N.A., as First Lien Collateral Agent under the First Lien Credit Agreement and as Initial Senior Representative under the Junior Intercreditor Agreement, [    ], as Initial Junior Representative, and the additional Representatives from time to time a party thereto.

A.    Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Junior Intercreditor Agreement.

B.    As a condition to the ability of the Borrowers to incur Senior Class Debt after the date of the Junior Intercreditor Agreement and to secure such Senior Class Debt with the Senior Lien and to have such Senior Class Debt guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Senior Collateral Documents, the Senior Class Debt Representative in respect of such Senior Class Debt is required to become a Representative under, and such Senior Class Debt and the Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Junior Intercreditor Agreement. Section 8.09 of the Junior Intercreditor Agreement provides that such Senior Class Debt Representative may become a Representative under, and such Senior Class Debt and such Senior Class Debt Parties may become subject to and bound by, the Junior Intercreditor Agreement, pursuant to the execution and delivery by the Senior Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Junior Intercreditor Agreement. The undersigned Senior Class Debt Representative (the “New Representative”) is executing this Representative Supplement in accordance with the requirements of the Senior Debt Documents and the Junior Priority Debt Documents.

Accordingly, the New Representative agrees as follows:

SECTION 1.    In accordance with Section 8.09 of the Junior Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Senior Class Debt and Senior Class Debt Parties become subject to and bound by, the Junior Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Junior Intercreditor Agreement applicable to it as a Senior Representative and to the Senior Class Debt Parties that it represents as Senior Class Debt Parties. Each reference to a “Representative” or “Senior Representative” in the Junior Intercreditor Agreement shall be deemed to include the New Representative. The Junior Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2.    The New Representative represents and warrants to the Initial Senior Representative, the Junior Priority Class Debt Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee] under [describe new debt facility], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Senior Debt Documents relating to such Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Senior Class Debt Parties in respect of such Senior Class Debt will be subject to and bound by the provisions of the Junior Intercreditor Agreement as Senior Secured Parties.

SECTION 3.    This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when each of the Initial Senior Representative and the Junior Priority Class Debt Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4.    Except as expressly supplemented hereby, the Junior Intercreditor Agreement shall remain in full force and effect.

SECTION 5.    THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.    In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.    All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Junior Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

IN WITNESS WHEREOF, the New Representative has duly executed this Representative Supplement to the Junior Intercreditor Agreement as of the day and year first above written.

HOUGHTON MIFFLIN HARCOURT COMPANY,
as Holdings

By:
Name:
Title:

HOUGHTON MIFFLIN HARCOURT PUBLISHERS INC.,
as a Borrower

By:
Name:
Title:

HMH PUBLISHERS LLC,
as a Borrower

By:
Name:
Title:

HOUGHTON MIFFLIN HARCOURT PUBLISHING COMPANY,
as a Borrower

By:
Name:
Title:

[●], as a Grantor

By:
Name:
Title:

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [ ],

By:
Name:
Title:

Schedule I to the

Representative Supplement to the

Junior Intercreditor Agreement

Grantors

	Name	Jurisdiction of Formation
1.
2.
3.
4.
5.
6.